    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       ALLIANCE DATA SYSTEMS CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                          7374                    31-1429215
 (State or Other Jurisdiction of        (Primary standard          (I.R.S. Employer
 Incorporation or Organization)     industrial classification   Identification Number)
                                          code number)

                           --------------------------

                            17655 WATERVIEW PARKWAY
                              DALLAS, TEXAS 75252
                           TELEPHONE: (972) 348-5100

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                J. MICHAEL PARKS
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            17655 WATERVIEW PARKWAY
                              DALLAS, TEXAS 75252
                           TELEPHONE: (972) 348-5100

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

                                WITH A COPY TO:

           TERRY M. SCHPOK, P.C.                               KENNETH M. DORAN, ESQ.
 Akin, Gump, Strauss, Hauer & Feld, L.L.P.                  Gibson, Dunn & Crutcher LLP
      1700 Pacific Avenue, Suite 4100                          333 South Grand Avenue
            Dallas, Texas 75201                            Los Angeles, California 90071
         Telephone: (214) 969-2800                           Telephone: (213) 229-7000
         Facsimile: (214) 969-4343                           Facsimile: (213) 229-7520

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE ON OR AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM AGGREGATE
            TITLE OF SHARES TO BE REGISTERED                    OFFERING PRICE(1)         AMOUNT OF REGISTRATION FEE
Common Stock, par value $.01 per share...................          $300,000,000                    $79,200

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 13, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                -------- SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

This is an initial public offering of       shares of our common stock. We
anticipate the initial public offering price will be between $      and
$      per share. We are selling all the shares offered under this prospectus.

There is currently no public market for our shares. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "ADD".

SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                PER SHARE         TOTAL
                                                              -------------   -------------
Public offering price.......................................    $               $
Underwriting discounts and commissions......................    $               $
Proceeds, before expenses, to us............................    $               $

The underwriters may purchase up to an additional             shares of our
common stock from us at the initial public offering price less the underwriting discounts, solely to cover over-allotments.

The underwriters are severally underwriting the shares being offered. Bear, Stearns & Co. Inc. expects to deliver the shares against payment in New York,
New York on             , 2000.

                            ------------------------

BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                               PROSPECTUS SUMMARY

    THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THE OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS. EXCEPT AS OTHERWISE REQUIRED BY THE CONTEXT, REFERENCES IN THIS PROSPECTUS TO "WE," "OUR" AND "US" REFER TO ALLIANCE DATA SYSTEMS CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES.

                                  OUR COMPANY

    We are a leading provider of integrated information-based loyalty and marketing solutions primarily focused on business-to-consumer commerce. We develop and execute programs designed to help our clients target, acquire and retain loyal, profitable customers. We create value for our clients through effective customer relationship management, which we refer to as CRM, by:

    - facilitating transactions between our clients and their customers across multiple distribution channels;

    - assisting our clients in identifying and acquiring new customers; and

    - increasing the loyalty and profitability of our clients' existing customers.

    While applicable to the full spectrum of business-to-consumer commerce opportunities, we currently target our integrated service offerings to a select number of market sectors including specialty retailers, petroleum retailers, supermarkets and financial services providers, as well as companies in market sectors with rapidly evolving electronic payment and CRM needs such as mass transit, tollways, parking and gas, and electric utilities. Our client base of over 300 companies includes some of the most recognizable names in North America. These clients include the retail affiliates of The Limited, including Victoria's Secret, Express, Lane Bryant and Structure, Equiva Services, LLC, which is the service provider to Shell branded locations in the U.S., Canada Safeway, Brylane and CITGO. On a pro forma basis for our 1998 and 1999 acquisitions, our revenue for the nine months ended September 30, 1999 was $489.6 million, representing a 9.1% increase over the nine months ended September 30, 1998, and our earnings from continuing operations before interest expense, taxes, depreciation and amortization was $83.2 million, representing a 10.0% increase over the same period for 1998.

    Our products and services are centered around three core capabilities--Loyalty and Database Marketing Services, Transaction Services and Credit Services.

    LOYALTY AND DATABASE
     MARKETING SERVICES            TRANSACTION SERVICES              CREDIT SERVICES
-----------------------------  -----------------------------  -----------------------------
- Loyalty Programs             - Transaction Processing       - Underwriting
  - Private Label Cards        - Network Services             - Risk Management
  - Coalition Loyalty (Air     - Bankcard Settlement
    Miles-TM- reward program)  - Card Processing and
                                 Servicing
  - One-to-One Loyalty         - Account Processing
- Database Marketing Services  - Billing and Payment
- Enhancement Services         Processing
                               - Customer Care

    We market and sell our service offerings independently or as fully integrated CRM solutions. By providing services that span our three core offerings, we believe we can become a key element in our clients' success. For example, we provide database marketing services, transaction services and credit services to assist the Victoria's Secret business in facilitating transactions and communicating with its customers--whether in its stores, through its catalogs or through its Web site. The Victoria's Secret credit card that we issue allows us to capture customer name, address and transaction data in any channel the consumer chooses to shop. The information is fed to our marketing database, which is augmented with additional data from Victoria's Secret as well as from external sources. This gives us a detail-rich database that we, together with Victoria's Secret, use in developing customer acquisition strategies and managing customer relationships. We also utilize the information we collect and manage for the credit card program to enhance the transaction services we provide to Victoria's Secret, which include billing, payment processing and customer care.

LOYALTY AND DATABASE MARKETING SERVICES

    Our clients are focused on targeting, acquiring and retaining loyal and profitable customers. Since 1992 we have created and managed loyalty programs that have successfully resulted in securing more frequent and sustained customer purchasing. For example,

    - We have demonstrated to many of our existing clients that a private label credit card is one of the most effective loyalty and marketing tools available. We manage 49 distinct programs for specialty and petroleum retailers, representing 74.9 million cardholders with annual proprietary credit sales in excess of $4.5 billion. An added benefit of our private label programs is our ability to also provide database marketing services, which enables us to capture unique and proprietary SKU-level transaction data and use it to create CRM strategies.

    - In Canada, we have developed and operate the Air Miles reward program, which we believe to be the largest coalition loyalty program in Canada. More than 150 program sponsors and more than 55% of all households in Canada participate in the Air Miles reward program. Approximately six billion Air Miles reward miles have been issued since the program's inception in 1992.

    - We have also developed an on-line, real time, electronic loyalty program that recognizes, acknowledges and rewards customers at the point of sale. Using the retailer's existing point-of-sale terminal or cash register and our network services, we can capture points, communicate program status and issue awards at the point of sale.

    Our loyalty programs provide our clients with tools to help drive customer acquisitions and reward customer loyalty while providing us with the ability to better understand the purchasing behavior of our clients' customers. As a result of these programs and our marketing database programs, we have captured purchase information on approximately 60 million U.S. consumers and 5.8 million Canadian households. By combining massive amounts of detailed data with our proprietary data mining algorithms and our experience in developing and executing marketing campaigns, we provide our clients with highly successful and sophisticated targeted marketing solutions.

TRANSACTION SERVICES

    Providing flexible, convenient, rapid customer payment options is fundamental to customer satisfaction and retention. Through our predecessor company, we have provided these services since 1983. We facilitate and manage transactions between our clients and their customers through multiple distribution channels, including in-store, catalog and the Internet, through our state-of-the-art, highly scalable processing systems. Our services include instantaneous authorizations, effective customer care, payment processing and billing services.

    There were approximately 22 billion electronic payment transactions in 1997 in the U.S., and it is expected that the number of transactions will grow to nearly 63 billion by 2005. We are a leading provider of electronic transaction services. On a pro forma basis, we processed more than 1.8 billion transactions through 135,000 point of sale terminals during calendar year 1998. Additionally, in 1998 we handled nearly 100 million customer inquiries in our customer care centers and generated over 130 million statements. By fully integrating our transaction services with our loyalty and database marketing services, we are able to execute more powerful CRM strategies for our clients.

CREDIT SERVICES

    We offer our clients the experience and flexibility to provide a funding vehicle for private label credit card receivables. Through our predecessor company, we have owned and managed private label receivables since 1986. This service appeals to those clients that choose to focus their financial and operational resources on their core operations and prefer a single-source integrated solution. As part of this service, we currently provide underwriting and risk management services to 44 of our 49 private label card clients, representing approximately 51.1 million cardholders and $2.0 billion of receivables as of September 30, 1999. We finance substantially all our credit card receivables through asset securitization transactions.

                                  OUR STRATEGY

    Our strategy is to become a critical component in our clients' success by helping them build loyal customer relationships. We will do this by continuing to build and enhance our consumer databases, our marketing capabilities and our processing efficiencies to help improve our clients' relationships with their customers. To execute this strategy we intend to:

    - increase the penetration of products and services we provide to our existing client base;

    - expand our client base in our existing market sectors, including potential geographic expansion;

    - continue to expand our CRM capabilities to help our clients succeed in multi-channel commerce--in-store, catalog and Internet; and

    - consider focused, strategic acquisitions and alliances to enhance our core capabilities or increase our scale.

                             CORPORATE INFORMATION

    Our corporate headquarters are located at 17655 Waterview Parkway, Dallas, Texas 75252, and our telephone number is 972-348-5100.

                            ------------------------

    Unless otherwise indicated, all information in this prospectus:

    - gives effect to an anticipated 1-for-7 reverse stock split of our common stock to be effected prior to consummation of this offering;

    - reflects the conversion of all outstanding shares of our Series A cumulative convertible preferred stock into an aggregate of 11,750,641 shares of common stock as of December 31, 1999;

    - reflects the exercise of all outstanding warrants for an aggregate of 214,822 shares of common stock; and

    - assumes no exercise of the underwriters' option to purchase additional shares of common stock.

                                  THE OFFERING

Common stock offered.........................  shares

Common stock to be outstanding after the
  offering...................................  shares

Use of proceeds..............................  We intend to use approximately
                                               $150.0 million of the net proceeds from the
                                               offering to retire outstanding debt, and the
                                               remaining net proceeds for other general
                                               corporate purposes, including working
                                               capital. In the event that we identify
                                               suitable acquisition candidates or investment
                                               opportunities, we may also use a portion of
                                               the net proceeds to acquire or invest in
                                               complementary businesses, services or
                                               products. We currently have no commitments or
                                               agreements with respect to any acquisition or
                                               investment transactions.

Proposed New York Stock Exchange symbol......  "ADD"

    The number of shares of common stock described as being outstanding after this offering gives effect to the conversion of all outstanding shares of Series A preferred stock into common stock and the exercise of all outstanding warrants for common stock, but excludes the following:

    - 3,017,428 shares that we may issue upon the exercise of stock options outstanding at a weighted average exercise price of $7.38 per share;

    - 657,616 additional stock options and shares that we may grant or issue under our stock option and restricted stock purchase plan; and

    - up to       additional shares that we may issue upon exercise of the
      underwriters' over-allotment option.

    SUMMARY UNAUDITED CALENDAR YEAR AND PRO FORMA CONSOLIDATED FINANCIAL AND
                             OPERATING INFORMATION

    Prior to December 31, 1998, our fiscal year was based on a 52/53-week fiscal year ending on the Saturday closest to January 31. We have since changed our fiscal year end to December 31. In order to provide a better basis of comparison, we have recast our historical operating results to a calendar year basis for the two years ended December 31, 1998 and for the nine months ended September 30, 1998 and 1999. In our opinion, these historical recast and interim financial statements reflect all normal recurring adjustments necessary for a fair presentation of such financial statements.

    In addition to the historical recast financial information, we have included the following unaudited pro forma information, which we derived from our unaudited pro forma consolidated financial information included in this prospectus. The data contained in the pro forma columns give effect to the following completed acquisitions as if those acquisitions had been consummated on January 1, 1998 in the case of the income statement and other financial data and on September 30, 1999 with respect to the balance sheet data:

    - the acquisition of Loyalty Management Group Canada Inc., referred to as Loyalty, on July 24, 1998;

    - the acquisition of Harmonic Systems Incorporated, referred to as Harmonic Systems, on September 15, 1998; and

    - the acquisition of the network transaction processing business of SPS Payment Systems, Inc., a wholly-owned subsidiary of Associates First Capital Corp., referred to as SPS, on July 1, 1999.

    The unaudited pro forma data do not purport to present what our results of operations or financial position would actually have been, or to project our results of operations or financial position for any future period. You should read the following pro forma information along with the information contained throughout this prospectus, including the financial statements and the related notes that are included in this prospectus.


                                                       HISTORICAL RECAST                                 PRO FORMA
                                       -------------------------------------------------   --------------------------------------
                                                                   FOR THE NINE MONTHS                      FOR THE NINE MONTHS
                                         FOR THE YEARS ENDED              ENDED            FOR THE YEAR            ENDED
                                            DECEMBER 31,              SEPTEMBER 30,           ENDED            SEPTEMBER 30,
                                       -----------------------   -----------------------   DECEMBER 31,   -----------------------
                                          1997         1998         1998         1999         1998           1998         1999
                                       ----------   ----------   ----------   ----------   ------------   ----------   ----------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Total revenue......................  $  339,824   $  474,933   $  330,210   $  465,265    $  606,462    $  448,653   $  489,607
  Operating expenses
    Processing and servicing.........     164,968      226,525      147,845      244,034       325,401       238,734      258,809
    Salaries and employee benefits...     113,752      169,799      121,229      141,995       184,493       134,343      147,630
    Depreciation and other
      amortization...................       8,904        8,782        6,201       10,219        10,035         7,454       10,219
    Amortization of purchased
      intangibles....................      16,974       36,408       21,875       35,152        66,919        50,311       39,302
                                       ----------   ----------   ----------   ----------    ----------    ----------   ----------
      Total operating expenses.......     304,598      441,514      297,150      431,400       586,848       430,842      455,960
                                       ----------   ----------   ----------   ----------    ----------    ----------   ----------
  Operating income...................      35,226       33,419       33,060       33,865        19,614        17,811       33,647
  Interest expense...................      15,713       29,295       19,165       33,018        38,519        28,389       33,018
  Income tax expense.................       6,021        9,970        7,939       15,686         9,046         7,307       14,915
                                       ----------   ----------   ----------   ----------    ----------    ----------   ----------
  Income (loss) from continuing
    operations.......................      13,492       (5,846)       5,956      (14,839)      (27,951)      (17,885)     (14,286)
  Income (loss) from discontinued
    operations, net of taxes.........      (5,635)      (3,948)      (4,483)       7,688        (3,948)       (4,483)       7,688
  Loss on disposal of discontinued
    operations, net of taxes.........          --           --           --       (3,737)           --            --       (3,737)
                                       ----------   ----------   ----------   ----------    ----------    ----------   ----------
  Net income (loss)..................  $    7,857   $   (9,794)  $    1,473   $  (10,888)   $  (31,899)   $  (22,368)  $  (10,335)
                                       ==========   ==========   ==========   ==========    ==========    ==========   ==========
  Earnings (loss) from continuing
    operations--basic and diluted....  $     0.29   $    (0.11)  $     0.12   $    (0.27)   $    (0.58)   $    (0.39)  $    (0.32)
  Earnings (loss) per share--basic
    and diluted......................  $     0.17   $    (0.18)  $     0.03   $    (0.20)   $    (0.65)   $    (0.46)  $    (0.26)
  Shares used in computing per share
    amounts--
    Basic............................      47,072       53,110       50,423       61,061        60,389        60,163       61,061
    Diluted..........................      47,072       53,110       50,470       61,061        60,389        60,163       61,061


                                                                                                            PRO FORMA
                                                                                                    -------------------------
                                                    HISTORICAL RECAST                                               FOR THE
                           -------------------------------------------------------------------                        NINE
                                                                                                                     MONTHS
                                         FOR THE YEARS                      FOR THE NINE                             ENDED
                                             ENDED                          MONTHS ENDED            FOR THE YEAR   SEPTEMBER
                                         DECEMBER 31,                       SEPTEMBER 30,              ENDED          30,
                           -----------------------------------------   -----------------------      DECEMBER 31,   ----------
                                       1997                  1998         1998         1999            1998           1998
                           ----------------------------   ----------   ----------   ----------      ------------   ----------
                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA
  EBITDA(1)..............    $                     61,104        $   78,609
  EBITDA as a percentage
    of revenue...........                            18.0%             16.6%
  Cash earnings(2).......    $                     30,466        $   30,562
SEGMENT OPERATING DATA
  Air Miles reward miles
    issued...............                              --           647,357
  Transactions
    processed............                         922,678         1,134,902
  Statements
    generated(3).........                         113,940           130,895
  Securitized
    portfolio(4).........    $                  1,821,016        $2,135,340
  Number of
    cardholders(5).......                          40,509            46,174

                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                           ----------
                           ----------
                              1999
                           ----------
OTHER FINANCIAL DATA
  EBITDA(1)..............    $   61,136        $   79,236            $    96,568        $   75,576
  EBITDA as a percentage
    of revenue...........          18.5%             17.0%                  15.9%             16.8%
  Cash earnings(2).......    $   27,831        $   20,313            $    38,968        $   32,426
SEGMENT OPERATING DATA
  Air Miles reward miles
    issued...............       233,314         1,128,724              1,399,077           985,034
  Transactions
    processed............       783,132         1,231,844              1,814,271         1,319,191
  Statements
    generated(3).........        97,726            99,436                130,895            97,726
  Securitized
    portfolio(4).........    $1,855,545        $2,011,628            $ 2,135,340        $1,855,545
  Number of
    cardholders(5).......        44,859            51,094                 46,174            44,859

OTHER FINANCIAL DATA
  EBITDA(1)..............   $   83,168
  EBITDA as a percentage
    of revenue...........         17.0%
  Cash earnings(2).......   $   25,016
SEGMENT OPERATING DATA
  Air Miles reward miles
    issued...............    1,128,724
  Transactions
    processed............    1,496,541
  Statements
    generated(3).........       99,436
  Securitized
    portfolio(4).........   $2,011,628
  Number of
    cardholders(5).......       51,094


                                                             HISTORICAL RECAST
                                                   -------------------------------------                  PRO FORMA
                                                                                                             AS
                                                           AS OF              AS OF        PRO FORMA     ADJUSTED(6)
                                                                                           ----------   -------------
                                                       DECEMBER 31,                                  AS OF
                                                   ---------------------   SEPTEMBER 30,         SEPTEMBER 30,
                                                     1997        1998         1999                    1999
                                                   --------   ----------   -------------   --------------------------
                                                                         (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA
  Cash and cash equivalents......................  $ 29,304   $   47,036    $   88,498     $  88,498     $
  Credit card receivables and seller's
    interest.....................................   170,938      139,458       143,093       143,093
  Intangibles and goodwill.......................    93,763      305,365       457,709       457,709
  Total assets...................................   596,277    1,010,119     1,201,630     1,201,630
  Certificates of deposit........................    40,300       49,500       115,500       115,500
  Short-term debt................................   148,000       98,484        31,441        31,441
  Long-term and subordinated debt................   117,673      332,000       305,043       305,043
  Total liabilities..............................   386,104      701,980       784,846       784,846
  Series A preferred stock.......................        --           --       120,000       120,000
  Total stockholders' equity.....................   210,173      308,139       296,784       296,784

------------------------------

(1) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented because management believes it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The EBITDA measures presented in this document may not be comparable to similarly titled measures presented by other companies.

(2) Cash earnings is defined as income (loss) from continuing operations plus amortization of purchased intangibles. Cash earnings is presented because management believes it provides a good indicator of the earnings of our operations. Cash earnings is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Our cash earnings measure may not be comparable to similarly titled measures presented by other companies.

(3) Statements generated represents the number of billing statements generated for both securitized cardholders and cardholders and customers serviced on behalf of other clients. The number of statements listed as generated for the year ended December 31, 1997 represents those generated for the fiscal year ended January 31, 1998.

(4) Securitized portfolio represents outstanding credit card receivables at the end of the period that we have originated or purchased and have been securitized.

(5) Number of cardholders represents cardholders related to the securitized portfolios, both securitized and on-balance sheet.

(6) Pro forma as adjusted gives effect to the sale of       shares of our common
    stock in the offering at an assumed initial public offering price of per share.

                                  RISK FACTORS

    BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ANY OF THE FOLLOWING RISKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS. ADDITIONAL RISKS AND UNCERTAINTIES OF WHICH WE ARE UNAWARE OR CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD ALSO READ THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

THE FAILURE TO EFFECTIVELY INTEGRATE RECENT ACQUISITIONS COULD ADVERSELY AFFECT
  OUR BUSINESS.

    We are the result of the August 1996 merger of two entities acquired by our largest stockholder, which involved J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial Network National Bank. Since the August 1996 merger, we have made several acquisitions, principally of Loyalty Management Group Canada Inc., Harmonic Systems Incorporated and the network transaction processing business of SPS Payment Systems, Inc. We are currently in the process of integrating the operations of the network transaction processing business of SPS Payment Systems, Inc., acquired in July 1999. We expect this integration process to continue until mid to late 2000. If we are unable to successfully integrate the SPS operations or any other acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems, any of which could harm our business and impact the trading price of our common stock. In addition, the failure to successfully integrate acquisitions may divert management's attention from our existing business and could damage our relationships with key clients and employees.

OUR BUSINESS IS DEPENDENT ON A SMALL NUMBER OF LARGE CLIENTS.

    Our 10 largest clients were responsible for approximately 64% of our consolidated revenues during 1999, with The Limited and its affiliates representing approximately 25% of 1999 consolidated revenues. A large number of our clients are affiliates of The Limited, which beneficially owned approximately 25.9% of our common stock as of December 31, 1999 and maintains two designees on our board of directors.

    LOYALTY AND DATABASE MARKETING SERVICES. Our 10 largest clients in this segment were responsible for approximately 68% of our Loyalty and Database Marketing Services revenue in 1999. Bank of Montreal and Canada Safeway were the two largest Loyalty and Database Marketing Services clients in 1999, each representing in excess of 10% of this segment's 1999 revenue. Our contracts with these 10 clients, or as we refer to them, sponsors, expire between one and three years from now. We can give no assurance that these contracts will be renewed on similar terms or at all.

    TRANSACTION SERVICES. Our 10 largest clients in this segment were responsible for approximately 72% of our Transaction Services revenue in 1999. The Limited and its retail affiliates were the largest Transaction Services client in 1999, representing in excess of 10% of this segment's 1999 revenue. Our contracts with The Limited and its retail affiliates expire in 2006. We can give no assurance that these contracts will be renewed on similar terms or at all.

    CREDIT SERVICES. Our 10 largest clients in this segment were responsible for 76% of our Credit Services revenue in 1999. The Limited and its retail affiliates and Brylane were the largest Credit Services clients in 1999, representing approximately 65% of this segment's revenue. Our contracts with these clients expire in 2006. We can give no assurance that these contracts will be renewed on similar terms or at all.

    A significant decrease in revenues attributable to any of our significant clients could have a material adverse effect on our business, financial condition and operating results in general, and those of the affected operating segment, in particular. In addition, if any of our significant clients were acquired and the client's new management team elected to phase-out or discontinue the client's business relationship with us, we could suffer a material adverse effect. This risk is particularly germane as many of our significant clients are in market sectors such as petroleum, specialty retail, supermarkets and financial services, which have recently experienced, and are experiencing, fairly considerable consolidation.

INDUSTRY CONSOLIDATION COULD IMPACT OUR REWARD SUPPLIER OF AIRLINE TICKETS.

    Canadian Airlines, a major vendor and supplier of airline tickets related to the Air Miles reward program, announced that it has accepted a conditional acquisition offer from Air Canada. While we currently have a long term contract with Canadian Airlines as a supplier in our Air Miles reward program, we are not sure what, if any, effect an acquisition of Canadian Airlines by Air Canada will have on our Air Miles business.

WE ARE SUBJECT TO INTENSE COMPETITION, AND WE EXPECT TO FACE INCREASED
  COMPETITION IN THE FUTURE.

    GENERAL. The markets for our products and services are highly competitive. We compete with traditional and online marketing companies, credit card issuers and data processing companies, as well as with current and potential in-house operations of our clients. Many of our current and potential competitors have greater resources than we do, which may impair our ability to compete. Many of our current and potential competitors have longer operating histories, stronger brand names and greater financial, technical, marketing and other resources than we do. In addition, these companies may have existing relationships with our potential clients and may be able to respond to changes in market dynamics and technology faster than we can. We cannot assure you that we will be able to compete successfully against our current and potential competitors. If we are unable to compete successfully against our competitors, our business will suffer.

    LOYALTY AND DATABASE MARKETING SERVICES. As a provider of loyalty and database marketing products and services, we generally compete with advertising and other promotional and loyalty programs, both traditional and online, for a portion of a client's total marketing budget. In addition, we compete against internally developed products and services created by our existing and potential clients. For each of our loyalty and database products and services, we expect competition to intensify as more competitors enter our market. In addition, new competitors with our Air Miles reward program may target our sponsors and reward miles collectors as well as draw rewards from our rewards suppliers. Over the past year, the top 15% of our Air Miles reward collectors accounted for approximately 50% of Air Miles reward program revenues. The loss of these collectors could impact our ability to generate significant revenue from sponsors and loyalty partners. The continued attractiveness of our loyalty and rewards programs will depend in large part on our ability to remain affiliated with sponsors that are desirable to consumers and to offer rewards that are both attainable and attractive to consumers. For our database marketing services, our ability to continue collecting detailed transaction data on consumers is critical in providing effective CRM strategies for our clients.

    TRANSACTION SERVICES. The payment processing industry is highly competitive, especially among the five largest payment processors in the U.S., which processed approximately 14 billion transactions during 1998. On a pro forma basis, we would have been the fourth largest payment processor in the U.S., processing 1.8 billion transactions during 1998. Such competition requires that we continue to invest resources in technological developments and restricts the prices we can charge for certain services. The market requires that payment processors provide advanced and efficient technology, causing some financial institutions and other payment processors to either leave the business or merge with other providers, resulting in significant consolidation in the payment processing industry. Industry consolidation has enabled a few of our competitors to gain access to significant capital, management, marketing and technological resources that are equal to or greater than ours. We cannot assure you that we will continue to be able to compete successfully with such payment processors.

    CREDIT SERVICES. We also face intense and increasing competition from numerous financial services providers, some of which have greater resources than we do. We compete against third party private label credit card issuers who may offer lower discount fees and greater incentives to secure new business. Additionally, our private label cards compete with other card payment types, primarily general-purpose credit cards like Visa, MasterCard and American Express, as well as cash, checks and debit cards.

LOSS OF DATA CENTER CAPACITY OR INTERRUPTION OF TELECOMMUNICATION LINKS COULD
  ADVERSELY AFFECT OUR BUSINESS.

    Our ability to protect our data centers against damage from fire, power loss, telecommunications failure and other disasters is critical to our future. Our services are dependent on links to telecommunication providers. Any damage to our data centers or any failure of our telecommunication links that causes interruptions in our operations could have a material adverse effect on our ability to meet our clients' requirements, which could adversely effect our business, financial condition and operating results.

    In order to provide many of our services, we must be able to store, retrieve, process and manage large databases and periodically expand and upgrade our capabilities. Any interruption or loss of these capabilities from a computer malfunction or other reasons could have a material adverse effect on our business, financial condition and operating results.

    We are dependent on a major supplier for transport services to our transaction processing business. Should there be disruption of the services it provides to us, we would be required to redirect service to another provider. To do so would require manual intervention to all locations that are impacted.

FAILURE TO SAFEGUARD OUR DATABASE AND CONSUMER PRIVACY COULD AFFECT OUR
  REPUTATION AMONG OUR CLIENTS AND THEIR CUSTOMERS.

    An important feature of our loyalty and marketing database programs and credit services is our ability to develop and maintain individual consumer profiles. As part of our reward miles redemption and credit services, we maintain a marketing database containing information on consumers' account balances. Although we have extensive security procedures, our databases may be subject to unauthorized access. If we experience a security breach, the integrity of our marketing databases could be affected. With respect to our loyalty and database programs, security and privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. The use of our loyalty and database programs or credit services could decline if any well-publicized compromise of security occurred. We could also be subject to legal claims from consumers. Any public perception that we released consumer information without authorization would adversely affect our ability to attract and retain consumers.

THE FAILURE TO ACCURATELY ESTIMATE THE REDEMPTION OBLIGATION FOR OUR AIR MILES
  REWARD PROGRAM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

    Our historical financial statements reflect our estimates of the future payments to purchase rewards for free travel and other rewards relating to our Air Miles reward program. Several components are used to estimate this future obligation, which is recorded as a redemption obligation on our balance sheet. The most significant component is our estimate of the number of Air Miles reward miles that will ultimately be redeemed. The percentage of unredeemed reward miles is known as "breakage" in the loyalty industry. While our Air Miles reward miles currently do not expire, reward miles are not redeemed by collectors for a number of reasons, including:

    - loss of interest in the program or sponsors;

    - collectors moving out of the program area; and

    - death of a collector.

A second component relates to the reward cost, which is based on the mix of rewards anticipated to be provided.

    Although we believe that our estimation process is reasonable in light of our analysis and our seven years of operating experience with the Air Miles reward program, we cannot assure you that our actual breakage rates or reward cost estimates will approximate our current assumptions. If actual redemptions or reward costs are greater than our estimates, our redemption obligation may be understated which could have a material adverse effect on our business, financial condition and operating results.

    In addition, we cannot control the timing of a collector's decision to redeem reward miles or the quantity of reward miles redeemed. We could experience a need for increased working capital to fund redemptions if collectors redeem Air Miles reward miles at a rate that is more rapid than we anticipated, which could have a material adverse effect on our business, financial condition and operating results. We currently maintain cash and cash equivalents in a separate reserve account, which we believe are adequate to fund this obligation. Some of these reserves are currently invested in equity securities and a loss of principal from the investment of these reserves could affect our ability to fund redemptions.

LITIGATION RELATING TO INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

    Third parties may infringe or misappropriate our trademarks or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. The actions we take to protect our trademarks and other proprietary rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that we will be able to prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights.

    Third parties may assert infringement claims against us. Any claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party's patent or to license alternative technology from another party. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.

DEFAULTS AND BANKRUPTCIES RELATED TO OUR CONSUMER UNSECURED LENDING COULD
  ADVERSELY AFFECT US.

    The primary risk associated with unsecured lending is the risk of default or bankruptcy of consumers, resulting in accounts being charged-off as uncollectible. In addition, general economic factors, such as the rate of inflation, unemployment levels and interest rates, may result in greater delinquencies and credit losses among consumers. We may not be able to successfully identify and evaluate the creditworthiness of cardholders to minimize delinquencies and losses. Also, we cannot assure you that our pricing strategy can offset the negative impact on profitability caused by delinquencies and losses. Increases in writeoffs could have a material adverse effect on our business, financial condition and operating results.

CHARGEBACKS AND FRAUD IN TRANSACTIONS INVOLVING ELECTRONIC PAYMENT CARDS SUCH AS
  CREDIT CARDS, DEBIT CARDS OR STORED VALUE CARDS PRESENT RISKS TO OUR PROFITABILITY.

    In our bank card processing business, when a billing dispute between a cardholder and a merchant is resolved in favor of the cardholder, or, when a card issuer detects fraudulent transactions submitted by a merchant, the transaction is charged back to the merchant. The amount of the transaction is then credited to the cardholder's account. These billing disputes or chargebacks include, among others:

    - nonreceipt of merchandise or services;

    - unauthorized use of a credit card; and

    - general disputes between a customer and a merchant as to the quality of the goods purchased or the services rendered by the merchant.

If we or our clearing banks are unable to collect chargeback amounts from a merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse us for the chargeback, we bear the loss for the amount of the refund paid to the cardholder. Our contingent liability is greater in certain industries, such as the direct response marketing industry, where the cardholder is not present to provide a signature. We attempt to reduce our exposure to such losses by performing initial and periodic credit reviews of our merchant clients, by adjusting our rates based, in part, on the merchant's credit risk, business and industry, and by requiring merchant escrow accounts. We face chargeback risks with respect to the private label credit card programs we fund that are similar to the risks we face in our bankcard processing programs. We cannot assure you that we will not experience significant losses from chargebacks in the future. Increases in chargebacks not paid by merchants could have a material adverse effect on our business, financial condition and operating results.

INTEREST ONLY STRIPS ARE ILLIQUID AND MAY BE OVERSTATED.

    INTEREST ONLY STRIPS ARE ILLIQUID. We finance substantially all our credit card receivables through asset securitization transactions. In our securitization transactions, credit card receivables are sold to a master trust which holds the receivables as trustee for third-party investors. We retain the right to service the securitized receivables. We maintain a residual interest in the credit card receivables and retain interest only strips, or I/O strips, representing the present value of the right to the excess cash flows generated by the securitized receivables. The value of the I/O strip to us equals the difference between (1) interest and other fees paid by borrowers and (2) the sum of the following:

    - pass-through interest paid to third-party investors;

    - trustee fees;

    - servicing fees (which we receive from the trust); and

    - estimated loan portfolio losses.

We cannot assure you that the I/O strips could in fact be sold at their stated value on the balance sheet, if at all.

    In addition, we recognize a gain on sale in the period during which receivables are sold, while we recognize the cash payments we receive from our pooling and servicing agreements and servicing fees from the trusts over the lives of the securitized receivables. This difference in the timing of cash flows could cause a cash shortfall, which could have a material adverse effect on our financial condition.

    INTEREST ONLY STRIPS MAY BE OVERSTATED. We calculate gain on sale and the value of the I/O strips based on the present value of the anticipated cash flow stream at the time each securitization transaction closes, using valuation assumptions we deem appropriate for each particular transaction. The significant valuation assumptions are related to the anticipated average lives of the credit card receivables sold, the anticipated dilution rate, the anticipated credit losses and a discount rate we believe is appropriate for the risks involved in the I/O strips.

    We utilize a model that takes into account the most relevant valuation factors as of the date of the related securitization and the current balance sheet date. We make estimates and assumptions regarding the value of the I/O strips at the time of the securitization and at each balance sheet date. We cannot assure you that the estimates we use to determine gain on sale and I/O strips valuations will remain appropriate for the life of each securitization. If actual loan dilution, resulting from prepayments from cardholders, or defaults exceed our estimates, the carrying value of I/O strips may be decreased through a charge against earnings during the period management recognizes the disparity. Dilution rates and default rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing, most of which are not within our control. A decrease in prevailing interest rates could cause prepayments to increase, thereby requiring a write down of the I/O strips. Other factors also may result in a write down of I/O strips in subsequent periods. Any such write down could have a material adverse effect on our business, financial condition and operating results.

WE DEPEND ON SECURITIZATIONS TO FUND OUR CREDIT CARD RECEIVABLES.

    Since January 1996, we have utilized a securitization program that involves the sale of our credit card receivables. We currently utilize our securitization program as our primary funding vehicle for credit card receivables. Securitization transactions may be affected by a number of factors, some of which are beyond our control, including:

    - conditions in the securities markets in general;

    - conditions in the asset-backed securitization market;

    - conformity of credit card receivables to rating agency requirements and changes in these requirements; and

    - availability of credit enhancement.

These factors could adversely affect our ability to effect securitization transactions, or the value of certain benefits to us of those transactions, including the value of our I/O strips or our ability to sell
I/O strips or portions of our interest in the receivables.

    In addition, we have overcollateralized and maintained an interest in our securitizations in order to achieve better credit ratings. Failure to obtain acceptable credit ratings or more stringent credit enhancement requirements could decrease the efficiency of or have an adverse effect on the timing of, or our ability to effect, future securitizations. As part of our securitization structure, we are subject to certain covenants such as receivables performance and the continued solvency of private label program participants. If such covenants are not met, an early amortization event could occur. In an early amortization event, our interest in the related receivables and excess interest income would be held by the trustee until such time as the securization investors are fully repaid, and our ability to securitize additional receivables would be significantly limited.

    All receivables held by the World Financial Network Credit Card Master Trust III relate to Service Merchandise, which is in voluntary Chapter 11 bankruptcy. This bankruptcy triggered an early amortization event. As of September 30, 1999, this trust had a balance of $149.3 million in credit card receivables related to this account, which together with excess interest income, is being held in the trust until such time as the other holders of interests in the trust are fully repaid.

    We intend to continue public securitizations of our credit card receivables. The inability to securitize credit card receivables due to changes in the market, the unavailability of credit enhancements, an early amortization event, or any other circumstance or event would have a material adverse effect on our business, financial condition and operating results.

THE TRUST MAY TERMINATE OUR SERVICING RIGHTS.

    Our pooling and servicing agreements related to our securitizations provide that the trustee of the related trust may terminate our servicing rights if we fail to perform our servicing obligations to the certificate holders, such as the failure to make payments to certificate holders. As of the date of this prospectus, no servicing rights had been terminated. However, we cannot assure you that we will be able to perform our servicing obligations and, if we are unable to perform servicing obligations, that servicing rights will not be terminated. A termination of our servicing rights would have a material adverse effect on our business, financial conditions and operating results.

WE EXPECT GROWTH IN OUR CREDIT SERVICES SEGMENT RESULTING FROM NEW AND ACQUIRED
  PRIVATE LABEL CARD PROGRAMS, WHOSE CREDIT CARD RECEIVABLE PERFORMANCE MAY NOT BE CONSISTENT WITH THAT OF OUR EXISTING PROGRAMS.

    An important source of growth in our private card operations is expected to come from the acquisition of existing private label programs and from initiating new private label programs at retailers that previously did not operate a program. Although we believe our pricing and risk assessment decision models are designed to evaluate the credit risk of existing and start-up programs, and we have demonstrated our ability to integrate and operate private label programs, there can be no assurance that the loss experience on newly acquired and start-up plans will be consistent with our more established programs. The failure to successfully underwrite these private label programs may result in increased portfolio losses and reduce our profitability and could have a material adverse effect on our business, financial condition and operating results.

INTEREST RATE FLUCTUATIONS IMPACT THE YIELD ON OUR ASSETS AND FUNDING EXPENSE.

    An increase or decrease in market interest rates could have a negative impact on the amount we realize from net interest spread between the yield on our assets and our cost of funding. A rise in market interest rates may indirectly impact the payment performance of consumers or the value of, or amount we could realize from sale of, I/O strips. We try to minimize the impact of changes in market interest rates on our cash flow, asset value and net income primarily by funding fixed rate assets with fixed rate funding sources and by using interest-rate derivatives to match asset and liability repricings. Nonetheless, changes in market interest rates may have a negative impact on us.

OUR HEDGING ACTIVITY SUBJECTS US TO OFF-BALANCE SHEET RISK.

    We are subject to off-balance sheet risk through the interest rate swap and treasury lock agreements that we use to reduce our exposure to fluctuations in interest rates. These off-balance sheet financial instruments involve elements of credit and interest rate risk in excess of the amount recognized on our balance sheet. Our hedging policy subjects us to risks relating to the creditworthiness of the commercial banks that we contract with in our hedging transactions. If one of these banks cannot honor its obligations, we may suffer a loss. The purpose of our hedging policy is to reduce the effect of interest rate fluctuations on our results of operations. Therefore, while our hedging policy reduces our exposure to losses resulting from unfavorable changes in interest rates, it also reduces or eliminates our ability to profit from favorable changes in interest rates.

POSTAL RATE INCREASES COULD LEAD TO REDUCED VOLUME OF BUSINESS.

    The direct marketing industry has been negatively impacted from time to time during the past years by postal rate increases. Any future increases may force us and our clients that are direct mailers to mail fewer pieces and to target our and their prospects more carefully. This response by direct mailers could decrease the amount of processing services purchased from us, which could have a material adverse effect on our business, financial condition and operating results.

FLUCTUATIONS IN THE EXCHANGE RATES BETWEEN THE U.S. DOLLAR AND CANADIAN DOLLAR
  MAY AFFECT OUR OPERATING RESULTS.

    A large portion of our Loyalty and Database Marketing services revenue relates to the Air Miles reward program and is in Canadian dollars. We are exposed to fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar through our operations in Canada. Although we have entered into cross-currency hedge transactions to fix the exchange rate on any Canadian debt repayment due to a U.S. counter party, we do not hedge our U.S./Canadian accounting translations. Significant changes in the exchange rate could have a material adverse effect on our business, financial condition and operating results.

IF OUR BANK SUBSIDIARY FAILS TO MEET CREDIT CARD BANK CRITERIA, WE MAY BECOME
  SUBJECT TO REGULATION UNDER THE BANK HOLDING COMPANY ACT.

    Our subsidiary, World Financial Network National Bank, or WFNNB, is a limited purpose credit card bank chartered as a national banking association and a member of the Federal Reserve System. Its deposits are insured by the Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, or FDIC. WFNNB is subject to comprehensive regulation and periodic examination by the Office of the Comptroller of the Currency, or the OCC, its primary regulator, and is also subject to regulation by the Board of Governors of the Federal Reserve System and the FDIC, as back-up regulators. WFNNB is not a "bank" as defined under the Bank Holding Company Act because it is in compliance with the following requirements:

    - it engages only in credit card operations;

    - it does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others;

    - it does not accept any savings or time deposits of less than $100,000, except for deposits pledged as collateral for extensions of credit;

    - it maintains only one office that accepts deposits; and

    - it does not engage in the business of making commercial loans.

    If WFNNB failed to meet the credit card bank criteria described above, its status as an insured bank would make us subject to the provisions of the Bank Holding Company Act. We believe that becoming a bank holding company would significantly harm us, as we could be required to either divest any activities deemed to be non-banking activities or cease any activities not permissible for a bank holding company and its affiliates.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO RETAIN KEY PERSONNEL.

    Our future success is substantially dependent upon the continued services of our senior management team. The loss of the services of any of our executive officers could have a material adverse effect on our business. Many of our executive officers have only been employed by us for a short time. We do not currently have "key person" life insurance policies on any of our employees, and we generally do not enter into employment agreements with our employees. Our future success also depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in our markets is intense, and we may be unable to attract or retain highly qualified personnel in the future.

SOME OF OUR STOCKHOLDERS OWN A SIGNIFICANT AMOUNT OF OUR COMMON STOCK.

    As of December 31, 1999, Limited Commerce Corp., a wholly owned subsidiary of The Limited, and the affiliated entities of Welsh, Carson, Anderson & Stowe, in the aggregate beneficially owned approximately 99.5% of our outstanding
common stock and would have owned       % of our common stock as of that date
after giving pro forma effect to this offering. As a result, these stockholders are able to exercise significant influence over, and in most cases control, matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control that may otherwise be beneficial to you.

DELAWARE LAW AND OUR CHARTER DOCUMENTS COULD PREVENT A TAKEOVER THAT MIGHT BE
  BENEFICIAL TO YOU.

    Delaware law, as well as provisions of our certificate of incorporation and bylaws, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

    - a board of directors classified into three classes of directors with the directors of each class having staggered, three-year terms;

    - our board's authority to issue shares of preferred stock without stockholder approval; and

    - provisions of Delaware law that restrict many business combinations and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.

These provisions of our certificate of incorporation, bylaws and Delaware law could discourage tender offers or other transactions that might otherwise result in our stockholders receiving a premium over the market price for our common stock.

THE FAILURE TO FAVORABLY NEGOTIATE AND INTEGRATE FUTURE ACQUISITIONS COULD
  ADVERSELY AFFECT OUR BUSINESS.

    We have made several acquisitions since August 1996, and we intend to acquire additional complementary businesses as part of our growth strategy. Although we may acquire additional businesses, we may not be able to successfully integrate them in a timely manner. If we are not able to successfully integrate acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, the failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with key clients and employees.

    To finance future acquisitions, we may issue equity securities that could be dilutive to our stockholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets in future acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and could have a material adverse effect on our business, financial condition and operating results.

RISKS RELATED TO OUR INDUSTRY

THE MARKETS FOR THE SERVICES THAT WE OFFER MAY FAIL TO EXPAND OR MAY CONTRACT.

    Our growth and continued profitability relies on acceptance of the services that we offer. If demand for loyalty and database marketing, transaction or credit services were to decrease, the price of our common stock could fall and you could lose value in your investment. The use of loyalty and database marketing by retailers is in its early stages and we cannot guarantee that merchants will continue to use these types of marketing strategies. Changes in technology may enable merchants and retail companies to directly process transactions in a cost efficient manner without the use of our services, which could have a material adverse effect on our business, financial condition and operating results.

INDUSTRY RISKS RELATED TO CONSUMER CREDIT PRODUCTS COULD NEGATIVELY IMPACT US.

    We face a number of risks associated with unsecured lending, including the following:

    - the risk that delinquencies and credit losses will increase because of future economic downturns;

    - the risk that an increasing number of consumers will default on the payment of their outstanding balances or seek protection under bankruptcy laws;

    - the risk that fraud by cardholders and third parties will increase;

    - the risk that increased criticism from consumer advocates and the media could hurt consumer acceptance of our products; and

    - the risk of litigation, including class action litigation, challenging our product terms, rates, disclosures, collections or other practices, under state and Federal consumer protection statutes and other laws.

Our business, financial condition and operating results could be materially adversely affected if any of these risks come to fruition.

LEGISLATION RELATING TO CONSUMER PRIVACY MAY AFFECT OUR ABILITY TO COLLECT DATA.

    The enactment of legislation or industry regulations arising from public concern over consumer privacy issues could have a material adverse impact on our loyalty and database marketing services. Restrictions could be placed upon the collection and use of information that is currently legally available, in which case our cost of collecting some data might be materially increased. Legislation or industry regulation could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients' requirements.

    In November 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, which requires financial institutions to comply with various notice procedures in order to disclose nonpublic personal information about their consumers to nonaffiliated third parties and restricts their ability to share account numbers. The requirements of this law also apply to the disclosure of any list, description or other grouping of consumers derived from nonpublic personal information. This law makes it more difficult to collect and use information that has been legally available and may increase our costs of collecting some data. This law could have a material adverse effect on our business, financial condition and operating results.

    The Clinton Administration is investigating further administrative action in the area of privacy. In addition, Congress and a number of states are considering further privacy legislation. It is possible that new privacy protections will not be limited to financial institutions but could broadly apply to the activities of all companies.

    The Canadian federal government and Minister of Industry of Canada are sponsoring comprehensive private sector privacy legislation that would apply to organizations engaged in any commercial activities in Canada. Because the legislation has government support, it will likely be enacted in the near term. If enacted as currently proposed, it would enact into law 10 privacy principles from the Canadian Standards Association's Model Privacy Code. The bill would also require organizations to obtain consent to the collection, use or disclosure of personal information. The nature of the required consent will depend on the sensitivity of the personal information and will permit personal information to be used only for the purposes for which it was collected. The Province of Quebec has had similar privacy legislation applicable to the private sector in that province since 1994, and other provinces are considering further privacy legislation.

CURRENT AND PROPOSED REGULATION AND LEGISLATION RELATING TO OUR CREDIT SERVICES
  COULD LIMIT OUR BUSINESS ACTIVITIES, PRODUCT OFFERINGS AND FEES CHARGED.

    Various Federal and state laws and regulations significantly limit the credit services activities in which we are permitted to engage. Such laws and regulations, among other things, limit the fees and other charges that we can impose on customers, limit or prescribe certain other terms of our products and services, require specified disclosures to consumers, or require that we maintain certain licenses, qualifications and capital requirements. In some cases, the precise application of these statutes and regulations is not clear. In addition, numerous legislative and regulatory proposals are advanced each year which, if adopted, could have a material adverse effect on our profitability or further restrict the manner in which we conduct our activities. The failure to comply with, or adverse changes in, the laws or regulations to which our business is subject, or adverse changes in their interpretation, could have a material adverse effect on our ability to collect our receivables and generate fees on the receivables, thereby adversely affecting our business, financial condition and operating results.

STATE TAX ISSUES COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

    Transaction processing companies may be subject to state taxation of certain portions of their fees charged to merchants for their services. If we are required to pay such taxes and are unable to pass this tax expense through to our merchant clients, our business, financial condition and operating results could be adversely affected.

LAWS AND REGULATIONS PERTAINING TO THE INTERNET MAY ADVERSELY AFFECT OUR
  BUSINESS.

    An increasing number of laws and regulations pertain to the Internet. These laws and regulations relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our promotional services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THIS OFFERING

IF THE PRICE OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY, YOUR INVESTMENT COULD
  LOSE VALUE.

    Prior to this offering, there has been no public market for our common stock. Although we intend to apply to have our common stock listed on the New York Stock Exchange, we cannot assure you that an active public market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. If an active public market for our common stock does not develop, the trading price and liquidity of our common stock will be materially and adversely affected. The initial public offering price will be determined by negotiations between us and the underwriters and may not be indicative of the trading price for our common stock after this offering. In addition, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

    - our quarterly operating results;

    - changes in our earnings estimates;

    - additions or departures of key personnel;

    - changes in the business, earnings estimates or market perceptions of our competitors;

    - changes in general market or economic conditions; and

    - announcements of legislative or regulatory change.

WE HAVE A LARGE NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE AND, IF THESE
  SHARES ARE SOLD IN THE FUTURE, YOUR INVESTMENT WILL BE DILUTED.

    If a large number of shares of our common stock are sold in the open market after this offering, or the market perceives that such sales could occur, the trading price of our common stock could decrease. After this offering, we will
have an aggregate of            shares of our common stock authorized but
unissued and not reserved for specific purposes. In general, all of these shares may be issued without any action or approval by our stockholders. We may pursue acquisitions of competitors and related businesses and may issue shares of our common stock in connection with these acquisitions.

    Upon consummation of the offering, we will have       shares of our common
stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. Of the
remaining       shares,       shares will be freely transferable and
shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Our executive officers, directors and our principal stockholders have agreed that, subject to various limitations, for a period of 180 days following the date of this prospectus, they will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell, or grant any option to purchase or otherwise dispose of our common stock or any securities convertible into or exchangeable for our common stock.

    We have also reserved 3,821,428 shares of our common stock for issuance under our stock option and restricted stock purchase plan, of which 3,017,428 are issuable upon exercise of options granted as of December 31, 1999, including options to purchase 898,832 shares exercisable as of December 31, 1999 or that will become exercisable within 60 days after such date. Any shares issued in connection with the exercise of currently outstanding stock options or otherwise would further dilute your investment in our common stock.

OUR MANAGEMENT'S BROAD DISCRETION IN THE USE OF THE PROCEEDS OF THIS OFFERING
  MAY ADVERSELY AFFECT YOUR INVESTMENT.

    Our management can spend a significant portion of the proceeds from this offering in ways with which our stockholders may not agree. We intend to use approximately $150.0 million of the net proceeds from the offering to retire outstanding debt. We expect that the remaining net proceeds will be available for general corporate purposes, including working capital. We may, however, also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or services, although we currently have no commitments or agreements with respect to transactions of that type.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed under the section "Risk Factors" and elsewhere in this prospectus.

    If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified under the section "Risk Factors" and elsewhere in this prospectus which could cause actual results to differ before making an investment decision.

                                USE OF PROCEEDS

    The net proceeds from this offering will be approximately $ million, or $ million if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

    We intend to use approximately $150.0 million of the net proceeds from this offering to repay outstanding debt, in full or in part, as described below. We expect to use the balance of the net proceeds for working capital and general corporate purposes. A portion of the net proceeds may be used to acquire or invest in complementary businesses, technologies, products or services or to invest in geographic expansion. Although we are not contemplating any specific acquisitions at this time and no portion of the net proceeds has been allocated for any acquisition, we evaluate acquisition opportunities on an ongoing basis. Our management will have broad discretion in the application of the net proceeds. Pending use, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of government agencies of the United States.

    The following is a tabular summary of the intended uses of proceeds from this offering:

Prepayment of 10% Subordinated Note due October 25, 2005
  issued to WCAS Capital Partners II, L.P...................  $30,000,000
Prepayment of 10% Subordinated Note due October 25, 2005
  issued to Limited Commerce Corp...........................  $20,000,000
Prepayment of 10% Subordinated Note due September 15, 2008
  issued to WCAS Capital Partners III, L.P..................  $52,000,000
Reduction of the outstanding balance under our credit
  agreement (term loans and the revolver)...................  $48,000,000
Working capital.............................................
                                                              -----------
Estimated fees, commissions, underwriting discounts and
  expenses related to this offering.........................
                                                              -----------
  Total proceeds............................................
                                                              ===========

    The obligations intended to be repaid, in full or in part, are more fully described as follows:

    - a 10% subordinated note issued to WCAS Capital Partners II, L.P., in the principal amount of $30.0 million, and a 10% subordinated note issued to the Limited Commerce Corp., in the principal amount of $20.0 million. Principal on the notes is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The notes were originally issued in January 1996 to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADS Alliance Data Systems, Inc.

    - a 10% subordinated note issued to WCAS Capital Partners III, L.P. in the principal amount of $52.0 million. Principal is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is payable semi-annually in arrears on each March 15 and September 15. The note was originally issued in September 1998 to finance, in part, the acquisition of Harmonic Systems Incorporated.

    - a $330.0 million credit agreement entered into in July 1998 consisting of a $130.0 million U.S. Term Loan, a $50.0 million Canadian A Term Loan and a $50.0 million Canadian B Term Loan, and a $100.0 million revolving loan commitment. The term loans and the revolving loan commitment are at a daily floating rate equal to the sum of the Euro-dollar margin plus the London Interbank Offered Rate applicable to the period for each Euro-dollar loan. Principal is payable annually. Interest is payable quarterly for the base rate loans and payable on the last day of the Euro-dollar loan period for each Euro-dollar loan. The U.S. Term Loan, the Canadian A Term Loan, and the revolving loan commitment mature on July 25, 2003 and the Canadian B Term Loan matures on July 25, 2005. Since July 1998 we have used approximately $230.0 million of the term loans for general corporate purposes, including working capital. We use drawings under the revolving loan commitment throughout the year for general corporate purposes, including working capital.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that the board of directors deems relevant. In addition, under the terms of our credit agreement, we cannot declare or pay dividends or return capital to our stockholders, nor can we authorize or make any other distribution, payment or delivery of property or cash to our stockholders.

                                    DILUTION

    Our pro forma net deficit in tangible book value as of September 30, 1999 was approximately $40.9 million, or approximately $0.52 per share of common stock, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock and the exercise of all outstanding warrants for common stock. Pro forma net deficit in tangible book value per share represents the amount of tangible assets, less intangibles and goodwill and total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock and the exercise of all outstanding warrants for common stock.

    Dilution in net deficit in tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the offering. After giving effect to our sale of shares of common stock in this offering at an assumed initial public
offering price of $      per share and after deduction of the estimated
underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have
been approximately $      million, or $      per share. This represents an
immediate increase in pro forma net tangible book value to existing stockholders
attibutable to new investors of $      per share and the immediate dilution of
$      per share to new investors.

Initial public offering price per share.....................
  Pro forma net deficit in tangible book value per share
    before offering.........................................
  Increase per share attributable to new investors..........
Pro forma net tangible book value per share after the
  offering..................................................
Net tangible book value dilution per share to new
  investors.................................................

    The following table sets forth as of September 30, 1999, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock and the exercise of all outstanding warrants for common stock, the total consideration paid and the average price per share paid by our existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us at an
assumed initial public offering price of $      per share.

                                                  SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                                 -------------------      -------------------      PRICE PER
                                                  NUMBER    PERCENT        AMOUNT    PERCENT         SHARE
                                                 --------   --------      --------   --------      ---------
Existing stockholders..........................                   %       $                %        $
New investors..................................
                                                  ------     -----        -------     -----
  Total........................................              100.0%       $           100.0%        $
                                                  ======     =====        =======     =====

    This table assumes no options were exercised after September 30, 1999. As of September 30, 1999, there were outstanding options to purchase a total of 2,955,286 shares of common stock at a weighted average exercise price of $7.35 per share and 3,821,428 shares of common stock reserved for issuance under our stock option and restricted stock purchase plan. If all of the outstanding options had been exercised on September 30, 1999, our net tangible book value on
that date would have been $      million or $      per share, the increase in
net tangible book value per share attributable to new investors would have been
$      per share, and the dilution in net tangible book value to new investors
would have been $      per share.

                                 CAPITALIZATION

    Capitalization is the amount invested in a company and is a common measurement of a company's size. The table below shows our capitalization as of September 30, 1999 as follows:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion of all of our Series A preferred stock into common stock and the exercise of all outstanding warrants for common stock; and

    - on a pro forma as adjusted basis to give effect to the sale of the shares of our common stock offered by this prospectus at an
      assumed initial public offering price of $      per share and the
      application of the net proceeds from the sale, having deducted estimated underwriting discounts and commissions and estimated offering expenses.

    You should read this table in conjunction with the consolidated financial statements and related notes that are included or incorporated by reference in this prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    AT SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
Cash and cash equivalents...................................  $ 88,498    $             $
                                                              ========    ======        ======

Certificates of deposit.....................................  $ 85,600
Short-term debt.............................................    31,441    $             $
                                                              --------    ------        ------
  Total short-term debt.....................................  $117,041
                                                              ========    ======        ======
Long-term debt, excluding current portion:
  Certificates of deposit...................................    29,900
  Senior credit facility....................................   203,043
  Subordinated notes........................................   102,000

Series A cumulative convertible preferred stock, $0.01 par
  value; 120 shares authorized, issued and outstanding,
  actual; none issued or outstanding, as adjusted...........   120,000

Stockholders' equity:
  Common stock, $0.01 par value; 85,714 shares authorized,
    actual; 85,714 shares authorized, as adjusted; 61,070
    shares issued and outstanding, actual;       shares
    issued and outstanding, as adjusted.....................     4,275
  Additional paid-in capital................................   221,504
  Retained earnings.........................................    71,005
                                                              --------    ------        ------
    Total stockholders' equity..............................   296,784
                                                              --------    ------        ------
      Total capitalization..................................  $751,727    $             $
                                                              ========    ======        ======

    We expect there to be       shares of common stock outstanding after this
offering. In addition to the shares of common stock to be outstanding after this offering, we may issue additional shares of common stock.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information is based on the unaudited financial statements of Alliance Data Systems Corporation, Loyalty Management Group Canada Inc., Harmonic Systems Incorporated, and the network transaction processing business of SPS Payment Systems, Inc. included elsewhere in this prospectus. The unaudited pro forma adjustments are based upon certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements of Alliance Data Systems Corporation, Loyalty Management Group Canada Inc., Harmonic Systems Incorporated and the network transaction processing business of SPS Payment Systems, Inc., and the respective notes to those statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

    The data contained in the pro forma columns give effect to the following completed acquisitions, each accounted for under the purchase method of accounting, as if those acquisitions had been consummated on January 1, 1998, with respect to the income statement:

    - the acquisition of Loyalty Management Group Canada Inc., effective July 24, 1998;

    - the acquisition of Harmonic Systems Incorporated, effective September 15, 1998; and

    - the acquisition of the network transaction processing business of SPS Payment Systems, Inc., effective July 1, 1999.

    No pro forma balance sheet as of September 30, 1999 has been presented as there is no difference between the historical and pro forma information as of that date. The unaudited pro forma consolidated financial information does not purport to be indicative of the results that would have been obtained had the transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future. The unaudited pro forma consolidated financial information is included in this prospectus for informational purposes, and while we believe that it may be helpful in understanding our combined operations for the periods indicated, you should not unduly rely on the information.

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           CALENDAR YEAR ENDED DECEMBER 31, 1998
                                     ----------------------------------------------------------------------------------
                                                              HARMONIC                                           PRO
                                       ADSC     LOYALTY(1)   SYSTEMS(1)     SPS(1)    SUBTOTAL   ADJUSTMENTS    FORMA
                                     --------   ----------   -----------   --------   --------   -----------   --------
Total revenue......................  $474,933     $71,765      $12,090     $47,674    $606,462    $     --     $606,462
Operating expenses
  Processing and servicing.........   226,525      51,288       16,328      31,260     325,401          --      325,401
  Salaries and employee benefits...   169,799       8,363           --       6,331     184,493          --      184,493
  Depreciation and other
    amortization...................     8,782         805          448          --      10,035          --       10,035
  Amortization of purchased
    intangibles....................    36,408       2,020           --          --      38,428      28,491 (2)   66,919
                                     --------     -------      -------     -------    --------    --------     --------
    Total operating expenses.......   441,514      62,476       16,776      37,591     558,357      28,491      586,848
                                     --------     -------      -------     -------    --------    --------     --------
Operating income (loss)............    33,419       9,289       (4,686)     10,083      48,105     (28,491)      19,614
Interest expense...................    29,295         203          221          --      29,719       8,800 (3)   38,519
Income tax expense.................     9,970       4,878           --       3,710      18,558      (9,512)(4)    9,046
                                     --------     -------      -------     -------    --------    --------     --------
Income (loss) from continuing
  operations.......................  $ (5,846)    $ 4,208      $(4,907)    $ 6,373    $   (172)   $(27,779)    $(27,951)
                                     ========     =======      =======     =======    ========    ========     ========

Earnings (loss) per share from
  continuing operations -- basic
  and diluted......................  $  (0.11)                                                                 $  (0.58)
                                     ========                                                                  ========

Shares used in computing per share
  amounts -- basic and diluted.....    53,110                                                        7,279       60,389
                                     ========                                                     ========     ========

                       See accompanying notes on page 27.

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED SEPTEMBER 30, 1998
                                      ---------------------------------------------------------------------------------
                                                               HARMONIC                                          PRO
                                        ADSC     LOYALTY(1)   SYSTEMS(1)    SPS(1)    SUBTOTAL   ADJUSTMENTS    FORMA
                                      --------   ----------   ----------   --------   --------   -----------   --------
Total revenue.......................  $330,210     $71,765     $12,090     $34,588    $448,653    $      --    $448,653
Operating expenses
  Processing and servicing..........   147,845      51,288      16,328      23,273     238,734           --     238,734
  Salaries and employee benefits....   121,229       8,363          --       4,751     134,343           --     134,343
  Depreciation and other
    amortization....................     6,201         805         448          --       7,454           --       7,454
  Amortization of purchased
    intangibles.....................    21,875       2,020          --          --      23,895       26,416 (2)   50,311
                                      --------     -------     -------     -------    --------    ---------    --------
    Total operating expenses........   297,150      62,476      16,776      28,024     404,426       26,416     430,842
                                      --------     -------     -------     -------    --------    ---------    --------
Operating income (loss).............    33,060       9,289      (4,686)      6,564      44,227      (26,416)     17,811
Interest expense....................    19,165         203         221          --      19,589        8,800 (3)   28,389
Income tax expense..................     7,939       4,878          --          --      12,817       (5,510)(4)    7,307
                                      --------     -------     -------     -------    --------    ---------    --------
Income (loss) from continuing
  operations........................  $  5,956     $ 4,208     $(4,907)    $ 6,564    $ 11,821    $ (29,706)   $(17,885)
                                      ========     =======     =======     =======    ========    =========    ========
Earnings (loss) per share from
  continuing operations -- basic and
  diluted...........................  $   0.12                                                                 $  (0.39)
                                      ========                                                                 ========

Shares used in computing per share
  amounts -- basic..................    50,423                                                        9,740      60,163
                                      ========                                                    =========    ========
         -- diluted.................    50,470                                                        9,693      60,163
                                      ========                                                    =========    ========

                       See accompanying notes on page 27.

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                    -------------------------------------------------------
                                                                                                     PRO
                                                      ADSC      SPS(1)    SUBTOTAL   ADJUSTMENTS    FORMA
                                                    --------   --------   --------   -----------   --------
Total revenue.....................................  $465,265   $24,342    $489,607     $    --     $489,607
Operating expenses
  Processing and servicing........................   244,034    14,775     258,809          --      258,809
  Salaries and employee benefits..................   141,995     5,635     147,630          --      147,630
  Depreciation and other amortization.............    10,219        --      10,219          --       10,219
  Amortization of purchased intangibles...........    35,152        --      35,152       4,150 (2)   39,302
                                                    --------   -------    --------     -------     --------
  Total operating expenses........................   431,400    20,410     451,810       4,150      455,960
                                                    --------   -------    --------     -------     --------
Operating income (loss)...........................    33,865     3,932      37,797      (4,150)      33,647
Interest expense..................................    33,018        --      33,018          --       33,018
Income tax expense................................    15,686        --      15,686        (771)(4)   14,915
                                                    --------   -------    --------     -------     --------
Income (loss) from continuing operations..........  $(14,839)  $ 3,932    $(10,907)    $(3,379)    $(14,286)
                                                    ========   =======    ========     =======     ========

Earnings (loss) per share from continuing
  operations -- basic and diluted.................  $  (0.27)                                      $  (0.32)
                                                    ========                                       ========

Shares used in computing per share amounts
  -- basic and diluted............................    61,061                                         61,061
                                                    ========                                       ========

                       See accompanying notes on page 27.

                       ALLIANCE DATA SYSTEMS CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

    The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 reflect the pro forma adjustments for the acquisitions previously mentioned. These statements are prepared on a calendar-year basis so as to provide a better basis of comparison.

(1) Represents operating activity for each of the respective acquired businesses for the periods set forth below:

                                         YEAR ENDED            NINE MONTHS ENDED
                                      DECEMBER 31, 1998          SEPTEMBER 30,
                                      -----------------   ---------------------------
                                                            1998              1999
                                                          ---------         ---------
Loyalty.............................       7 months       7 months                --
Harmonic Systems....................       9 months       9 months                --
SPS.................................      12 months       9 months          6 months

(2) Represents pro forma adjustments to goodwill and other purchased intangibles amortization in connection with the acquisitions as follows:

                                                YEAR ENDED        NINE MONTHS ENDED
                                             DECEMBER 31, 1998      SEPTEMBER 30,
                                             -----------------   -------------------
                                                                   1998       1999
                                                                 --------   --------
Loyalty....................................       $15,522        $15,522     $   --
Harmonic Systems...........................         4,669          4,669         --
SPS........................................         8,300          6,225      4,150
                                                  -------        -------     ------
                                                  $28,491        $26,416     $4,150
                                                  =======        =======     ======

    We amortize goodwill over a 20 to 25 year life. We amortize other purchased intangibles over a three to five year period.

(3) Represents pro forma adjustments to interest expense related to debt incurred in connection with the Loyalty and Harmonic Systems acquisitions. The interest expense is as follows:

                                                 YEAR ENDED       NINE MONTHS ENDED
                                              DECEMBER 31, 1998   SEPTEMBER 30, 1998
                                              -----------------   ------------------
Loyalty.....................................       $4,900               $4,900
Harmonic Systems............................        3,900                3,900
                                                   ------               ------
                                                   $8,800               $8,800
                                                   ======               ======

(4) Represents the:

    - tax effect of pro forma adjustments including amortization expense related to the SPS acquisition but excluding amortization expense related to the Loyalty and Harmonic Systems acquisitions; and

    - recognition of tax expense for the acquired businesses which had not recorded tax expense.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

    We are the result of a 1996 merger of two entities acquired by Welsh, Carson, Anderson & Stowe, which involved J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, WFNNB. Prior to December 31, 1998, our fiscal year was based on a 52/53 week fiscal year ending on the Saturday closest to January 31. We have since changed our fiscal year end to December 31. The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Fiscal 1996, fiscal 1997 and fiscal 1998 financial statements were audited by Deloitte & Touche LLP. Fiscal 1994 and fiscal 1995 were audited by other auditors. We derived the summary historical financial information below as of and for the nine months ended September 30, 1998 and 1999 from our unaudited financial statements which, in our opinion, reflect all normal recurring adjustments for a fair presentation of such financial statements. The results of operations for the nine months ended September 30, 1999 presented below are not necessarily indicative of our future results of operations. You should read the following historical financial information along with the information contained throughout this prospectus, including the financial statements and related notes that are included in this prospectus.

                                                                                                         UNAUDITED NINE
                                                                                                          MONTHS ENDED
                                                                       FISCAL                             SEPTEMBER 30,
                                                ----------------------------------------------------   -------------------
                                                1994(1)    1995(2)    1996(3)    1997(4)    1998(5)      1998       1999
                                                --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Total revenue.................................  $154,211   $178,385   $297,338   $353,399   $434,309   $330,210   $465,265
Operating expenses
    Processing and servicing..................    57,434     84,883    144,038    161,360    209,013    147,845    244,034
    Salaries and employee benefits............    40,765     45,035    109,582    127,087    156,464    121,229    141,995
    Depreciation and other amortization.......     4,161      3,629      6,860      7,402      8,270      6,201     10,219
    Amortization of purchased intangibles.....        --         --     15,603     19,061     34,321     21,875     35,152
                                                --------   --------   --------   --------   --------   --------   --------
      Total operating expenses................   102,360    133,547    276,083    314,910    408,068    297,150    431,400
                                                --------   --------   --------   --------   --------   --------   --------
Operating income..............................    51,851     44,838     21,255     38,489     26,241     33,060     33,865
Interest expense..............................        --         --      5,649     15,459     27,884     19,165     33,018
                                                --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations
  before income taxes.........................    51,851     44,838     15,606     23,030     (1,643)    13,895        847
Income tax expense............................    17,629     15,624      4,612      8,420      6,653      7,939     15,686
                                                --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations......    34,222     29,214     10,994     14,610     (8,296)     5,956    (14,839)

Income (loss) from discontinued operations,
  net of taxes................................        --         --         --     (8,247)      (300)    (4,483)     7,688
Loss on disposal of discontinued operations,
  net of taxes................................        --         --         --         --         --         --     (3,737)
                                                --------   --------   --------   --------   --------   --------   --------
Net income (loss).............................  $ 34,222   $ 29,214   $ 10,994   $  6,363   $ (8,596)  $  1,473   $(10,888)
                                                ========   ========   ========   ========   ========   ========   ========

Earnings (loss) from continuing operations--
  basic and diluted...........................                        $   0.23   $   0.31   $  (0.15)  $   0.12   $  (0.27)
                                                                      ========   ========   ========   ========   ========

Earnings (loss) per share--basic and
  diluted.....................................                        $   0.23   $   0.14   $  (0.16)  $   0.03   $  (0.20)
                                                                      ========   ========   ========   ========   ========
Shares used in computing per share amounts--
  Basic.......................................                          46,955     47,073     53,652     50,423     61,061
                                                                      ========   ========   ========   ========   ========
  Diluted.....................................                          46,955     47,073     53,652     50,470     61,061
                                                                      ========   ========   ========   ========   ========

                                                                                                  NINE MONTHS
                                                                                                     ENDED
                                                       FISCAL                                    SEPTEMBER 30,
                           --------------------------------------------------------------   -----------------------
                            1994(1)      1995(2)      1996(3)      1997(4)      1998(5)        1998         1999
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)     (UNAUDITED)
OTHER FINANCIAL DATA
  EBITDA(6)..............  $   56,012   $   48,467   $   43,718   $   64,952   $   68,832   $   61,136   $   79,236
  EBITDA as a percentage
    of revenue...........        36.3%        27.2%        14.7%        18.4%        15.8%        18.5%        17.0%
  Cash earnings(7).......  $   34,222   $   29,214   $   26,597   $   33,671   $   26,025   $   27,831   $   20,313
  Cash flows from
    operating
    activities...........     109,861      121,399       56,608        (30.7)       4,469       64,276      188,422
  Cash flows from
    investing
    activities...........    (308,634)   1,030,528     (137,633)      (103.7)    (140,534)    (172,910)    (235,138)
  Cash flows from
    financing
    activities...........     201,908   (1,122,425)      82,011      104,870      163,282      145,121       92,000
SEGMENT OPERATING DATA
  Air Miles reward miles
    issued...............          --           --           --           --      647,357      233,314    1,128,724
  Transactions
    processed............          --           --      881,316      929,274    1,073,040      783,132    1,231,844
  Statements
    generated(8).........      85,587      100,240      126,114      113,940      117,672       97,726       99,436
  Securitized
    portfolio(9).........  $1,253,914   $1,290,581   $1,685,622   $2,021,599   $2,135,340   $1,855,545   $2,011,628
  Number of
    cardholders(10)......      23,410       28,627       35,654       40,509       46,174       44,859       51,094

                                                                               AS OF
                                        ------------------------------------------------------------------------------------
                                        JANUARY 28,   FEBRUARY 3,   FEBRUARY 1,   JANUARY 31,   DECEMBER 31,   SEPTEMBER 30,
                                           1995        1996(11)        1997          1998           1998           1999
                                        -----------   -----------   -----------   -----------   ------------   -------------
                                                               (AMOUNTS IN THOUSANDS)                           (UNAUDITED)
BALANCE SHEET DATA
  Cash and cash equivalents...........  $   17,416     $ 46,918      $ 50,149      $ 20,595      $   47,036     $   88,498
  Credit card receivables and seller's
    interest..........................   1,209,372       90,789       161,686       144,440         139,458        143,093
  Intangibles and goodwill............          --           --       104,790       104,536         305,365        457,709
  Total assets........................   1,281,960      225,272       499,349       626,809       1,010,119      1,201,630

  Certificates of deposit.............     375,100       67,200        68,400        50,900          49,500        115,500
  Short-term debt.....................     531,024           --        80,811        82,800          98,484         31,441
  Long-term and subordinated debt.....     215,000           --        50,000       180,000         332,000        305,043
  Total liabilities...................   1,185,579      114,677       294,144       415,145         701,980        784,846
  Series A preferred stock............          --           --            --            --              --        120,000
  Total stockholders' equity..........      96,381      110,595       205,205       211,664         308,139        296,784

------------------------------

(1) Fiscal 1994 represents the operating results of World Financial Network Holding Corporation for the 52 weeks ended January 28, 1995.

(2) Fiscal 1995 represents the operating results of World Financial Network Holding Corporation for the 52 weeks ended February 3, 1996.

(3) Fiscal 1996 represents the operating results of World Financial Network Holding Corporation and BSI Business Services, Inc. for the 52 weeks ended February 1, 1997.

(4) Fiscal 1997 represents the operating results of the merged entities under current management for the 53 weeks ended January 1, 1998 and Financial Automation Limited for two months.

(5) Fiscal 1998 represents the operating results of the merged entities under current management for the 11 months ended December 31, 1998, Loyalty for five months, and Harmonic Systems for three months.

(6) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented because management believes it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.

(7) Cash earnings is defined as income (loss) from continuing operations plus amortization of purchased intangibles. Cash earnings is presented because management believes it provides a good indicator of the earnings of our operations. Cash earnings is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Our cash earnings measure may not be comparable to similarly titled measures presented by other companies.

(8) Statements generated represents the number of billing statements generated for both securitized cardholders and cardholders and customers serviced on behalf of other clients.

(9) Securitized portfolio represents outstanding credit card receivables at the end of the period that we have originated or purchased, and have been securitized.

(10) Number of cardholders represents cardholders related to the securitized portfolios, both securitized and on-balance sheet.

(11) Reduction of credit card receivables in fiscal 1995 is a result of securitizing most of the credit card receivables off-balance sheet.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORMATION OF ALLIANCE DATA SYSTEMS CORPORATION

    Although our predecessor companies have long operating histories, we have largely been built by acquisition and therefore have a relatively short operating history as a combined entity. We are the result of the 1996 merger of two entities acquired by Welsh, Carson, Anderson and Stowe, which involved J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, WFNNB. Since then, we have made the following acquisitions, each accounted for as a purchase, with the results of operations of these acquisitions included from the respective closing dates:

    - In November 1996, WFNNB acquired the private label portfolio of National City Bank of Columbus, which consisted of approximately $370.0 million in receivables and represented over 25 retailers in a broad range of industries including soft goods, building materials, furniture and electronics.

    - In July 1998, we acquired Loyalty Management Group Canada Inc.

    - In September 1998, we acquired Harmonic Systems Incorporated.

    - In July 1999, we acquired the network services business of SPS Payment Systems, Inc., a wholly-owned subsidiary of Associates First Capital Corporation.

FISCAL YEAR

    In order to have more consistent reporting periods, we changed our year end to a calendar year end basis during 1998. Prior to December 31, 1998, we operated on a 52/53 week fiscal year that ended on the Saturday nearest
January 31. Accordingly, fiscal 1996 represents the 52 weeks ended February 1, 1997, fiscal 1997 represents the 53 weeks ended January 31, 1998 and fiscal 1998 represents the 11 months ended December 31, 1998. In addition to discussing the results of operations on a historical basis, we are also providing a discussion of our results of operations on a pro forma recast basis for the nine months ended September 30, 1998 and 1999.

REVENUE AND EXPENSES

    Our three reportable segments derive substantially all of their revenue from two principal sources. We receive fees for providing information and transaction processing services and earn income from our private label credit card receivables portfolio and securitization program.

    LOYALTY AND DATABASE MARKETING SERVICES. Our Loyalty and Database Marketing Services segment generates the majority of its revenue from our Canadian Loyalty program. Loyalty charges sponsors a transaction fee for managing each sponsor's membership rewards or loyalty program under the Air Miles reward program in Canada. Database marketing generates revenue from building and maintaining marketing databases, as well as based on the number of campaigns or projects it performs for its clients. Operating costs include salaries and employee benefits and processing and servicing expense such as the estimated cost of fulfilling future redemption costs of the Air Miles reward program, marketing, data processing and postage.

    TRANSACTION SERVICES. Our Transaction Services segment generates revenue based on the number of transactions processed, statements mailed and customer calls handled. Operating costs include salaries and employee benefits and processing and servicing expense such as data processing, postage, telecommunications and equipment lease expense.

    CREDIT SERVICES. We securitize substantially all of our credit card receivables that we underwrite. As a result, our Credit Services segment derives its revenue from the servicing fees and net financing income it receives from the securitization trusts and merchant fees from the processing of private label credit cards for our private label clients. We record gains or losses on the securitization of credit card receivables on the date of sale based on the estimated fair value of assets retained and liabilities incurred in the sale. Gains represent the present value of estimated future cash flows we have retained over the estimated outstanding period of the receivables. This excess cash flow essentially represents an interest only strip, or I/O strip, consisting of the excess of finance charges and past-due fees net of the sum of the return paid to certificateholders, estimated contractual servicing fees and credit losses. The I/O strip is carried at fair value, with changes in the fair value reported as a component of cumulative other comprehensive loss. Certain estimates inherent in the determination of fair value of the I/O strip are influenced by factors outside our control, and as a result, such estimates could materially change in the near term. The gains on securitizations and other income from securitizations are included in net financing charges. Operating expenses for this segment include salaries and employee benefits and processing and servicing expense, which includes credit bureau, postage, telephone and data processing expense and a portion of interest expense. A portion of our interest expense relates to the funding of our seller's interest in credit card receivables and other securitization assets.

    INTER-SEGMENT SALES. Our Transaction Services segment performs servicing activities related to our Credit Services segment. For this, Transaction Services receives a fee equal to its direct costs before corporate overhead plus a margin that it would charge an unrelated third party for similar functions. This fee represents an expense to our Credit Services segment and a corresponding revenue for Transaction Services.

RESULTS OF OPERATIONS

PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) COMPARED TO PRO FORMA
  NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

    The following is a comparison based on pro forma results as shown elsewhere in this prospectus. The results are presented as if the Loyalty, Harmonic Systems and SPS acquisitions had been consummated on January 1, 1998. Information is presented below in both dollars and as a percentage of total revenue.

                                                                        PRO FORMA
                                         -----------------------------------------------------------------------
                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                         ----------------------------------------------
                                                 1998                      1999                   VARIANCE
                                         --------------------      --------------------      -------------------
                                                                 (AMOUNTS IN THOUSANDS)
REVENUE
Loyalty and Database Marketing
  Services.............................  $ 115,635     25.8 %      $ 138,032     28.2 %      $22,397      19.4%
Transaction Services...................    277,599     61.9          291,100     59.5         13,501       4.9
Credit Services........................    176,953     39.4          185,060     37.8          8,107       4.6
Other and eliminations.................   (121,534)   (27.1)        (124,585)   (25.5)        (3,051)      2.5
                                         ---------    -----        ---------    -----        -------
  Total revenue........................  $ 448,653    100.0 %      $ 489,607    100.0 %      $40,954       9.1
                                         =========    =====        =========    =====        =======

                                                                        PRO FORMA
                                         -----------------------------------------------------------------------
                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                         ----------------------------------------------
                                                 1998                      1999                   VARIANCE
                                         --------------------      --------------------      -------------------
                                                                 (AMOUNTS IN THOUSANDS)
EBITDA
Loyalty and Database Marketing
  Services.............................  $  24,911     33.0 %      $  23,401     28.1 %      $(1,510)     (6.1)%
Transaction Services...................     15,279     20.2           25,761     31.0         10,482      68.6
Credit Services........................     35,386     46.8           34,006     40.9         (1,380)     (3.9)
                                         ---------    -----        ---------    -----        -------
  Total EBITDA.........................  $  75,576    100.0 %      $  83,168    100.0 %      $ 7,592      10.0
                                         =========    =====        =========    =====        =======

                                                          FOR THE NINE
                                                          MONTHS ENDED
                                                         SEPTEMBER 30,
                                                     ----------------------
                                                       1998          1999
                                                     --------      --------
EBITDA MARGIN
Loyalty and Database Marketing Services............    21.5%         17.0%
Transaction Services...............................     5.5           8.8
Credit Services....................................    20.0          18.4
  Total EBITDA margin..............................    16.8          17.0

    REVENUE. Total revenue increased $41.0 million, or 9.1%, to $489.6 million for the nine months ended September 30, 1999 from $448.6 million for the comparable period in 1998. The increase was principally due to a 19.4% increase in Loyalty and Database Marketing Services revenue, a 4.9% increase in Transaction Services revenue and a 4.6% increase in Credit Services revenue as follows:

    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $22.4 million, or 19.4%, mainly due to an increase of approximately $20.2 million in Air Miles reward program revenue, which was principally due to a 14.6% increase in the issuance of Air Miles reward miles. We issued 1.1 billion Air Miles reward miles during the nine months ended September 30, 1999 compared to 985 million Air Miles reward miles during the comparable period in 1998. The increase in Air Miles activity is due to an increase in the number of active collectors, partially offset by the loss of a significant sponsor at the end of 1998. Other increases are related to higher direct marketing fees during the nine months ended September 30, 1999 over the comparable period in 1998 as a result of an increased number of campaigns for clients, mostly related to Loyalty clients.

    - TRANSACTION SERVICES. Transaction Services revenue increased
      $13.5 million, or 4.9%, due to an increase in the number of transactions processed and statements mailed, partially offset by a decrease in the average price per transaction. The volume of transactions processed increased 13.4%, mostly from internal growth, with an approximate 9.4% decrease in price per transaction. The revenue for Transaction Services is affected by a mix of transaction processing and card processing and servicing. During the nine months ended September 30, 1999, the revenue related to card processing and servicing increased to 73% of total Transaction Services revenue from 68% in the comparable period in 1998, which improved the overall margin for Transaction Services. Fees related to servicing of private label credit card statements increased
      $12.0 million during the nine months ended September 30, 1999 over the comparable period in 1998 from servicing 87.0 million statements during the nine months ended September 30, 1999 compared to 83.5 million statements during the comparable period in 1998. The increase in the number of private label credit card statements processed was due primarily to the addition of new client programs and internal growth.

    - CREDIT SERVICES. Credit Services revenue increased $8.1 million, or 4.6%, due to increased merchant and servicing fee income. Merchant fee income increased $8.6 million, or 22.6%, due to a 2.1% increase in charge volume on our private label credit cards and a 3.9% increase in merchant fee rates. Additionally, servicing fee income increased by $1.7 million, or 7.6%, due to an increase in outstanding credit card receivables in the securitization trust. Net financing contribution decreased by approximately $400,000 during the nine months ended September 30, 1999 over the comparable period in 1998. We recognized a $9.0 million gain on sale of receivables during the nine months ended September 30, 1998 related to the timing of a securitization transaction with no comparable securitization transaction in the same period in 1999. Excess spread income increased during the nine months ended September 30, 1999 as a result of a 10.0% higher outstanding credit card portfolio at September 30, 1999 compared to the same period in 1998.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $33.3 million, or 8.9%, to $406.4 million for the nine months ended September 30, 1999 from $373.1 million for the comparable period in 1998. Total EBITDA margin increased 0.2% to 17.0% for the nine months ended September 30, 1999 from 16.8% for the comparable period in 1998. The increase in EBITDA margin is due to an increase in Transaction Services margin, partially offset by decreases in Loyalty and Database Marketing Services and Credit Services margins.

    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $23.9 million, or 26.4%, to $114.6 million for the nine months ended September 30, 1999 from $90.7 million for the comparable period in 1998, and EBITDA margin decreased to 17.0% for the nine months ended September 30, 1999 from 21.5% for the comparable period in 1998 due primarily to $3.3 million of marketing and payroll costs associated with the start-up of a new type of Loyalty business-to-business coalition program during 1999 and increased payroll expenses in the core businesses.

    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $3.0 million, or 1.1%, to $265.3 million for the nine months ended September 30, 1999 from $262.3 million for the comparable period in 1998, and EBITDA margin increased to 8.8% for the nine months ended September 30, 1999 from 5.5% during the comparable period in 1998 due to the shift in the mix of business to the higher margin card processing and servicing products.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $9.5 million, or 6.7%, to $151.1 million for the nine months ended September 30, 1999 from $141.6 million for the comparable period in 1998, and EBITDA margin decreased to 18.4% for the nine months ended September 30, 1999 from 20.0% for the comparable period in 1998 due to the timing of the $9.0 million gain on sale of receivables in 1998 offset by the increase in average credit card receivable balance.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased $8.3 million, or 14.3%, to $49.5 million for the nine months ended
September 30, 1999 from $57.8 million for the comparable period in 1998 due to the expiration of intangibles related to the former J.C. Penney business which were fully amortized.

    INTEREST EXPENSE. Interest expense increased $4.6 million, or 16.2%, to $33.0 million for the nine months ended September 30, 1999 from $28.4 million for the comparable period in 1998 due to increased borrowings for acquisitions and operations.

    TAXES. Our effective tax rate before non-deductible goodwill amortization for the nine months ended September 30, 1998 and 1999 was 42.4%.

    DISCONTINUED OPERATIONS. During September 1999, we discontinued our subscriber services business when a major customer was acquired by a third party. As a result of discontinuing our subscriber services, we recognized a loss of $3.7 million, net of income tax, on disposal of discontinued operations. For the nine months ended September 30, 1999, discontinued operations had income of $7.7 million, net of income tax, compared to a loss of $4.5 million during the prior period. The difference is due to additional fees we received in connection with services performed for the customer upon termination of its contract.

HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) COMPARED TO
  HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

    Information is presented below both in dollars and as a percentage of total revenue.

                                                                        HISTORICAL
                                          -----------------------------------------------------------------------
                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                          ----------------------------------------------
                                                  1998                      1999                   VARIANCE
                                          --------------------      --------------------      -------------------
                                                                  (AMOUNTS IN THOUSANDS)
REVENUE
Loyalty and Database Marketing
  Services..............................  $  43,870     13.3%       $ 138,032     29.7%       $ 94,162     214.6%
Transaction Services....................    230,921     69.9          266,758     57.3          35,837      15.5
Credit Services.........................    176,953     53.6          185,060     39.8           8,107       4.6
Other and eliminations..................   (121,534)   (36.8)        (124,585)   (26.8)         (3,051)      2.5
                                          ---------    -----        ---------    -----        --------
  Total revenue.........................  $ 330,210    100.0%       $ 465,265    100.0%       $135,055      40.9
                                          =========    =====        =========    =====        ========

                                                                         HISTORICAL
                                           -----------------------------------------------------------------------
                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                           ----------------------------------------------
                                                   1998                      1999                   VARIANCE
                                           --------------------      --------------------      -------------------
                                                                   (AMOUNTS IN THOUSANDS)
EBITDA
Loyalty and Database Marketing
  Services...............................  $  12,797     20.9%       $  23,401     29.5%       $ 10,604      82.9%
Transaction Services.....................     12,953     21.2           21,829     27.6           8,876      68.5
Credit Services..........................     35,386     57.9           34,006     42.9          (1,380)     (3.9)
                                           ---------    -----        ---------    -----        --------
  Total EBITDA...........................  $  61,136    100.0%       $  79,236    100.0%       $ 18,100      29.6
                                           =========    =====        =========    =====        ========

                                               NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30,
                                          ----------------------
                                            1998          1999
                                          --------      --------
EBITDA MARGIN
Loyalty and Database Marketing
  Services..............................    29.2%         17.0%
Transaction Services....................     5.6           8.2
Credit Services.........................    20.0          18.4
  Total EBITDA margin...................    18.5          17.0

    REVENUE. Total revenue increased $135.1 million, or 40.9%, to $465.3 million for the nine months ended September 30, 1999 from $330.2 million during the comparable period in 1998. The increase was principally due to a 214.6% increase in Loyalty and Database Marketing Services revenue, a 15.5% increase in Transaction Services revenue and a 4.6% increase in Credit Services revenue as follows:

    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $94.2 million, or 214.6%, due to the acquisition of Loyalty Management Group Canada Inc. in July 1998 for approximately $72.0 million. The remaining increase is primarily related to an increase in Air Miles reward miles activity. During August and September of 1998, we issued 233.3 million Air Miles reward miles, or
      116.7 million reward miles per month, compared to 125.4 million Air Miles reward miles per month during the nine months ended September 30, 1999. The increase in Air Miles activity is related to an increase in more active reward miles collectors.

    - TRANSACTION SERVICES. Transaction Services revenue increased
      $35.8 million, or 15.5%, due to the acquisitions of Harmonic Systems in 1998 and SPS in 1999 along with an increase in the number of transactions processed and statements mailed, partially offset by a decrease in the average price per transaction. The revenue for Transaction Services is affected by a mix of transaction processing and card processing and servicing. Fees related to servicing of private label credit card statements increased $12.0 million during the nine months ended September 30, 1999 due to a 3.5 million increase in the number of statements processed during the nine months ended September 30, 1999. The increase in private label credit card statements processed was driven primarily by the addition of new client programs in addition to internal growth.

    - CREDIT SERVICES. Credit Services revenue increased $8.1 million, or 4.6%, due to increased merchant and servicing fee income. Merchant fee income increased $8.6 million, or 22.6%, due to a 2.1% increase in charge volume on our private label credit cards and a 3.9% increase in the rate for merchant fees. Additionally, servicing fee income increased by $1.7 million, or 7.6%, due to an increase in outstanding credit card receivables in the securitization trust. Net financing contribution decreased approximately $400,000 during the nine months ended
      September 30, 1999 over the comparable period in 1998. We recognized a $9.0 million gain on sale of receivables during the nine months ended September 30, 1998 related to the timing of a securitization transaction with no comparable securitization transaction in the same period in 1999. Excess spread income increased during the nine months ended September 30, 1999 as a result of a 10.0% higher outstanding credit card portfolio at September 30, 1999 compared to the same period in 1998.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $116.9 million, or 43.4%, to $386.0 million during the nine months ended September 30, 1999 from $269.1 million during the comparable period in 1998. Total EBITDA margin decreased 1.5% to 17.0% for the nine months ended September 30, 1999 from 18.5% for the comparable period in 1998. The decrease in EBITDA margin is due to decreases in Loyalty and Database Marketing Services and Credit Services margins, partially offset by an increase in Transaction Services margin.

    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $83.5 million, or 268.5%, to $114.6 million for the nine months ended September 30, 1999 from $31.1 million for the comparable period in 1998, and EBITDA margin decreased to 17.0% for the nine months ended September 30, 1999 from 29.2% for the comparable period in 1998 due primarily to $3.3 million of marketing and payroll costs associated with the start-up of a new type of Loyalty business-to-business coalition program during the nine months ended September 30, 1999 and increased payroll expenses in the core businesses.

    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $26.9 million, or 12.4%, to $244.9 million for the nine months ended September 30, 1999 from $218.0 million for the comparable period in 1998, and EBITDA margin increased to 8.2% for the nine months ended September 30, 1999 from 5.6% during the comparable period in 1998 due to a shift in the mix of business to higher margin card processing and servicing products.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $9.5 million, or 6.7%, to $151.1 million for the nine months ended September 30, 1999 from $141.6 million for the comparable period in 1998, and EBITDA margin decreased to 18.4% for the nine months ended September 30, 1999 from 20.0% during the comparable period in 1998 due to the timing of the $9.0 million gain on sale of receivables in 1998 offset by the increase in average credit card receivable balance.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $17.3 million, or 61.6%, to $45.4 million for the nine months ended
September 30, 1999 from $28.1 million for the comparable period in 1998 due to increased amortization of purchased intangibles from recent acquisitions, partially offset by a decrease in amortization expense for some of the intangibles related to the acquisition of the former J.C. Penney business which were fully amortized.

    INTEREST EXPENSE. Interest expense increased $13.8 million, or 71.9%, to $33.0 million for the nine months ended September 30, 1999 from $19.2 million for the comparable period in 1998 due to an increase in the level of debt associated with acquisitions and increased rates on our variable rate debt.

    TAXES. Our effective tax rate for the nine months ended September 30, 1999 was 53.6%, an increase of 40.5% over the comparable period in 1998. The increase in the rate is the result of higher taxes in Canada which represented a larger portion of pre-tax income in the nine months ended September 30, 1999.

    DISCONTINUED OPERATIONS. During September 1999, we discontinued our subscriber services business when a major customer was acquired by a third party. As a result of discontinuing our subscriber services, we recognized a loss of $3.7 million, net of income tax, on disposal of discontinued operations. For the nine months ended September 30, 1999, discontinued operations had income of $7.7 million, net of income tax, compared to a loss of $4.5 million during the prior period. The difference is largely related to additional fees we received in connection with services performed for the customer upon termination of its contract.

HISTORICAL ELEVEN MONTHS ENDED DECEMBER 31, 1998 (FISCAL 1998) COMPARED TO
  HISTORICAL 52 WEEKS ENDED JANUARY 31, 1998 (FISCAL 1997)

    Due to the change in our fiscal year, fiscal 1998 is one month shorter than fiscal 1997. Information is presented below in both dollars and as a percentage of total revenue.

                                                          HISTORICAL
                                        ----------------------------------------------
                                            FISCAL 1997               FISCAL 1998                VARIANCE
                                        --------------------      --------------------      -------------------
                                                                (AMOUNTS IN THOUSANDS)
REVENUE
Loyalty and Database Marketing........  $  23,348      6.6%       $  84,288     19.4%       $ 60,940    261.0%
Transaction Services..................    256,730     72.6          286,605     66.0          29,875     11.6
Credit Services.......................    211,921     60.0          212,663     49.0             742      0.4
Other and eliminations................   (138,600)   (39.2)        (149,247)   (34.4)        (10,647)    (7.7)
                                        ---------    -----        ---------    -----        --------
  Total revenue.......................  $ 353,399    100.0%       $ 434,309    100.0%       $ 80,910     22.9
                                        =========    =====        =========    =====        ========

                                                          HISTORICAL
                                        ----------------------------------------------
                                            FISCAL 1997               FISCAL 1998                VARIANCE
                                        --------------------      --------------------      -------------------
                                                                (AMOUNTS IN THOUSANDS)
EBITDA
Loyalty and Database Marketing........  $   8,457     13.0%       $  15,815     23.0%       $  7,358     87.0%
Transaction Services..................     27,146     41.8           13,621     19.8         (13,525)   (49.8)
Credit Services.......................     29,349     45.2           39,396     57.2          10,047     34.2
                                        ---------    -----        ---------    -----        --------
  Total EBITDA........................  $  64,952    100.0%       $  68,832    100.0%       $  3,880      6.0
                                        =========    =====        =========    =====        ========

                                                       FISCAL
                                               ----------------------
                                                 1997          1998
                                               --------      --------
EBITDA MARGIN
Loyalty and Database Marketing...............    36.2%         18.8%
Transaction Services.........................    10.6           4.8
Credit Services..............................    13.8          18.5
  Total EBITDA margin........................    18.4          15.8

    REVENUE. Total revenue increased $80.9 million, or 22.9%, to $434.3 million for fiscal 1998 from $353.4 million in fiscal 1997. The increase was principally due to a 261.0% increase in Loyalty and Database Marketing Services revenue, a 11.6% increase in Transaction Services revenue and a 0.4% increase in Credit Services revenue.

    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $60.9 million, or 261.0%, mainly due to the acquisition of Loyalty in July 1998. Loyalty contributed approximately $60.0 million in revenue for fiscal 1998. Growth in database marketing fees of approximately $3.0 million during fiscal 1998 was offset by decreases in enhancement services due to the shorter period in fiscal 1998.

    - TRANSACTION SERVICES. Transaction Services revenue increased
      $29.9 million, or 11.6%, due partially to the effect of the acquisition of Harmonic Systems in 1998. Revenue increased in fiscal 1998 relating to servicing of private label credit card statements and network servicing by $11.1 million due to a 15.5% increase in items processed, offset partially by a reduction of transaction fee rates, and a 4.9% increase in statements processed. Additionally, growth was provided by a $12.4 million increase in servicing and processing of our private label credit card portfolio.

    - CREDIT SERVICES. Credit Services revenue increased $742,000, or 0.4%, due to increased merchant fee income, partially offset by a decrease in finance charge income. Merchant fee income increased in fiscal 1998 due to a 14.0% increase in cardholders and a 10% increase in merchant fee rates. Finance charge income decreased due to the shorter period in fiscal 1998 and a $2.0 million decrease in gain on sale of receivables, offset in part by an increase in card balances.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $77.1 million, or 26.7%, to $365.5 million during fiscal 1998 from $288.4 million in fiscal 1997. Total EBITDA margin decreased 2.6% to 15.8% for fiscal 1998 from 18.4% for fiscal 1997. The decrease in EBITDA margin is due to decreases in Loyalty and Database Marketing Services and Transaction Services margins, partially offset by an increase in Credit Services margin.

    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $53.6 million, or 359.8%, to $68.5 million in fiscal 1998 from $14.9 million in fiscal 1997, and EBITDA margin decreased to 18.8% for fiscal 1998 from 36.2% for fiscal 1997 due to the acquisition of Loyalty. The largest component of the increased expense is related to the estimated redemption cost of the Air Miles reward program and payroll costs associated with Loyalty.

    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $43.4 million, or 18.9%, to $273.0 million in fiscal 1998 from $229.6 million in fiscal 1997, and EBITDA margin decreased to 4.8% for fiscal 1998 from 10.6% for fiscal 1997 due to the acquisition of Harmonic Systems, which incurred an operating loss in fiscal 1998.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, decreased $9.3 million, or 5.1%, to $173.3 million in fiscal 1998 from $182.6 million in fiscal 1997 due primarily to fiscal 1998 being a shorter period. EBITDA margin increased to 18.5% from 13.8% for fiscal 1997 due to a decrease in processing expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $16.1 million, or 60.9%, to $42.6 million for fiscal 1998 from $26.5 million for fiscal 1997 due to increased amortization of purchased intangibles from the recent acquisitions in fiscal 1998 offset in part by a shorter period in fiscal 1998.

    INTEREST. Interest expense increased $12.4 million, or 80.0%, to $27.9 million for fiscal 1998 from $15.5 million for fiscal 1997 due to an increased debt balance associated with fiscal 1998 acquisitions.

    TAXES. Our effective tax rate, before non-deductible goodwill, for fiscal 1998 was 43.4%, an increase of 36.6% compared to fiscal 1997.

HISTORICAL 53 WEEKS ENDED JANUARY 31, 1998 (FISCAL 1997) COMPARED TO THE
  HISTORICAL 52 WEEKS ENDED FEBRUARY 1, 1997 (FISCAL 1996)

    No segment information for fiscal 1996 is presented as management did not review the business on a segment basis during that period. Fiscal 1996 primarily consists of Credit Services, as the Transaction Services segment was not created until the purchase of the former network processing business of J.C. Penney.

    REVENUE. Total revenue increased $56.1 million, or 18.9%, to $353.4 million in fiscal 1997 from $297.3 million in fiscal 1996 due to the inclusion of a full year of results of the former J.C. Penney network processing business.

    PROCESSING AND SERVICING FEES. Processing and servicing fees increased $26.1 million, or 13.1%, to $225.5 million in fiscal 1997 from $199.4 million in fiscal 1996 due to acquisitions.

    FINANCE CHARGE. Finance charge, net increased $40.3 million, or 46.5%, to $127.0 million in fiscal 1997 from $86.7 million in fiscal 1996 due to an increase in average receivable balances.

    OPERATING EXPENSES.  Consolidated operating expenses increased
$38.8 million, or 14.1%, to $314.9 million in fiscal 1997 from $276.1 million in fiscal 1996. Salaries and employee benefits increased 16.0% to $127.1 million in fiscal 1997 compared to $109.6 in fiscal 1996 due to the increase in the number of employees. Processing and servicing expenses increased 12.0% to $161.3 million in fiscal 1997 compared to $144.0 in fiscal 1996 due to the increase in the number of transactions processed for network services and private label cards.

    INTEREST. Interest expense increased $9.9 million, or 176.8%, to $15.5 million in fiscal 1997 from $5.6 million in fiscal 1996 due primarily to increased debt balances.

    TAXES. Our effective tax rate, before non-deductible goodwill, for fiscal 1997 was 43.4%, an increase of 29.6% compared to fiscal 1996.

ECONOMIC FLUCTUATIONS

    Although we cannot precisely determine the impact of inflation on our operations, we do not believe that we have been significantly affected by inflation. For the most part, we have looked to operating efficiencies from scale and technology, as well as decreases in technology and communication costs, to offset increased costs of employee compensation and other operating expenses.

    Portions of our business are seasonal. Our revenues and earnings are favorably affected by increased transaction volume and credit card balances during the holiday shopping period in the fourth quarter and, to a lesser extent, during the first quarter as credit card balances are paid down. Similarly, our petroleum related businesses are favorably affected by increased volume in the latter part of the second quarter and the first part of the third quarter.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES. We generated cash flow from operating activities of $188.4 million during the nine months ended September 30, 1999, compared to $64.3 million for the comparable period in 1998, and $4.5 million during fiscal 1998, compared to $46.8 million during fiscal 1997. Operating cash flow in fiscal 1998 decreased due to the increase in the amount of interest expense paid as a result of higher debt related to acquisitions and an increase in trade receivables offset by an increase in the amount of depreciation and amortization recorded. Our operating cash flow is seasonal with cash utilization peaking at the end of December due to increased activity related to the holidays. We utilize our operating cash flow for ongoing business operations and to pay interest expense.

    INVESTING ACTIVITIES. We used cash in investing activities of $235.1 million during the nine months ended September 30, 1999 compared to $172.9 million for the comparable period in 1998 and $140.5 million during fiscal 1998 compared to $179.2 million during fiscal 1997. Two significant components of investing activities have been acquisitions and receivables funding.

    - ACQUISITIONS. Net cash outlays for acquisitions in the nine months ended September 30, 1999 totaled $170.0 million for the SPS acquisition compared to $160.6 million for the Loyalty and Harmonic Systems acquisitions for the comparable period in 1998. Net cash outlays for acquisitions in fiscal 1998 totaled $134.0 million as compared to $716,000 for fiscal 1997.

    - RECEIVABLES FUNDING. Another significant component of investing activity is the funding and securitizing of our private label credit card receivables. We generally fund all private label credit card receivables through a securitization program that provides us with both liquidity and lower borrowing costs. As of September 30, 1999, we had over $2.0 billion of credit card receivables outstanding under securitizations. Securitizations require credit enhancements in the form of cash, spread accounts and additional receivables. We intend to utilize our securitization program for the foreseeable future. We used net cash of $11.9 million during the nine months ended September 30, 1999, compared to $3.2 million during the comparable period in 1998, and received
      $22.6 million during fiscal 1998, compared to $289.5 million during fiscal 1997, to fund private label credit card receivables.

    FINANCING ACTIVITIES. Net cash provided from borrowings was $90.4 million in the nine months ended September 30, 1999, compared to $145.1 million for the comparable period in 1998, and $163.3 million in fiscal 1998, compared to $104.9 million in fiscal 1997. Our financing activities include primarily net borrowings used to fund acquisitions and working capital. We issued approximately $100.0 million of common stock to fund a portion of the Loyalty acquisition during fiscal 1998.

    We issue certificates of deposit, or CDs, through our credit card bank subsidiary, WFNNB, which issues CDs in various maturities ranging between three months and two years and with effective annual fixed rates ranging from 5.30% to 6.80%. We utilize CDs to finance WFNNB's operating activities and to fund credit enhancement activity. WFNNB is limited in the amounts that it can dividend.

    We also have a $100.0 million revolving loan commitment that we use for general corporate purposes. From mid-November to late January, we experience increased needs for working capital due to the increased card usage during the holiday season. For additional credit enhancement during this period, our securitization program requires us to maintain a higher percentage of securitized assets through increased seller's interest or excess funding deposits. During fiscal 1998, the highest outstanding balance on the revolving loan commitment was $50.0 million. As of September 30, 1999, there was no amount outstanding under the revolving loan commitment.

    We have used debt to finance our acquisitions. We have $102.0 million of subordinated notes outstanding related to the merger in August 1996 and our acquisition of Harmonic Systems. These subordinated notes were issued to affiliates of our stockholders, bear interest at 10% and are due between 2005 and 2008. We also have a $50.0 million term loan outstanding related to the Loyalty acquisition, which has an effective fixed interest rate of 8.99%. There are an additional $180.0 million in term loans, $50.0 million of which relates to Loyalty, which have been used for general corporate purposes that have floating rates of either LIBOR plus the Euro-dollar margin or the Base Rate plus a Base Rate Margin.

    To fund the SPS acquisition, we used $50.0 million in working capital and $120.0 million from the issuance of Series A preferred stock. The Series A preferred stock has a 6% dividend rate payable at the discretion of our board of directors or upon conversion.

    Restricted cash and cash equivalents and securities available-for-sale on our balance sheet at September 30, 1999 relate to a reserve fund we have established in connection with the Air Miles reward program. The reserve fund is maintained to fund redemptions of Air Miles reward miles from collectors. We believe the reserve fund is sufficient to meet redemption obligations for the foreseeable future. We currently intend to set aside a portion of future transaction fees received to fund future redemption obligations. Based on various factors, we may reduce the amount of the reserve fund and utilize future cash flows and excess cash for general corporate purposes.

    We believe that our current level of cash and financing capacity, along with future cash flows from operations, are sufficient to meet the needs of our existing businesses. However, we may from time to time seek longer term financing to support additional cash needs, reduce short-term borrowings, or raise funds for acquisitions.

YEAR 2000

    We expense our costs related to the year 2000 compliance efforts as incurred. Our costs related to year 2000 compliance efforts totalled approximately $7.0 million in each of fiscal 1998 and fiscal 1999. As of December 31, 1999, our estimated aggregate costs to date for year 2000 compliance efforts totalled approximately $14.0 million. We do not anticipate incurring additional costs related to year 2000 compliance.

MARKET RISK

    Market risk is the risk of loss from adverse changes in market prices and rates. Our primary market risks include interest rate risk, credit risk and foreign currency exchange rate risk.

    OFF-BALANCE SHEET RISK.

    We are subject to off-balance sheet risk in the normal course of business including commitments to extend credit and through financial instruments used to reduce the interest rate sensitivity of our securitization transactions. We enter into interest rate swap and treasury lock agreements in the management of interest rate exposure. These off-balance sheet financial instruments involve elements of credit and interest rate risk in excess of the amount recognized on our balance sheet. These instruments also result in certain credit, market, legal and operational risks. We have established credit policies for off-balance sheet instruments consistent with those established for on-balance sheet instruments.

    INTEREST RATE RISK

    Interest rate risk affects us directly in our lending and borrowing activities. For the nine months ended September 30, 1999, our total interest expense was approximately $108.4 million, $33.0 million of which was attributable to on-balance sheet indebtedness and the remainder of which was attributable to our securitized credit card receivables which are financed off-balance sheet. To manage our direct risk from market interest rates, we actively monitor the interest rates and the interest-sensitive components both on and off-balance sheet to minimize the impact that changes in interest rates have on the fair value of assets, net income and cash flow. To achieve this objective, we manage our exposure to fluctuations in market interest rates by matching asset and liability repricings and through the use of fixed-rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In addition, we may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks to mitigate our interest rate risk on a related financial instrument or to effectively lock the interest rate on a portion of our variable debt. We do not enter into derivative or interest rate transactions for trading or other speculative purposes. Approximately 11.4% of our outstanding debt was subject to fixed rates with a weighted average interest rate of 7.47% at September 30, 1999. An additional 78.7% of our outstanding debt at September 30, 1999 was effectively locked at an interest rate of 6.71% through interest rate swap agreements and treasury locks with notional amounts totalling $1.8 billion. We regularly review our interest rate exposure on outstanding borrowings in an effort to minimize the risk of interest rate fluctuations. We do not have any other significant market-sensitive financial instruments.

    The approach we use to quantify interest rate risk is a sensitivity analysis which we believe best reflects the risk inherent in our business. This approach calculates the impact on pretax income from an instantaneous and sustained increase in interest rates of 10 basis points. Assuming we do not take any counteractive measures, a 10 basis point increase in interest rates would result in a decrease to pretax income of approximately $400,000. Conversely, a corresponding decrease in interest rates would result in a comparable improvement to pretax earnings. Our use of this methodology to quantify the market risk of financial instruments should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions.

    CREDIT RISK

    We are exposed to credit risk relating to the credit card loans we make to consumers who shop in our client's stores or through their catalogs or Web sites. Our credit risk relates to the risk that a consumer using the private label credit cards that we issue will not repay their revolving credit card loan balance. We have developed credit risk models designed to identify qualified consumers who fit our risk parameters. To minimize our risk of loan write-off, we control approval rates of new accounts and related credit limits and follow strict collection practices. We monitor the buying limits as well as set pricing regarding fees and interest rates charged.

    FOREIGN CURRENCY EXCHANGE RATE RISK

    We are exposed to fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar through our operations in Canada. Although we have entered into cross currency hedges to fix the exchange rate on any Canadian debt repayment due to a U.S. counter party, we do not hedge our net investment exposure in our Canadian subsidiary.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and for hedging activities, and requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Adoption of SFAS No. 137 is not anticipated to materially impact our consolidated results of operations or financial condition but may require recognition of derivative instruments on the consolidated balance sheet and will require revised disclosures in the notes to the consolidated financial statements.

                          DESCRIPTION OF OUR BUSINESS

GENERAL

    We are a leading provider of integrated information-based loyalty and marketing solutions primarily focused on business-to-consumer commerce. We develop and execute programs designed to help our clients target, acquire and retain loyal, profitable customers. We create value for our clients through effective customer relationship management, which we refer to as CRM, by:

    - facilitating transactions between our clients and their customers through multiple distribution channels;

    - assisting our clients in identifying and acquiring new customers; and

    - increasing the loyalty and profitability of our clients' existing customers.

    We target organizations that view customer information and data as a strategic competitive advantage and an integral component of business strategy. While applicable to the full spectrum of business-to-consumer commerce opportunities, we currently target our integrated service offerings to a select number of market sectors including specialty retailers, petroleum retailers, supermarkets and financial services providers, as well as companies in market sectors with rapidly evolving electronic payment and CRM needs such as mass transit, tollways, parking and gas, and electric utilities. Our client base of over 300 companies includes some of the most recognizable names in North America. These clients include the retail affiliates of The Limited, including Victoria's Secret, Express, Lane Bryant and Structure, Equiva Services, LLC, which is the service provider to Shell branded locations in the U.S., Canada Safeway, Brylane and CITGO.

    We market and sell our service offerings independently or as fully integrated CRM solutions. Our products and services are centered around three core offerings--Loyalty and Database Marketing Services, Transaction Services and Credit Services.

    LOYALTY AND DATABASE
     MARKETING SERVICES            TRANSACTION SERVICES              CREDIT SERVICES
-----------------------------  -----------------------------  -----------------------------
- Loyalty Programs             - Transaction Processing       - Underwriting
  - Private Label Cards        - Network Services             - Risk Management
  - Coalition Loyalty (Air     - Bankcard Settlement
    Miles reward program)      - Card Processing and
  - One-to-One Loyalty         Servicing
- Database Marketing Services  - Account Processing
- Enhancement Services         - Billing and Payment
                               Processing
                               - Customer Care

INDUSTRY DYNAMICS

    The growing demand for integrated business-to-consumer marketing solutions has been fueled by intensifying competition for customers and by an erosion of consumer brand loyalty. The Internet has accelerated both of these trends by providing consumers with almost instant access to a multitude of competing products and services without traveling to an actual store location. As a result, businesses are looking for tools aimed at retaining existing customers as well as identifying and targeting new groups of potential customers through any or all distribution channels.

    Businesses have increasingly sought services that compile and analyze customer purchasing behavior, enabling businesses to more effectively target their marketing programs. The continuing shift to electronic payment systems, namely credit and debit cards, has generated highly valuable information on individual consumers and their purchasing preferences, while the dramatic proliferation of computer technology has enabled companies to access this information easily and almost instantaneously. However, compiling and managing such information is generally outside the core competency of most retailers and is too costly for most businesses to maintain. In addition, traditional retailers typically lack the economies of scale and core competencies necessary to handle the logistics of their database and direct marketing programs. Thus, companies that provide the infrastructure to create, manage and facilitate electronic payment systems can create a database of valuable information on the purchasing behavior of consumers that is critical for developing more targeted and effective marketing programs. For example, the use of private label credit cards creates an opportunity for retailers to strengthen consumer brand loyalty by encouraging repeat purchases through discounts and other special promotions.

    We believe that in today's competitive economy, retailers will find an increasing need to differentiate their products and services from those of their competitors through comprehensive, innovative marketing strategies. These strategies will likely use technology to analyze and predict consumer behavior and to provide the information necessary to execute direct marketing and promotional campaigns more effectively to existing and potential customers.

STRATEGY AND OPPORTUNITIES FOR GROWTH

    Our strategy is to become a critical component in our clients' success by helping them build loyal customer relationships. We will do this by continuing to build and enhance our consumer databases, marketing capabilities and processing efficiencies to help improve our clients' relationships with their customers. To execute this strategy we intend to:

    INCREASE THE PENETRATION OF PRODUCTS AND SERVICES WE PROVIDE TO OUR EXISTING CLIENT BASE. We plan to further increase the number and types of products and services we provide to our existing client base with a focus on loyalty and database services.

    EXPAND OUR CLIENT BASE IN EXISTING MARKET SECTORS, INCLUDING POTENTIAL GEOGRAPHIC EXPANSION. We plan to acquire new clients in our traditional markets by continuing to distinguish ourselves as an integrated provider of CRM solutions. We will further benefit by what we believe will be a continued trend toward outsourcing as our existing clients and potential new clients have increasing needs for new technology and new skill sets. As business-to-consumer retailers continue to search for the tools to increase loyal, profitable customer relationships, we believe that our integrated and comprehensive offering of loyalty and database marketing services and transaction processing services will appeal to retailers, including e-commerce businesses, faced with increasing competition and decreasing profit margins.

    CONTINUE TO EXPAND OUR CRM CAPABILITIES TO HELP OUR CLIENTS SUCCEED IN MULTI-CHANNEL COMMERCE. We plan to help our clients be successful in all channels they choose for distribution--whether in-store, catalog or the Internet. Our current client base is predominantly traditional store front and catalog-based retailers. However, our clients recognize the importance of using the Internet as an additional distribution channel. The systems and marketing programs we have built to support our store and catalog clients can be applied to clients using the Internet. As an added benefit we believe our private label credit card system provides additional protection against fraud. Our vision is to provide our clients with a comprehensive view of each customer across all distribution channels and to utilize this information to execute direct marketing programs through multiple distribution channels.

    CONSIDER FOCUSED, STRATEGIC ACQUISITIONS AND ALLIANCES TO ENHANCE OUR CORE CAPABILITIES OR INCREASE OUR SCALE. As we identify new opportunities or product gaps, we may consider focused acquisitions and alliances to enhance our competencies or increase our scale.

PROGRAMS AND PRODUCTS

    Our program and product offerings are centered around three core offerings--Loyalty and Database Marketing Services, Transaction Services and Credit Services.

                    LOYALTY AND DATABASE MARKETING SERVICES

    Our clients are focused on targeting, acquiring and retaining loyal and profitable customers. We create and manage loyalty programs that have successfully resulted in securing more frequent and sustained customer purchasing. Our loyalty programs include private label cards, coalition loyalty (Air Miles reward program) and one-to-one loyalty. We utilize the information and knowledge gathered through our loyalty programs to help our clients design and implement effective marketing programs.

    PRIVATE LABEL CARDS. We have demonstrated to our clients that a private label credit card can be one of the most effective loyalty and marketing tools available. By providing a program that has meaningful benefits to the customer, we can assist the retailer in strengthening its relationship with the customer. Our experience indicates that long-term, retail card customers typically remain more loyal to the retailer than general purpose users, both in the number of visits to the retail establishment and the amount spent per visit. With our integrated marketing tools, we can quantify the value of the retail card customer for our clients. Additionally, our private label programs are further enhanced by our database marketing services that enable us to capture transaction-level data that is used to enhance communications with customers and create successful CRM strategies, such as targeted promotions and cross-selling opportunities.

    COALITION LOYALTY (AIR MILES REWARD PROGRAM). In Canada, we operate what we believe to be Canada's largest coalition loyalty program, marketed under the Air Miles brand name. This program enables consumers to earn Air Miles reward miles as they shop across a range of retailers and other world-class sponsors of the coalition. The program has more than 150 program sponsors, including some of the most recognizable companies, such as Shell Canada, Canada Safeway, Amex Bank Canada (American Express), Bank of Montreal, Goodyear Canada and A&P Canada. Air Miles reward miles collectors can redeem reward miles for products and services such as plane tickets, gift certificates for groceries, movie and theater tickets, and free long distance phone calls, among others. We make these rewards opportunities available through over 130 rewards suppliers, including the Toronto Blue Jays, Marine Land, A&P Canada and Canadian Airlines. The Air Miles reward program has enabled sponsors to use this tool to effectively increase revenues by bringing new customers to the sponsor, retaining existing customers and increasing the amount spent by all customers. Today, over 55% of all households in Canada participate in this program annually, and over approximately six billion Air Miles reward miles have been issued since the program's inception in 1992.

    We have evaluated a similar coalition loyalty program in the U.S. Because of the significant funding obligation to establish such a program, we have elected not to pursue the program. Our existing stockholders may decide to pursue the program through a separate company that they will fund to the extent that they choose to participate. In the event our existing stockholders choose to pursue the program, we anticipate providing the intellectual property and expertise necessary for the program through a service agreement, which will be negotiated on an arms-length basis.

    ONE-TO-ONE LOYALTY. We have developed a number of one-to-one real time, electronic loyalty programs that enable our clients to increase the frequency of customer purchasing. Through our programs, our clients can recognize, acknowledge and reward good customers with instant reward programs that can be implemented at the point of sale. Using the retailer's existing point-of-sale terminal or cash register and our network services, we can capture points, communicate program status and issue awards to the consumer at the point of sale. Our stored value product, electronic gifts and prepaid cards can also encourage consumer loyalty, especially among cash customers. The retailer issues the card which prominently displays their brand and can only be used at their locations.

    DATABASE MARKETING SERVICES. We have built and manage a massive database containing information on approximately 60 million U.S. consumers and
5.8 million Canadian households. Through this database we have developed a suite of data mining and profiling products that enable our clients to better understand their customers and aim their marketing dollars toward the optimum opportunities for developing customer relationships. We use marketing databases to assist our clients in predicting, analyzing and targeting their customers' buying patterns. Our database contains nearly four years of purchase information on approximately 30% of the U.S. adult population, as well as details and results of marketing programs conducted over the last four years.

    We develop and execute programs designed to acquire and retain customers. We provide total program management using direct mail, telemarketing, in-store and on-line marketing strategies. Our services include strategy development, creative services, production and mailshop coordination. Selected programs include:

    - QUICK CREDIT. The cornerstone of our ability to cost effectively acquire customers for our clients is our "Quick Credit" product that allows us to quickly process new applications at point-of-sale terminals or cash register devices. We view this product as a competitive advantage to our private label card processing and servicing.

    - SMART STATEMENTS. Through our Smart Statement capabilities, we have transformed the traditional billing statement into a powerful marketing tool by targeting individual customers with billing statements that contain personalized messages. Additionally, we can promote to small, specially defined groups of the customer base to cross-sell specific products and services. Additionally, our "smart insert" function allows us to insert for each group a specific incentive or coupon into the statement.

    - ON-LINE PRE-SCREEN. For catalog clients we can offer a pre-approved card by soliciting customers when they place an order over the phone. The product, which works similarly to Quick Credit, enables us to extend a credit offer to a catalog customer at the completion of the order process.

    ENHANCEMENT SERVICES. We develop programs designed to maintain active customers while generating new revenue streams for our clients by cross selling products and services to their existing customers. Services include sourcing, promoting and fulfillment of products. These products are non-competitive with the clients' merchandise offering and include merchandise, travel clubs and credit life insurance programs.

                              TRANSACTION SERVICES

    Effectively managing critical interactions with customers is required to conduct everyday business--whether the business involves store, catalog or Internet commerce. Our services include instantaneous authorizations, effective customer care, payment processing and billing services. By fully integrating our transaction services with our loyalty and database marketing services, we are able to execute more powerful CRM strategies for our clients.

    TRANSACTION PROCESSING. We are a leading provider of electronic transaction processing, with over 1.8 billion transactions through 135,000 point of sale terminals in calendar year 1998 on a pro forma basis. We believe we are the largest transaction processor to the retail petroleum industry and we have a significant presence in the specialty retail and transportation industries.

    NETWORK SERVICES. We have built a fast and highly reliable network that enables us to process all electronic payment types including credit card, debit card, prepaid card, electronic benefits and fleet and check transactions. Our recent acquisition of the network transaction processing business of SPS, has enabled us to offer our existing products to new market segments as well as provide additional products to existing clients. The network services we provide include authorization, data capture and financial settlement of transactions. We also provide merchants with on-line, two-way mail messaging that allows our clients to improve communications with their individual locations by broadcasting and receiving messages through their terminal devices. We support our clients with a comprehensive help desk, operating 24 hours per day and seven days per week, as well as terminal deployment and servicing.

    We are one of the leaders in delivering new applications at the point-of-sale, including video and audio electronic frequency and loyalty programs, instant credit applications, and transponder and radio frequency payment devices. We are active participants in establishing industry point-of-sale standards.

    MERCHANT BANKING SERVICES. Our merchant banking services include fast and accurate financial settlement of MasterCard, Visa, Discover, American Express and other electronic card transactions, including credit, debit and stored value cards. By providing merchant banking services, we offer our clients the flexibility to maintain their current settlement provider or to streamline their end-to-end transaction processing with one provider. The merchant banking services we provide also include daily deposit verification and accounting reports.

    CARDHOLDER PROCESSING AND SERVICING. As reported in the Nilson Report, in 1998 we were the second largest outsourcer of retail private label card programs in the U.S., with 57 million accounts on file. We assist clients in issuing credit cards branded with the retailer's name or logo that can be used by customers at the client's store locations. We also provide service and maintenance to our clients' private label card programs and can assist our clients in acquiring, retaining and managing valuable repeat customers. Our commercial card processing and servicing capabilities are specifically designed to handle the unique requirements associated with providing a credit card program to businesses. Our services include new account processing, risk management, card embossing, credit authorization, statement and invoice printing and mailing, and customer service.

    ACCOUNT PROCESSING. We have developed a proprietary credit card system designed specifically for retailers that offers significant flexibility in processing accounts. We are able to make changes to accommodate our clients' specific needs easily and quickly. We have also built into the system marketing tools to assist our clients in increasing sales. Customer service screens have prompts that, based on information from our client and the proprietary program, directs the customer service representative to extend a promotional message. We also provide credit card production services in a secured environment, embossing
9.7 million new cards in 1998.

    CUSTOMER CARE. Our retail heritage lies at the core of our culture and is evident in our customer care operations. We answer calls in an average of eight seconds, approximately 12 seconds faster than the industry average. We focus our training programs in all areas on achieving the highest possible standards. We monitor our performance by conducting cardholder and store employee surveys. We have over 5,000 call center seats in 12 locations, handling nearly 100 million customer inquiries in 1998. Our call centers are equipped to handle phone, mail, fax and Internet inquiries. We also provide collection activities to support our retail private label programs, where we demonstrate our merchant mentality in our approach to maintaining the customer relationship, within reasonable parameters, even when charge privileges have been suspended.

    BILLING AND PAYMENT PROCESSING. We use highly automated technology for bill preparation, printing and mailing. Comingling statements, presorting and bar coding allow us to take advantage of postal discounts. In 1998, we generated over 130 million statements on behalf of our clients. In addition, we also process cardholder remittances using state-of-the-art technology to maximize efficiency. By doing so, we can improve the funds availability for both our clients and for those private label receivables that we own or securitize.

                                CREDIT SERVICES

    Through WFNNB, we offer our clients the experience and flexibility to provide a funding vehicle for credit card receivables. This service appeals to those clients that choose to focus their financial and operational resources on their core operations and prefer a single-source integrated solution. As part of this service, we currently provide underwriting and risk management services to 44 of our 49 private label credit card clients, representing 51.1 million cardholders and $2.0 billion of receivables as of September 30, 1999. Tracing back to our predecessor company, we have gained significant experience and expertise in successfully managing private label portfolios since 1986. Our Credit Services segment provides underwriting, risk management and fraud prevention services.

    ACCOUNT UNDERWRITING AND CREDIT GUIDELINES. Our underwriting process involves the purchase of credit bureau information for each credit applicant. We obtain a credit report from one of the major credit bureaus based on the applicant's mailing address and the perceived strength of each credit bureau in that geographic region. The initial credit evaluation process uses one of our six proprietary scorecards that have been refined to reflect performance of the various retail programs. The scorecards are continuously validated, monitored and maintained and the resulting data is used to ensure optimal risk performance.

    RISK MANAGEMENT. We monitor and control the quality of our portfolio by using behavioral scoring models to score each active account on its monthly cycle date. The behavioral scoring models dynamically evaluate credit limit assignments to determine whether or not credit limits should be increased, decreased or maintained and to establish pricing on fees based on the credit worthiness of the individual cardholder. Our proprietary scoring models consider such factors as how long the account has been on file, credit utilization, shopping patterns and trends, payment history and account delinquency.

    DELINQUENCY AND COLLECTIONS PROCEDURES. We consider an account delinquent if the minimum payment due is not received by the billing due date. At that time, we give the account a status of 30 days delinquent. Under current policies, we print a message requesting payment on a consumer cardholder's billing statement after a scheduled payment has been missed. After an account becomes 30 days past due, a proprietary collection scoring algorithm system automatically scores the risk of the account rolling to a more delinquent status. The collection system then assigns a collection strategy to the account based on the collection score and account balance. The strategy dictates the contact schedule and collections priority for the account. Using these procedures helps us improve our collection efforts. If we are unable to make a collection after exhausting all in-house efforts, we engage collection agencies and outside attorneys to continue those efforts.

ASSET QUALITY

    Our delinquency and net credit card receivable charge-off rates at any point in time reflect, among other factors, the credit risk of credit card receivables, the average age of our various credit card account portfolios, the success of our collection and recovery efforts, and general economic conditions. The average age of our credit card portfolio affects the stability of delinquency and loss rates of the portfolio. We continue to focus our resources on refining our credit underwriting standards for new accounts, and on collections and post charge-off recovery efforts to minimize net losses. At September 30, 1999, 21.1% of securitized accounts and 37.4% of securitized loans were less than 24 months old. Accordingly, we believe that our loan portfolio will experience increasing or fluctuating levels of delinquency and loan losses as the average age of our accounts increases.

    This trend is reflected in the change in our net charge-off ratio. For the nine months ended September 30, 1999, our securitized net charge-off ratio on a annualized basis was 6.7% compared to 6.7% for the nine months ended
September 30, 1998. For fiscal 1998, our net charge-off ratio was 7.7%, compared to 7.0% for fiscal 1996 and 8.3% for fiscal 1997. We believe, consistent with our statistical models and other credit analyses, that this rate will continue to fluctuate but generally rise over the next year.

    Our strategy for managing credit card receivable losses consists of credit line management and customer purchase authorizations. Credit card receivable losses are further managed through the offering of credit lines which are generally lower than is currently standard in the industry. Individual accounts and their related credit lines are also continually managed using various marketing, credit and other management processes in order to continue to maximize the profitability of accounts.

    DELINQUENCIES. Delinquencies not only have the potential to affect earnings in the form of net loan losses, but are also costly in terms of the personnel and other resources dedicated to their resolution. A credit card account is contractually delinquent if the minimum payment is not received by the specified due date on the cardholder's statement. It is our policy to continue to accrue interest and fee income on all credit card accounts, except in limited circumstances, until the account and all related loans, interest and other fees are charged off. The following table presents the delinquency trends of our credit card loan portfolio on a securitized basis:

                       FEBRUARY 1,     % OF     JANUARY 31,     % OF     DECEMBER 31,     % OF     SEPTEMBER 30,     % OF
                          1997        TOTAL        1998        TOTAL         1998        TOTAL         1998         TOTAL
                       -----------   --------   -----------   --------   ------------   --------   -------------   --------
Receivables
  outstanding........  $1,685,622     100.0%    $2,020,599     100.0%     $2,135,340     100.0%     $1,855,544      100.0%
Loans contractually
  delinquent:
  31 to 60 days......      54,904       3.3%        62,663       3.1%         52,581       2.5          53,048        2.9
  61 to 90 days......      28,133       1.7%        33,010       1.6%         29,925       1.4          32,266        1.7
  91 or more days....      42,777       2.5%        50,312       2.5%         53,885       2.5          55,385        3.0
                       ----------     -----     ----------     -----      ----------     -----      ----------      -----
    Total............  $  125,814       7.5%    $  145,984       7.2%     $  136,391       6.4%     $  140,699        7.6%
                       ==========     =====     ==========     =====      ==========     =====      ==========      =====

                       SEPTEMBER 30,     % OF
                           1999         TOTAL
                       -------------   --------
Receivables
  outstanding........   $2,011,628      100.0%
Loans contractually
  delinquent:
  31 to 60 days......       54,860        2.7
  61 to 90 days......       32,897        1.6
  91 or more days....       54,824        2.7
                        ----------      -----
    Total............   $  142,581        7.0%
                        ==========      =====

    The above numbers reflect the continued seasoning of our securitized loan portfolio. We intend to continue to focus our resources on our collection efforts to minimize the negative impact to net loan losses that results from increased delinquency levels.

    NET CHARGE-OFFS. Net charge-offs include the principal amount of losses from cardholders unwilling or unable to pay their credit card balances, as well as bankrupt and deceased cardholders, less current period recoveries. Net charge-offs exclude accrued finance charges and fees. The following table presents our net charge-offs for the periods indicated on a securitized basis:

                                                                               NINE MONTHS ENDED
                                                    FISCAL                       SEPTEMBER 30,
                                      -----------------------------------   -----------------------
                                         1996        1997         1998         1998         1999
                                      ----------   ---------   ----------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS)
Average loans outstanding(1)........  $1,261,833   1,615,196   $1,914,107   $1,905,927   $2,013,308
Net charge-offs.....................      88,425     133,515      135,478       95,960      101,850
Net charge-offs as a percentage of
  average loans outstanding(2)......         7.0%        8.3%         7.7%         6.7%         6.7%

------------------------

(1) Average loans outstanding is the average of the securitized receivables at the beginning of each month in the period indicated.

(2) Annualized.

    AGE OF PORTFOLIO. The following table sets forth, as of September 30, 1999, the number of total accounts and amount of outstanding loans, based upon the age of the securitized accounts:

                                                                                            PERCENTAGE
                                                  NUMBER OF   PERCENTAGE OF      LOANS       OF LOANS
AGE SINCE ORIGINATION                             ACCOUNTS      ACCOUNTS      OUTSTANDING   OUTSTANDING
---------------------                             ---------   -------------   -----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
0-5 Months......................................    3,161           5.4%        $218,851        10.9%
6-11 Months.....................................    3,127           5.4         200,981         10.0
12-17 Months....................................    3,099           5.3         180,381          9.0
18-23 Months....................................    2,944           5.0         151,663          7.5
24-35 Months....................................    5,856          10.1         252,602         12.6
36+ Months......................................   40,144          68.8       1,007,150         50.0
                                                   ------        ------         -------       ------
    Total.......................................   58,331         100.0%      2,$011,628       100.0%
                                                   ======        ======         =======       ======

SAFEGUARDS TO OUR BUSINESS

    DISASTER AND CONTINGENCY PLANNING. We have a number of safeguards to protect us from the risks we face as a business and as an industry. Given the significant amount of data that we manage, much of which is real-time data to support our clients' commerce initiatives, we have established redundant facilities for our data centers. We operate two data processing centers. In the event we experience an outage in one of our two data centers, we can move all processing to the other data center. Additionally, we have contracted with a third party to provide disaster and contingency planning in the event that both data centers experience an outage.

    PROTECTION OF INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and technology. We do not currently hold any patents nor do we have any patent applications pending.

    We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technology, documentation and other proprietary information. Despite the efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain the use of our products or technology that we consider proprietary and third parties may attempt to develop similar technology independently. We pursue registration and protection of our trademarks primarily in the U.S. and Canada, although we do seek protection elsewhere in selected key markets. Effective protection of intellectual property rights may be unavailable or limited in some countries. The laws of some countries do not protect our proprietary rights to the same extent as in the U.S. and Canada.

COMPETITION

    The markets for our products and services are highly competitive. We compete with traditional and online marketing companies, credit card issuers and data processing companies, as well as with the in-house staffs of our current and potential clients.

    LOYALTY AND DATABASE MARKETING SERVICES. As a provider of loyalty and database marketing products and services, we generally compete with advertising and other promotional and loyalty programs, both traditional and online, for a portion of a client's total marketing budget. In addition, we compete against internally developed products and services created by our existing and potential clients. For each of our loyalty and database products and services, we expect competition to intensify as more competitors enter our market. In addition, new competitors with our Air Miles reward program may target our sponsors and reward miles collectors as well as draw rewards from our rewards suppliers. Our ability to generate significant revenue from clients and loyalty partners will depend on our ability to differentiate ourselves through the products and services we provide and the attractiveness of our loyalty and rewards programs to consumers. The continued attractiveness of our loyalty and rewards programs will depend in large part on our ability to remain affiliated with sponsors that are desirable to consumers and to offer rewards that are both attainable and attractive to consumers. Intensifying competition will make it more difficult for us to do this. For our database marketing services, our ability to continue to capture detailed transaction data on consumers is critical in providing effective CRM strategies for our clients.

    TRANSACTION SERVICES. The payment processing industry is highly competitive, especially among the five largest payment processors in the U.S., which processed approximately 14 billion transactions during 1998. On a pro forma basis, we would have been the fourth largest payment processor in the U.S., processing 1.8 billion transactions during 1998. Our top three competitors have built their businesses by focusing on merchant banking relationships, while our focus has been on industry segments characterized by companies with large customer bases, customer rich data and high transaction volumes. Our focus on specific market sectors allows us to develop and deliver solutions targeted to the needs of these sectors. This focus is consistent with our marketing strategy for all products and services. Additionally, we believe we effectively distinguish ourselves from other payment processors by providing solutions that help our clients leverage investments they have made in their payment systems by using these systems for electronic marketing programs.

    CREDIT SERVICES. Within our Credit Services business, our competition consists primarily of financial institutions whose marketing focus has been on developing credit card programs with large revolving balances. Our competition further drives their businesses by cross selling their other financial products to their cardholders. Our focus has been on targeting retailers that understand the competitive advantage of developing loyal customers. Typically these retailers have customers that make more frequent and smaller transactions. This results in the effective capture of detail-rich data within our database marketing services, allowing us to mine and analyze this data to develop successful CRM strategies for our clients.

    As an issuer of private label credit cards, we compete with other card payment types, primarily general-purpose credit cards like Visa, MasterCard and American Express, as well as cash, checks and debit cards.

REGULATION

    PRIVACY LEGISLATION. The enactment of legislation or industry regulations arising from public concern over consumer privacy issues could have a material adverse impact on our loyalty and database marketing services. Restrictions could be placed upon the collection and use of information, in which case our cost of collecting some kinds of data might be materially increased. Legislation or industry regulation could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients' expectations.

    In November 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, which requires financial institutions to comply with various notice procedures in order to disclose nonpublic personal information about their consumers to nonaffiliated third parties and restricts their ability to share account numbers. The requirements of this law also apply to the disclosure of any list, description or other grouping of consumers derived from nonpublic personal information. This law makes it more difficult to collect and use information that has been legally available and may increase our costs of collecting some data. This law could have a material adverse effect on our business, financial condition and operating results.

    The Clinton Administration is investigating further administrative action in the area of privacy. In addition, Congress and a number of states are considering further privacy legislation. It is possible that new privacy protections will not be limited to financial institutions but could broadly apply to the activities of all companies.

    The Canadian federal government and Minister of Industry of Canada are sponsoring comprehensive private sector privacy legislation that would apply to organizations engaged in any commercial activities in Canada. Because the legislation has government support, it will likely be enacted in the near term. If enacted as currently proposed, it would enact into law 10 privacy principles from the Canadian Standards Association's Model Privacy Code. The bill would also require organizations to obtain consent to the collection, use or disclosure of personal information. The nature of the required consent will depend on the sensitivity of the personal information and will permit personal information to be used only for the purposes for which it was collected. The Province of Quebec has had similar privacy legislation applicable to the private sector in that province since 1994 and other provinces are considering further privacy legislation.

    FAIR CREDIT REPORTING ACT. The Fair Credit Reporting Act regulates consumer reporting agencies. Under this Act, an entity risks becoming a consumer reporting agency if it furnishes consumer reports to third parties. A consumer report is a communication of information which bears on a consumer's creditworthiness, credit capacity, credit standing or certain other characteristics and which is collected or used or expected to be used to determine the consumer's eligibility for credit, insurance, employment or certain other purposes. The Fair Credit Reporting Act explicitly excludes from the definition of consumer report a report containing information solely as to transactions or experiences between the consumer and the entity making the report. An entity may share consumer reports with any of its affiliates so long as that entity provides consumers with an appropriate disclosure and an opportunity to opt out of this affiliate sharing.

    Our objective is to conduct our operations in a manner that would fall outside the definition of consumer reporting agency under the Fair Credit Reporting Act. If we were deemed to be a consumer reporting agency, however, we would be subject to a number of complex and burdensome regulatory requirements and restrictions. These restrictions could have a significant adverse economic impact on us.

    INTERSTATE TAXATION. Several states have passed legislation that attempts to tax the income from interstate financial activities, including credit cards, derived from accounts held by local state residents. We believe that this legislation will not materially affect us. Our belief is based upon current interpretations of the enforceability of such legislation, prior court decisions and the volume of business we conduct in states that have passed legislation.

    REGULATION OF THE BANK. WFNNB is a credit card bank chartered as a national banking association and a member of the Federal Reserve System. Its deposits are insured by the Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. WFNNB is subject to comprehensive regulation and periodic examination by the Office of the Comptroller of the Currency, or the OCC, its primary regulator, and is also subject to regulation by the Board of Governors of the Federal Reserve System and the FDIC, as back-up regulators. WFNNB is not a "bank" as defined under the Bank Holding Company Act; instead, it is a credit card bank because it is in compliance with the following requirements:

    - it engages only in credit card operations;

    - it does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others;

    - it does not accept any savings or time deposits of less than $100,000, except for deposits pledged as collateral for extensions of credit;

    - it maintains only one office that accepts deposits; and

    - it does not engage in the business of making commercial loans.

    If WFNNB failed to meet the credit card bank criteria described above, WFNNB's status as an insured bank would make us subject to the provisions of the Bank Holding Company Act. We believe that becoming a bank holding company would significantly harm us, as we would be required to either divest our non-banking activities or cease all activities that are not permissible for a bank holding company and its affiliates.

    INVESTMENT IN OUR COMPANY AND WORLD FINANCIAL NETWORK NATIONAL
BANK. Because of our ownership of WFNNB, certain acquisitions of our common stock may be subject to regulatory approval or notice under Federal law. Investors are responsible for insuring that they do not directly or indirectly acquire our common stock in excess of the amount that can be acquired without regulatory approval.

    EXPORTATION OF INTEREST RATES AND FEES. National banks such as WFNNB may charge interest at the rate allowed by the laws of the state where the bank is located, and may "export" those interest rates on loans to borrowers in other states, without regard to the laws of such other states. In 1996, the United States Supreme Court ruled that national banks may also impose fees material to a determination of the interest rate allowed by the laws of the state where the national bank is located on borrowers in other states, without regard to the laws of such other states. The Supreme Court based its opinion largely on its deference to a regulation adopted by the OCC that includes certain fees, including late fees, over limit fees, annual fees, cash advance fees and membership fees, within the term "interest" under the provision of the National Bank Act that has been interpreted to permit national banks to export interest rates. As a result, national banks such as WFNNB may export such fees.

    DIVIDENDS AND TRANSFERS OF FUNDS. Federal law limits the extent to which WFNNB can finance or otherwise supply funds to us and our affiliates through dividends, loans or otherwise. These limitations include:

    - minimum regulatory capital requirements; and

    - restrictions concerning the payment of dividends out of net profits or surplus and Sections 23A and 23B of the Federal Reserve Act governing transactions between a bank and its affiliates.

    In general, Federal law prohibits a national bank such as WFNNB from making dividend distributions on common stock if the dividend would exceed currently available undistributed profits. In addition, WFNNB must get OCC prior approval for a dividend if the distribution would exceed current year net income combined with retained earnings from the prior two years less dividends paid in the current fiscal year. WFNNB cannot make a dividend payment if the distribution would cause it to fail to meet applicable capital adequacy standards.

    COMPTROLLER OF THE CURRENCY

    SAFETY AND SOUNDNESS. The Federal Deposit Insurance Corporation Improvement Act of 1991 requires banking agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation. The Improvement Act also provides that regulatory action may be taken against a bank that does not meet such standards.

    CAPITAL ADEQUACY. The OCC has adopted regulations that define the five capital categories for banks: (1) well capitalized, (2) adequately capitalized,
(3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. These categories are identified by the Improvement Act, using the total risk-based capital, Tier 1 risk-based capital and leveraged capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least six percent, a total capital ratio of at least 10 percent and a leverage ratio of at least five percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least four percent, a total capital ratio of at least eight percent and a leverage ratio of at least four percent, but three percent is allowed in some cases. Under these guidelines, WFNNB is considered well capitalized. As of September 30, 1999, WFNNB's Tier 1 capital ratio was 52.1, total capital ratio was 53.3 and leverage ratio was 54.2.

    The OCC's risk-based capital standards explicitly consider a bank's exposure to declines in the economic value of its capital due to changes in interest rates when evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. The evaluation will be made as a part of the institution's regular safety and soundness examination.

    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The Improvement Act requires the FDIC to implement a system of risk-based premiums for deposit insurance. Pursuant to this system, the premiums paid by a depository institution will be based on the probability that the FDIC will incur a loss in respect of that institution. The FDIC has adopted a system that imposes insurance premiums based upon a matrix that takes into account a bank's capital level and supervisory rating. Due to its capital level and supervisory rating, WFNNB currently pays the lowest rate on deposit insurance premiums.

    Under the Improvement Act, only "well capitalized" and "adequately capitalized" banks may accept brokered deposits. "Adequately capitalized" banks, however, must first obtain a waiver from the FDIC before accepting brokered deposits and these deposits may not pay rates that significantly exceed the rates paid on deposits of similar size and maturity accepted from the bank's normal market area or the national rate on deposits of comparable maturity, as determined by the FDIC, for deposits from outside the bank's normal market area. WFNNB issues certificates of deposit in amounts of $100,000 or greater.

    LENDING ACTIVITIES. WFNNB's activities as a credit card lender are also subject to regulation under various Federal consumer protection laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act, the Soldiers' and Sailors' Civil Relief Act, and under state consumer protection laws. Regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order banks such as WFNNB to pay restitution to injured cardholders. Cardholders may also bring actions of certain alleged violations of such regulations. Federal and state bankruptcy and debtor relief laws also affect WFNNB's ability to collect outstanding balances owed by cardholders who seek relief under these laws.

    For the purposes of the OCC's Community Reinvestment Act Regulations, WFNNB has applied for and received a limited purpose designation. The regulations subject banks receiving such a designation to a community development test for evaluating required Community Reinvestment Act compliance. The community development performance of a limited purpose bank is evaluated pursuant to various criteria involving qualified investments and community development services. As of September 30, 1999, WFNNB had met its minimum responsibilities under the Act.

    CONSUMER AND DEBTOR PROTECTION LAWS. From time to time legislation has been proposed in Congress to limit interest rates and fees that could be charged on credit card accounts or otherwise restrict practices of credit card issuers. If this or similar legislation is proposed and adopted, our ability to collect on account balances or maintain previous levels of finance charges and other fees could be adversely affected. Additionally, changes have been proposed to the Federal bankruptcy laws. Changes in Federal bankruptcy laws and any changes to state debtor relief and collection laws could adversely affect us if these changes result in, among other things, accounts being charged off as uncollectible and additional administrative expenses. It is unclear at this time whether and in what form any legislation will be adopted or, if adopted, what its impact on us would be. Congress may in the future consider other legislation that would materially affect the credit card and related fee-based services industries.

    Existing laws and regulations may permit class action lawsuits on behalf of customers in the event of violations of applicable laws, and these lawsuits can be very expensive to defend, even without any violation. If a class action were determined adversely, it might have a material adverse effect on us.

EMPLOYEES

    As of December 31, 1999, we employed approximately 5,200 people in the U.S., Canada and New Zealand.

LEGAL PROCEEDINGS

    From time to time, we are involved in various claims and lawsuits incidental to our business, including claims and lawsuits alleging breaches of contractual obligations. A breach of contract claim was filed against us in July 1999 by Service Merchandise, Inc. in U.S. Bankruptcy Court for the Middle District of Tennessee. Service Merchandise is in voluntary Chapter 11 bankruptcy and alleges that WFNNB breached its contractual obligation by changing its underwriting standards for newly created credit card accounts, causing Service Merchandise to suspend performance under the agreement and subsequently to terminate it. Alleged damages have not been specified. As of September 30, 1999, we had a balance of $149.3 million in credit card receivables related to the Service Merchandise agreement. We believe this suit is without merit and we intend to defend it vigorously. Although the outcome of this matter is undetermined, we do not believe that this will have a material adverse effect on our business, financial condition or operating results.

PROPERTIES

    The following table sets forth information with respect to our principal facilities.

                                                                      CURRENT             APPROXIMATE
                                                                      MONTHLY               SQUARE
LOCATION                                 SEGMENT                     LEASE RATE             FOOTAGE
--------                       ----------------------------  --------------------------   -----------
Northglenn, Colorado........   Transaction Services          $                   37,104       65,000
Buffalo Grove, Illinois.....   Transaction Services          $                   35,399       24,136
Lenexa, Kansas..............   Transaction Services          $                   45,244       65,000
Mission, Kansas.............   Transaction Services          $                   14,107       40,019
Minneapolis, Minnesota......   Loyalty and Database          $                    4,386        3,105
                               Marketing Services and
                               Transaction Services
Minneapolis, Minnesota......   Loyalty and Database          $                   31,997       28,442
                               Marketing Services and
                               Transaction Services
Voorhees, New Jersey........   Transaction Services          $                  75, 431       67,050
Columbus, Ohio..............   Transaction Services          $                   36,536      103,161
Columbus, Ohio..............   Transaction Services and      $                   69,407      100,800
                               Credit Services
Columbus, Ohio..............   Transaction Services          $                   14,400       57,600
Columbus, Ohio..............   Loyalty and Database          $                   40,733       54,615
                               Marketing Services,
                               Transaction Services and
                               Credit Services
Columbus, Ohio..............   Transaction Services and      $                   25,535       32,255
                               Credit Services
Columbus, Ohio..............   Loyalty and Database          $                   10,820       39,951
                               Marketing Services,
                               Transaction Services and
                               Credit Services
Marietta, Ohio..............   Credit Services               $                    5,200        6,240
Gray, Tennessee.............   Transaction Services          $                    2,500        1,930
Dallas, Texas...............   Loyalty and Database          $                  114,228      114,419
                               Marketing Services and
                               Transaction Services
Dallas, Texas...............   Loyalty and Database          $                   57,479       61,750
                               Marketing Services,
                               Transaction Services and
                               Credit Services
Dallas, Texas...............   Transaction Services          $                   18,224       72,897
San Antonio, Texas..........   Transaction Services          $                   47,692       67,540
Mississauga, Ontario,                                        $                   42,500       40,000
  Canada....................   Loyalty and Database
                               Marketing Services
Toronto, Ontario, Canada....   Loyalty and Database          $                   81,492       91,534
                               Marketing Services
Montreal, Quebec,                                            $                    3,125        5,000
  Canada....................   Loyalty and Database
                               Marketing Services
Calgary, Alberta, Canada....   Loyalty and Database          $                    9,066        8,059
                               Marketing Services
Auckland, New Zealand.......   Transaction Services          $                   12,041       11,700
                                                             --------------------------   ----------
  Total.....................                                 $                  834,646    1,162,203
                                                             ==========================   ==========

                                             LEASE
                                           EXPIRATION
LOCATION                                      DATE
--------                      ------------------------------------
Northglenn, Colorado........  August 31, 2007
Buffalo Grove, Illinois.....  February 29, 2010
Lenexa, Kansas..............  January 31, 2008
Mission, Kansas.............  June 30, 2000
Minneapolis, Minnesota......  August 31, 2004
Minneapolis, Minnesota......  August 31, 2004
Voorhees, New Jersey........  January 1, 2005
Columbus, Ohio..............  January 31, 2008
Columbus, Ohio..............  January 25, 2001
Columbus, Ohio..............  August 31, 2004
Columbus, Ohio..............  August 31, 2007
Columbus, Ohio..............  August 31, 2007
Columbus, Ohio..............  August 31, 2002
Marietta, Ohio..............  April 30, 2000
Gray, Tennessee.............  November 14, 2000
Dallas, Texas...............  November 30, 2009
Dallas, Texas...............  July 31, 2007
Dallas, Texas...............  April 30, 2006
San Antonio, Texas..........  January 31, 2002
Mississauga, Ontario,         August 31, 2009
  Canada....................
Toronto, Ontario, Canada....  September 16, 2007
Montreal, Quebec,
  Canada....................  June 30, 2009
Calgary, Alberta, Canada....  December 31, 2004
Auckland, New Zealand.......  September 13, 2005
  Total.....................

We recently signed an amendment to the lease for one of our properties in Dallas, Texas. The amendment provides for the construction and lease of an expansion building adjacent to one of our existing buildings. We expect the expansion building to be completed by October 11, 2000. We believe our current and proposed facilities are suitable to our businesses and that we will be able to lease, purchase or newly construct additional facilities as needed.

                                   MANAGEMENT

    The following table sets forth the name, age and positions of each of our executive officers, business unit presidents and directors as of September 30, 1999:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
J. Michael Parks..........................     48      Chairman of the Board of Directors, Chief
                                                         Executive Officer and President
Ivan Szeftel..............................     46      Executive Vice President and President,
                                                       Retail Credit Services
John Scullion.............................     42      President and Chief Executive Officer, The
                                                         Loyalty Group
Ronald G. Carter..........................     48      Executive Vice President and President,
                                                         Network Services
James E. Anderson.........................     45      Executive Vice President and President,
                                                         Utilities Services
Michael A. Beltz..........................     43      Executive Vice President and President,
                                                         Business Development and Planning
Edward K. Mims............................     49      Executive Vice President and Chief
                                                       Financial Officer
Dwayne H. Tucker..........................     43      Senior Vice President, Human Resources and
                                                         Administration
Steven T. Walensky........................     42      Senior Vice President, Chief Information
                                                         Officer
Robert P. Armiak..........................     38      Vice President and Treasurer
Michael D. Kubic..........................     44      Vice President, Corporate Controller and
                                                       Chief Accounting Officer
Carolyn S. Melvin.........................     46      Vice President, Secretary and General
                                                       Counsel
Richard E. Schumacher, Jr.................     32      Vice President, Tax
Bruce K. Anderson.........................     59      Director
Anthony J. deNicola.......................     35      Director
Daniel P. Finkelman.......................     43      Director
Robert A. Minicucci.......................     47      Director
Bruce A. Soll.............................     42      Director

    J. MICHAEL PARKS, chairman of the board of directors, chief executive officer and president, joined us in March 1997. Before joining us, Mr. Parks was president of First Data Resources, the credit card processing and billing division of First Data Corporation, from December 1993 to July 1994. Mr. Parks joined First Data Corporation in July 1976 where he gained increased responsibility for sales, service, operations and profit and loss management during his 18 years of service. Mr. Parks holds a Bachelor's degree from the University of Kansas.

    IVAN SZEFTEL, executive vice president and president of our Retail Services business unit, joined us in May 1998. Before joining us, he served as chief operating officer of Forman Mills, Inc. from November 1996 to April 1998. Prior to that, he served as executive vice president and chief financial officer of Charming Shoppes, Inc. from November 1981 to February 1996. Mr. Szeftel holds Bachelor's and post graduate degrees from the University of Cape Town and is a Certified Public Accountant in the State of Pennsylvania.

    JOHN SCULLION, president and chief executive officer of Loyalty Management Group Canada Inc., joined The Loyalty Group in October 1993. Prior to becoming president, he served as chief operating officer for The Loyalty Group. Prior to that, he served as chief financial officer of The Rider Group from September 1988 to October 1993. Mr. Scullion holds a Bachelor's degree from the University of Toronto.

    RONALD G. CARTER, executive vice president and president of our Network Services business unit, joined us in February 1998. Before joining us, he served as president of BuyPass Corporation, the network services division of Concord EFS, Inc., from June 1995 to February 1998. Prior to BuyPass Corporation, he held positions at First Data Corporation from August 1992 to January 1995.
Mr. Carter holds a Bachelor's degree from the University of Tulsa.

    JAMES E. ANDERSON, executive vice president and president of our Utilities Services business unit, joined us in May 1997. Before joining us, he served as executive vice president of Bank Card Services, a business unit of First Data Corporation, from December 1994 to March 1997, where he was responsible for acquisition integration and various processing units. He holds a Bachelor's degree from the University of Iowa and a Master's degree from National University.

    MICHAEL A. BELTZ, executive vice president and president of business development and planning, joined us in May 1997. He is responsible for database marketing services, new market identification, corporate product development and marketing, acquisitions and strategic planning. Before joining us, he served as executive vice president of sales and acquisitions of First Data Corporation from July 1983 to April 1997. Mr. Beltz holds a Bachelor's degree from the University of Nebraska.

    EDWARD K. MIMS, executive vice president and chief financial officer, joined us in February 1998. Before joining us, he had served as executive vice president and chief financial officer of Vidpro International Inc. from May 1997 to February 1998. Prior to that, he had served as executive vice president and chief financial officer of Comerica Bank--Texas from October 1983 to March 1997. He holds a Bachelor's degree from Southern Methodist University and is a Certified Public Accountant in the State of Texas.

    DWAYNE H. TUCKER, senior vice president of human resources and administration, joined us in June 1999. He is responsible for recruitment, organization development, training, facilities and corporate communications. Before joining us, he served as vice president of human resources for Northwest Airlines from February 1998 to February 1999 and as senior vice president of human resources for First Data Corporation from March 1990 to February 1998. Mr. Tucker holds a Bachelor's degree from Tennessee State University.

    STEVEN T. WALENSKY, senior vice president and chief information officer, joined us in July 1998. He is responsible for the management of the corporate information services organization. Before joining us, he served as senior vice president of data center services for First Data Corporation from October 1995 to June 1998. Prior to that, he held management positions with Visa International and Sprint. Mr. Walensky holds a Bachelor's degree from Rockhurst College located in Kansas City, Missouri.

    ROBERT P. ARMIAK, vice president and treasurer, joined us in February 1996. He is responsible for cash management, hedging strategy, risk management and capital structure. Before joining us, he held several positions, including most recently, treasurer, at FTD Inc. from August 1990 to February 1996. He holds a Bachelor's degree from Michigan State University and an MBA from Wayne State University.

    MICHAEL D. KUBIC, vice president, corporate controller and chief accounting officer, joined us in October 1999. Before joining us, he served as vice president of finance for Kevco, Inc. from March 1999 to October 1999. Prior to that he served as vice president and corporate controller for BancTec, Inc. from September 1993 to February 1998. Mr. Kubic holds a Bachelor's degree from the University of Massachusetts and is a Certified Public Accountant in the State of Texas.

    CAROLYN S. MELVIN, vice president of Legal Services, general counsel and secretary, joined us in September 1995 as vice president, general counsel and secretary of WFNNB. She is responsible for legal, audit and compliance. Before joining us, she served as vice president and counsel for National City Corporation from December 1982 until September 1995. Ms. Melvin holds a B.A. degree from Dickinson College and a J.D. from Ohio State University College of Law.

    RICHARD E. SCHUMACHER, JR., vice president of tax, joined us in October 1999. He is responsible for corporate tax affairs. Before joining us, he served as tax senior manager for Deloitte & Touche, LLP from 1989 to October 1999 where he was responsible for client tax services, practice management and was in the national tax practice serving the banking and financial services industry. Mr. Schumacher holds a Bachelor's degree from Ohio State University and a Master's from Capital University Law and Graduate School and is a Certified Public Accountant in the State of Ohio.

    BRUCE K. ANDERSON has served as a director since our merger in August 1996. Since March 1979, he has been a partner and co-founder of the investment firm, Welsh, Carson, Anderson and Stowe. Prior to that, he spent nine years with ADP where as executive vice president and a member of the board of directors, he was active in corporate development and general management. Before joining ADP, Mr. Anderson spent four years in computer marketing with IBM and two years in consulting. Mr. Anderson is currently a director of Amdocs Limited. He holds a Bachelor's degree from the University of Minnesota.

    ANTHONY J. DENICOLA has served as a director since our merger in August 1996. Mr. deNicola is a partner with Welsh, Carson, Anderson and Stowe, joining the firm in April 1994. Prior to that, he spent four years with William Blair & Company, financing middle market buy-outs from July 1990 to February 1994. Mr. deNicola is currently a director of Centennial Cellular Corporation. He holds a Bachelor's degree from DePauw University and an MBA from Harvard Business School.

    DANIEL P. FINKELMAN has served as a director since January 1998.
Mr. Finkelman is senior vice president of The Limited, Inc. and is responsible for all brand and business planning for that specialty retailer. He has been employed with The Limited since August 1996. Before joining The Limited, he was self-employed as a consultant from February 1996 to August 1996 and he served as executive vice president of marketing for Cardinal Health, Inc. from May 1994 to February 1996. Prior to that, he was a partner with McKinsey & Company where he was co-leader of the firm's marketing practice, focusing on loyalty and customer relationship management. Mr. Finkelman holds a Bachelor's degree from Grinnell College and graduated as a Baker Scholar at Harvard Business School.

    ROBERT A. MINICUCCI has served as a director since our merger in August 1996. Mr. Minicucci is a partner with Welsh, Carson, Anderson and Stowe, joining the firm in August 1993. Before joining Welsh, Carson, Anderson and Stowe, he served as senior vice president and chief financial officer of First Data Corporation from December 1991 to August 1993. Mr. Minicucci is currently a director of Amdocs Limited. Mr. Minicucci holds a Bachelor's degree from Amherst College and an MBA from Harvard Business School.

    BRUCE A. SOLL has served as a director since February 1996. Mr. Soll is senior vice president and counsel of The Limited, where he has been employed since September 1991. Before joining The Limited, he served as the Counsellor to the Secretary of Commerce in the Bush Administration from February 1989 to September 1991 where he was a senior policy official, focusing on international trade, telecommunications and technology. Mr. Soll holds a Bachelor's degree from Claremont McKenna College and a J.D. from the University of Southern California Law School.

CLASSES OF BOARD OF DIRECTORS

    Our certificate of incorporation authorizes there to be between six and 12 directors. Our board of directors currently consists of six members and we intend to designate three additional independent directors before consummation of this offering. Our board is divided into three classes that serve staggered three-year terms, as follows:

CLASS                                                EXPIRATION OF TERM   MEMBERS
-----                                                ------------------   --------
Class I............................................         2000              --

Class II...........................................         2001              --

Class III..........................................         2002              --

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. There are no family relationships among any of our directors, executive officers or division presidents.

COMMITTEES OF THE BOARD OF DIRECTORS

    Upon the consummation of this offering, our board of directors will
establish an audit committee, which will consist of Messrs.             ,
            and             , a compensation committee, which will consist of
Messrs.             and             , and an executive committee, which will
consist of Messrs.             ,             , and             .

    The audit committee will review the scope and approach of the annual audit, our annual financial statements and related auditors' report and the auditors' comments relative to the adequacy of our system of internal controls and accounting systems. The audit committee will also recommend to our board of directors the appointment of independent public accountants for the following year. The audit committee will consist of at least three members, all of whom
will be financially literate and will be independent directors.       has
significant experience in the [ACCOUNTING/FINANCE] industry. Our audit committee will adopt and periodically review a written charter that will specify the scope of its responsibilities.

    The compensation committee will review management compensation levels and provide recommendations to our board of directors regarding salaries and other compensation for our executive officers, including bonuses and incentive plans, and will administer our stock option plan.

    The executive committee will have the power and authority of our board of directors to manage our affairs between meetings. The executive committee will also regularly review significant corporate matters and recommend action as appropriate to our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to this offering, our board of directors as a whole made decisions relating to the compensation of Michael Parks and the executive officers reporting directly to him. During this time, Mr. Parks participated in all discussions concerning compensation of the executive officers reporting directly to him, except that Mr. Parks was excluded from discussions regarding his own compensation. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or on the compensation committee of our board of directors.

DIRECTOR COMPENSATION

    Our directors do not currently receive compensation for their services as members of the board of directors. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the board of directors and any committee of the board of directors.

    Non-employee directors currently participate in our stock option and restricted stock purchase plan. We anticipate compensating non-employee board members at a rate competitive with the market and industry peers in some combination of cash compensation and stock options. These plans have not been finalized as of this filing. Directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the board of directors and any committee of the board of directors.

EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for each of the last three fiscal years for our chief executive officer and our four other most highly compensated executive officers during 1999. These five individuals are referred to as the named executive officers.

                                                                                        LONG-TERM
                                                            ANNUAL COMPENSATION       COMPENSATION
                                                           ----------------------   -----------------
                                                                                       SECURITIES
                                                                                       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY ($)   BONUS(1)    OPTIONS, SARS (#)    COMPENSATION
---------------------------                     --------   ----------   ---------   -----------------   --------------
J. Michael Parks(2)...........................    1999
  Chairman of the Board,                          1998     $ 475,000    $ 440,000             --           $ 18,773
  Chief Executive Officer and President           1997     $ 395,833    $ 160,000        428,571           $ 61,474

Ivan Szeftel(3)...............................    1999
  President, Retail Credit Services               1998     $ 192,115    $ 155,833        142,857           $ 29,430

Michael A. Beltz(4)...........................    1999
  Executive Vice President and President,         1998     $ 250,000    $ 220,000         85,714           $  6,448
  Business Development and Planning               1997     $ 163,141    $ 125,000         57,143           $ 64,112

Edward K. Mims(5).............................    1999
  Executive Vice President                        1998     $ 189,231    $ 123,750         71,429           $  4,294
  and Chief Financial Officer

James E. Anderson(6)..........................    1999
  Executive Vice President and                    1998     $ 202,500    $ 112,063         35,715           $  5,770
  President, Utilities Services                   1997     $ 126,667    $  70,000         35,714           $ 47,315

--------------------------

(1) Bonuses represent amounts earned by each executive officer during the referenced year, although paid in the following year. We historically pay bonuses each March for the prior year.

(2) Mr. Parks has been employed with us since March 1997.

(3) Mr. Szeftel has been employed with us since May 1998.

(4) Mr. Beltz has been employed with us since May 1997.

(5) Mr. Mims has been employed with us since February 1998.

(6) Mr. Anderson has been employed with us since May 1997.

    All other compensation amounts include our matching contributions to the 401(k) and Retirement Savings Plan, the Supplemental Executive Retirement Plan, the life insurance premiums we pay on behalf of each executive officer, relocation expenses and sign-on bonuses as follows:

                                                                    LIFE INSURANCE                           SIGN-ON
                                             YEAR     401(K) PLAN      PREMIUMS        SERP     RELOCATION    BONUS
                                           --------   -----------   --------------   --------   ----------   --------
J. Michael Parks.........................    1999                                                     --          --
                                             1998       $10,743          $180         $7,850          --          --
                                             1997       $ 3,829           180             --     $57,465          --

Ivan Szeftel.............................    1999                                                     --
                                             1998       $ 4,286          $144             --          --     $25,000

Michael A. Beltz.........................    1999                                                     --          --
                                             1998       $ 4,375          $120             --     $ 1,953          --
                                             1997            --          $120             --     $63,992          --

Edward K. Mims...........................    1999                                                     --          --
                                             1998       $ 4,186          $108             --          --          --

James E. Anderson........................    1999                                                     --          --
                                             1998       $ 4,100          $ 91             --     $ 1,578          --
                                             1997            --          $ 91             --     $47,224          --

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning option grants made to the named executive officers during 1999 pursuant to our stock option plan.

                                                INDIVIDUAL GRANTS
                                --------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                             PERCENTAGE OF                             AT ASSUMED ANNUAL RATES
                                NUMBER OF    TOTAL OPTIONS                                 OF STOCK PRICE
                                SECURITIES    GRANTED TO                               APPRECIATION FOR OPTION
                                UNDERLYING   EMPLOYEES IN    EXERCISE                        TERM ($)(2)
                                 OPTIONS        FISCAL        PRICE     EXPIRATION   ---------------------------
                                GRANTED(#)      YEAR(1)       ($/SH)       DATE          5%             10%
                                ----------   -------------   --------   ----------   -----------   -------------
J. Michael Parks..............   107,143          13.1%       $7.70      2/1/2008     $518,838      $1,314,838

Ivan Szeftel..................    28,571           3.5%       $7.70      2/1/2008     $138,357      $  350,623

Michael A. Beltz..............    28,571           3.5%       $7.70      2/1/2008     $138,357      $  350,623

Edward K. Mims................    42,857           5.2%       $7.70      2/1/2008     $207,535      $  525,935

James E. Anderson.............    42,857           5.2%       $7.70      2/1/2008     $207,535      $  525,935

------------------------

(1) Options to purchase a total of 633,143 shares of common stock at an exercise price of $7.70 per share and options to purchase a total of 187,857 shares of common stock at an exercise price of $8.25 per share were granted in 1999.

(2) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of the future price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES IN LAST FISCAL YEAR

    The following table sets forth certain information concerning all unexercised options held by the named executive officers as of December 31, 1999. No options were exercised during 1999.

                                                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                         OPTIONS AT                  MONEY OPTIONS AT
                                                     FISCAL YEAR-END(#)             FISCAL YEAR-END(1)
                                                 ---------------------------   -----------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                             -----------   -------------   ------------   --------------
J. Michael Parks...............................    267,857        267,857
Ivan Szeftel...................................     35,714        135,715
Michael A. Beltz...............................     46,429        125,000
Edward K. Mims.................................     17,857         96,429
James E. Anderson..............................     24,554         89,732

------------------------

(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the anticipated
    initial public offering price of $      per share.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

    We generally do not to enter into employment agreements with our employees. However, as part of some of our acquisitions, we have entered into agreements with selected key individuals to ensure the success of the integration of the acquisition and long-term business strategies. In addition, we have entered into letter agreements with Mr. Parks and Mr. Szeftel.

    J. MICHAEL PARKS. Mr. Parks entered into an employment agreement effective March 10, 1997 to serve as our chairman of the board and chief executive officer. During the term of this agreement, Mr. Parks will receive a minimum base salary of $475,000. Mr. Parks is entitled to an incentive bonus of $400,000 based on the achievement of our annual financial goals. Under the agreement, Mr. Parks was granted options to purchase 428,571 shares of our common stock at an exercise price of $7.00 per share. Of these shares, 142,857 shares vested on Mr. Parks second year anniversary with us. The remaining 285,714 shares vest annually over four years based upon the achievement of corporate performance goals. Mr. Parks is entitled to participate in our 401(k) and Retirement Savings Plan, our 1999 Incentive Compensation Plan and any other employee benefits as provided to other senior executives.

    IVAN SZEFTEL.  Mr. Szeftel entered into an employment agreement dated
May 4, 1998 to serve as the president of our retail services division. During the remaining term of his agreement, Mr. Szeftel is entitled to receive a minimum base salary of $325,000, subject to increases based on annual reviews. Mr. Szeftel is entitled to an incentive bonus of $200,000 based on the achievement of our annual financial goals. In addition, we granted Mr. Szeftel options to purchase 142,857 shares of our common stock at an exercise price of $7.00 per share. Mr. Szeftel is entitled to participate in our 401(k) and Retirement Savings Plan, our 1999 Incentive Compensation Plan and any other employee benefits as provided to other senior executives.

    The employment agreement provides severance payments to Mr. Szeftel if we terminate his employment without cause or if Mr. Szeftel terminates his employment for good reason. In such cases, Mr. Szeftel will be entitled to six months base salary if terminated in his first year, nine months base salary if terminated in his second year and 12 months base salary if terminated after his second year.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

    We adopted the Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan in August 1996. This plan provides for grants of incentive stock options, nonqualified stock options and awards to selected employees, officers, directors and other persons performing services for us or any of our subsidiaries. A total of 3,821,428 shares of common stock have been reserved for issuance pursuant to the plan. As of December 31, 1999, there were 3,017,428 shares of common stock subject to options previously granted at a weighted average exercise price of $7.38 per share.

    Incentive stock options may be granted to any person, including a director or officer, employed on a full-time basis by us or any of our subsidiaries. Nonqualified stock options and awards may be granted to any of our stockholders, any employees of our stockholders that perform services for us and any person employed by, or performing services for, us or any of our subsidiaries, including our directors and officers.

    The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. If an incentive stock option is granted to an employee who owns more than 10% of our common stock, the exercise price of that option may not be less than 110% of the fair market value of the common stock on the option grant date. The exercise price for nonqualified stock options granted under the plan may be equal to, more than or less than 100% of the fair market value of the common stock on the option grant date.

    The plan gives the compensation committee or the board of directors the sole discretion to determine the vesting provisions for each individual award. All options vest on a common vesting date, which is the first day of February. The normal vesting provision provides for vesting of 33 1/3% of the options each year over a three-year period, beginning on the first day of February of the eighth year after the options have been awarded. Options terminate on the tenth anniversary of the date of grant. However, if we meet the annual operating income goal as determined by our board of directors, vesting can be accelerated. Our board of directors designates a percentage of the options that will vest in this accelerated manner if we meet the annual operating income goal. Historically, this designated percentage has been equal to 25% of the options granted.

    Restricted stock may be sold to directors, employees and consultants at various prices, but not below par value, and may be made subject to restrictions such as the participant's continued employment or the satisfaction of performance targets. In general, restricted stock may not be sold or transferred until the restrictions are removed or expire. We may repurchase restricted stock from a participant at the original purchase price if the conditions or restrictions are not met.

    The compensation committee of our board of directors administers the plan with respect to members of our executive committee and determines the pool of shares available to other participants. Our chairman of the board and chief executive officer is responsible for making individual determinations regarding awards to those participants.

ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN

    The Alliance Data Systems 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions made by employees or by us to the plan, and income earned on these contributions, are not taxable to employees until withdrawn from the plan. The plan covers U.S. employees of ADS Alliance Data Systems, Inc., our wholly-owned subsidiary, and any other subsidiary or affiliated organization that adopts this plan. We and all of our U.S. subsidiaries are currently covered under the plan. All employees who either
(1) have been employed for at least one year and are at least 21 years old or
(2) are at least 45 years old and are scheduled to work at least 1,000 hours in the plan year are eligible to participate. Effective January 1, 2000, all employees who are at least 21 years old and who we have employed for at least six months and who have worked at least 500 hours will be eligible to participate.

    Under this plan, we make regular matching contributions on the first 3% of each participant's contributions. An additional matching contribution on the second 3% of each participant's contributions may be made annually at the discretion of our board of directors. Each of our matching contributions vests 20% over five years for employees with less than five years of service, all contributions vest immediately or earlier if the participating employee retires at age 65, becomes disabled, dies or is terminated. In addition to matching contributions, we make a non-discretionary retirement contribution based on the participant's age and years of service with us. The retirement contributions become 100% vested once the participant has served five years with us.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    We adopted the ADS Alliance Data Systems, Inc. Supplemental Executive Retirement Plan in May 1999 to help certain key individuals maximize their pre-tax savings and company contributions that are otherwise restricted due to tax limitations. Eligibility under the plan requires an individual to: (1) be a regular, full-time U.S. employee of ADS Alliance Data Systems, (2) receive compensation equal to or greater than the IRS compensation limit as of December 31 of the previous calendar year and (3) be a participant in the Alliance Data Systems 401(k) and Retirement Savings Plan.

    This plan allows the participant to contribute:

    - up to 16% of eligible compensation on a pre-tax basis;

    - any 401(k) contributions that would otherwise be returned because of reaching the statutory limit; and

    - any retirement savings plan contributions for compensation in excess of the statutory limits.

The participant is always 100% vested in his or her own contributions. A participant becomes 100% vested in the retirement savings plan contributions after five continuous years of service. The contributions accrue interest at a rate of 8% a year, which may be adjusted periodically by the 401(k) and Retirement Savings Plan Investment Committee.

    The participant does not have access to any of the contributions or interest while actively employed with us, unless the participant experiences an unforeseeable financial emergency. Loans are not available under this plan. If the participant ceases to be actively employed, retires or becomes disabled, the participant will receive the value of his or her account within 60 days of the end of the quarter in which he or she became eligible for the distribution. A distribution from the plan is taxed as ordinary income and is not eligible for any special tax treatment.

1999 INCENTIVE COMPENSATION PLAN

    The Alliance Data Systems 1999 Incentive Compensation Plan provides an opportunity for certain U.S. employees to be eligible for a cash bonus based on achieving certain objectives. To be eligible under the plan, employees must meet certain eligibility requirements and be selected by the compensation committee.

    Under the plan, each participant has an incentive compensation target that is expressed as a percent of annual base earnings. The participant's incentive compensation target is based on various objectives that are weighted to reflect the participant's contributions to company, business unit and individual goals, which are established at the beginning of the plan year. The company objective is based on our operating income, the business unit objective is based on financial and operational objectives and the individual objectives are items of importance to us that the individual can impact. The amount of compensation a participant receives depends on the percentage of objectives that were achieved. Eighty percent of the objectives must be achieved before a participant is eligible for any payout. The maximum payout is equal to 150% of the participant's incentive compensation target.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 1999 by:

    (1) each person who is known by us to own beneficially more than 5% of our common stock;

    (2) each current director;

    (3) each of the named executive officers; and

    (4) all directors and executive officers as a group.

    Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 73,073,999 shares of our
common stock outstanding on December 31, 1999, and             shares of our
common stock outstanding after completion of this offering, both of which reflect the conversion of all outstanding shares of Series A preferred stock into common shares and the exercise of all outstanding warrants.

                                                                                     PERCENT OF SHARES
                                                                                       BENEFICIALLY
                                                                                         OWNED(1)
                                                              SHARES BENEFICIALLY   -------------------
                                                               OWNED BEFORE AND      BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                       AFTER OFFERING(1)    OFFERING   OFFERING
------------------------                                      -------------------   --------   --------
Welsh, Carson, Anderson & Stowe(2) .........................      53,859,878          73.7%
  320 Park Avenue, Suite 2500
  New York, New York 10022-6815

Limited Commerce Corp. .....................................      18,852,912          25.8
  Three Limited Parkway
  Columbus, Ohio 43230

J. Michael Parks(3).........................................         267,857             *          *

Ivan Szeftel(4).............................................          35,714             *          *

Michael A. Beltz(5).........................................          46,429             *          *

Edward K. Mims(6)...........................................          17,857             *          *

James E. Anderson(7)........................................          24,554             *          *

Bruce K. Anderson(8)........................................         444,486             *          *

Anthony J. deNicola(8)......................................          72,869             *          *

Robert A. Minicucci(8)......................................         116,443             *          *

All directors and executive officers as a group
  (16 individuals)(9).......................................       1,101,701           1.5%

------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options, warrants or convertible preferred stock held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of December 31, 1999, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(2) Includes 11,750,641 shares issuable upon conversion of Series A preferred stock owned of record by WCAS VIII L.P., WCAS Information Partners, L.P. and 20 other individuals. Also includes

    - 7,142,850 shares of common stock held by Welsh, Carson, Anderson & Stowe VI, L.P.,

    - 23,043,146 shares of common stock held by Welsh, Carson, Anderson & Stowe VII, L.P.,

    - 9,207,792 shares of common stock held by Welsh, Carson, Anderson & Stowe VIII, L.P.,

    - 140,873 shares of common stock held by WCAS Information Partners LP,

    - 345,083 shares of common stock held by WCAS Capital Partners II LP,

    - 842,857 shares of common stock held by WCAS Capital Partners III LP, and

    - 1,386,636 shares of common stock held by individual partners of Welsh Carson.

(3) Represents options to purchase 267,857 shares of common stock which are exercisable within 60 days of December 31, 1999.

(4) Represents options to purchase 35,714 shares of common stock which are exercisable within 60 days of December 31, 1999.

(5) Represents options to purchase 46,429 shares of common stock which are exercisable within 60 days of December 31, 1999.

(6) Represents options to purchase 17,857 shares of common stock which are exercisable within 60 days of December 31, 1999.

(7) Represents options to purchase 24,554 shares of common stock which are exercisable within 60 days of December 31, 1999.

(8) The number of shares beneficially owned by Mr. Anderson includes 128,149 shares issuable upon conversion of Series A preferred stock. The number of shares beneficially owned by Mr. deNicola includes 42,427 shares issuable upon conversion of Series A preferred stock. The number of shares beneficially owned by Mr. Minicucci includes 12,233 shares issuable upon conversion of Series A preferred stock. Each of Bruce K. Anderson, Anthony
    J. deNicola and Robert A. Minicucci are partners of Welsh, Carson,
    Anderson & Stowe and certain of its affiliates and may be deemed to be the beneficial owner of the common stock beneficially owned by Welsh Carson and described in note 2 above.

(9) Includes options to purchase an aggregate of 392,411 shares of common stock which are exercisable within 60 days of December 31, 1999 held by Messrs. Parks, Szeftel, Beltz, Mims and Anderson, and 182,809 shares issuable upon conversion of Series A preferred stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH WELSH, CARSON, ANDERSON & STOWE

    Welsh, Carson, Anderson & Stowe VI, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners II, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P., WCA Management Corporation and various other individuals who are limited partners of the Welsh Carson limited partnerships beneficially owned approximately 73.7% of our outstanding common stock as of December 31, 1999. The individual partners of the Welsh Carson limited partnerships include Bruce K. Anderson, Anthony J. deNicola and Robert A. Minicucci, each of whom is a member of our board of directors.

    In July 1999, we sold 120,000 shares of Series A preferred stock to Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P. and 20 individuals who are partners of some or all of the Welsh Carson limited partnerships for an aggregate purchase price of $120.0 million. The preferred shares were issued to finance, in part, the acquisition of the network services business of SPS Payment Systems, Inc. Prior to the completion of this offering, these preferred shares will be converted into an aggregate of 11,428,571 shares of our common stock.

    In July 1998, we sold 12,987,013 shares of common stock to Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., and 16 other individuals who are partners of some or all of the Welsh Carson limited partnerships for an aggregate purchase price of $100.0 million. The shares were issued to finance, in part, the acquisition of all outstanding stock of Loyalty.

    In August 1998, we sold 38,961 shares of common stock to WCAS Capital Partners II, L.P. at a value of $7.70 per share as consideration for WCAS Capital Partners II, L.P. extending the maturity of a 10% subordinated note we issued to it in January 1996 in the principal amount of $30.0 million and originally due January 24, 2002. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADS Alliance Data Systems, Inc. This note will be paid in full with the proceeds of this offering.

    In September 1998, we issued 842,857 shares of common stock to WCAS Capital Partners III, L.P. and issued a 10% subordinated note to WCAS Capital Partners III, L.P. in the principal amount of $52.0 million to finance, in part, the acquisition of Harmonic Systems Incorporated. Principal on the note is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is payable semi-annually in arrears on each March 15 and September 15. This note will be paid in full with the proceeds of this offering.

    We paid Welsh, Carson, Anderson & Stowe $2.0 million in fiscal 1998 and $1.2 million in fiscal 1999 for investment banking services rendered in connection with our acquisitions.

    We have evaluated the creation of a coalition loyalty program in the U.S. Because of the significant funding obligation to establish such a program, we have elected not to pursue the program. Our existing stockholders may decide to pursue the program through a separate company that they will fund to the extent that they choose to participate. In the event our existing stockholders choose to pursue the program, we anticipate providing the intellectual property and expertise necessary for the program through a service agreement, which will be negotiated on an arms-length basis.

TRANSACTIONS WITH THE LIMITED

    The Limited Commerce Corp. beneficially owned approximately 25.8% of our common stock as of December 31, 1999. The Limited Commerce Corp. is owned by Structure, Inc., which is owned by The Limited, Inc. Therefore, The
Limited, Inc., a significant customer of ours, indirectly owns one of our principal stockholders. Pursuant to a stockholders agreement with Welsh Carson and Limited

Commerce Corp., Limited Commerce Corp. has the right to maintain two designees on our board of directors until the completion of this offering. Mr. Finkelman and Mr. Soll are the current Limited Commerce Corp. designees on our board of directors.

    The Limited, Inc. operates through a variety of different retail and catalog affiliates that operate under different names, including Bath & Body Works, The Limited Stores, Structure, Victoria's Secret Catalogue, Victoria's Secret Store, Lerner New York, Lane Bryant and Express. Many of these affiliates have entered into credit card processing agreements with WFNNB, and these affiliates of The Limited represented approximately 50% of our credit card receivables as of September 30, 1999.

    Pursuant to these credit card processing agreements, WFNNB provides credit card processing services and issues private label credit cards on behalf of the businesses. Under these agreements, WFNNB pays the business an amount equal to the amount charged by the business's customers using the private label credit card issued by WFNNB, less a discount, which varies among agreements. WFNNB assumes the credit risk for these credit card transactions. Payments are also made to WFNNB from the businesses relating to credit card issuance and processing.

    Most of these credit card processing agreements were entered into in 1996 and expire in 2006. These agreements give the businesses various termination rights, including the ability to terminate these contracts under certain circumstances after the first six years if WFNNB is unable to remain competitive with independent third parties that provide similar services.

    In general, WFNNB owns information relating to the holders of credit cards issued under these agreements, but WFNNB is prohibited from disclosing information about these holders to third parties that the Limited determines competes with The Limited or its affiliated businesses. WFNNB is also prohibited from providing marketing services to competitors of The Limited or its affiliated businesses as determined by The Limited. WFNNB may provide marketing services to other third parties that are not competitors of The Limited or its affiliated businesses, but it must share revenue from these services with The Limited and its affiliated businesses.

    We periodically enter into agreements with various retail affiliates of The Limited to provide database marketing programs and projects. These agreements are generally short-term in nature, ranging from three to six months.

    We received total revenues directly from The Limited and its retail affiliates of $30.6 million during 1997, $33.0 million during 1998 and $36.4 million during 1999.

    In August 1998, we sold 25,974 shares of common stock to Limited Commerce Corp. at a value of $7.70 per share as consideration for Limited Commerce Corp. extending the maturity of a 10% subordinated note we issued in January 1996 to WCAS Capital Partners II, L.P., which sold the note to Limited Commerce Corp. The note is in the principal amount of $20.0 million and was originally due January 24, 2002. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADS Alliance Data Systems, Inc. This note will be paid in full with the proceeds of this offering.

    The Limited guarantees WFNNB's lease obligations under a lease for a 100,800 square foot facility in Columbus, Ohio. The lease expires in January 2001 and the current monthly lease rate is $69,407.

STOCKHOLDERS' AGREEMENT WITH WELSH CARSON AND THE LIMITED

    In connection with the above sale of shares to the Welsh Carson affiliates and Limited Commerce Corp., we entered into a stockholders agreement, as amended, with Limited Commerce Corp., various Welsh Carson affiliates and various individual stockholders who are partners in some or all of the Welsh Carson limited partnerships. This agreement contains transfer restrictions, various stockholder rights, provisions allowing Welsh Carson to designate up to three members of our board of directors and allowing Limited Commerce Corp. to designate up to two members of our board of directors, provisions relating to the amendment of our certificate of incorporation and bylaws and capital calls. Welsh Carson also has the right to appoint a representative to attend and participate in board and committee meetings. All of these provisions will terminate upon completion of this offering.

    Pursuant to the stockholders agreement, we granted the Welsh Carson affiliates and Limited Commerce Corp. two demand registration rights and "piggyback" registration rights. The demand rights enable the Welsh Carson affiliates and Limited Commerce Corp. to require us to register their shares with the SEC under the Securities Act at any time after the consummation of this initial public offering. Piggyback rights allow the Welsh Carson affiliates and Limited Commerce Corp. to register the shares of our common stock that they purchased along with any shares that we register with the SEC. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares, and are subject to the lock-up agreements entered into between holders of registration rights and Bear, Stearns & Co. Inc. We anticipate that Welsh Carson affiliates and Limited Commerce Corp. will waive these registration rights in connection with this offering.

INTERCOMPANY INDEBTEDNESS

    In December 1998, our subsidiaries issued to us revolving promissory notes, due November 30, 2002, as described below. Principal payments are due on demand. The notes accrue interest at the rate of 10% per annum and interest is payable quarterly or upon demand.

                                                                             AMOUNT OF PRINCIPAL
                                                                              OUTSTANDING AS OF
                                                              CREDIT LINE    SEPTEMBER 30, 1999
                                                              ------------   -------------------
World Financial Network National Bank note..................  $100,000,000       $         --
ADS Alliance Data Systems, Inc. note........................   200,000,000        120,000,000
Alliance Data Systems (New Zealand) Limited note............    11,250,000          9,750,000
Harmonic Systems Incorporated note..........................    62,000,000         52,000,000
Loyalty Management Group Canada Inc. note...................    20,000,000                 --

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, our authorized capital stock will
consist of          shares of common stock, par value $0.01 per share, of which
         shares will be issued and outstanding, and          shares of preferred
stock, par value $0.01 per share, of which no shares will be outstanding. The following summary of our capital stock is qualified in its entirety by reference to our restated certificate of incorporation and our bylaws.

COMMON STOCK

    Our common stockholders are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

PREFERRED STOCK

    Our board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

    One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control without further action by the stockholders.

SERIES A PREFERRED STOCK

    Upon consummation of the offering, all of the outstanding shares of Series A preferred stock will be converted into shares of common stock and there will be no Series A preferred stock outstanding.

EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    Upon consummation of the offering there will be       authorized but
unissued shares of our common stock and       shares of preferred stock
available for our future issuance without stockholder approval. Of the shares of common stock available for future issuance, 3,821,428 shares have been reserved for issuance under our stock option and restricted stock purchase plan.

    Shares of common stock and preferred stock available for future issuance may be utilized for a variety of corporate purposes, including to facilitate acquisitions or future public offerings to raise additional capital. We do not currently have any plans to issue additional shares of common stock or preferred stock, other than shares of common stock issuable under our stock option plans.

ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND BYLAWS. A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions such as those that provide for the classification of our board of directors and that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

    CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation divides our board of directors into three classes. The directors in each class serve in terms of three years and until their successors are duly elected and qualified. The terms of directors are staggered by class. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors, as the classification of our board of directors and such other provisions generally increase the difficulty of, or may delay, replacing a majority of the directors. Our bylaws provide that directors may be removed only for cause, by the holders of a majority of the shares entitled to vote at an election of directors. A majority of the directors then in office, by action at a meeting or by written consent, may elect a successor to fill any vacancies or newly created directorships.

    MEETINGS OF STOCKHOLDERS. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors, provided that the date is not more than 120 days after the end of our fiscal year. A special meeting of our stockholders may be called by our board of directors or our chief executive officer and will be called by our chief executive officer or secretary upon written request by a majority of our board of directors.

    ADVANCE NOTICE PROVISIONS. Our bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intention a specified number of days in advance of the meeting and furnishes to us certain information regarding itself and the intended nominee. Our bylaws also require a stockholder to provide to our secretary advance notice of business to be brought by such stockholder before any annual or special meeting of our stockholders, as well as certain information regarding the stockholder and any material interest the stockholder may have in the proposed business. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

    AMENDMENT OF THE BYLAWS. Our bylaws may be altered, amended, repealed or replaced by our board of directors or our stockholders at any annual or regular meeting, or at any special meeting if notice of the alteration, amendment, repeal or replacement is given in the notice of the meeting.

    DELAWARE ANTI-TAKEOVER LAW.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

    - a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"),

    - an affiliate of an interested stockholder, or

    - an associate of an interested stockholder,

for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of more than 10% of our assets.

    However, the above provisions of Section 203 do not apply if:

    - our board approves the transaction that made the stockholder an "interested stockholder," prior to the date of that transaction;

    - after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

    - on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder."

    This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware Law.

    Our certificate of incorporation and bylaws provide that:

    - we must indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law;

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

    Prior to the consummation of this offering, we intend to obtain directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

    The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of a substantial number of shares of our common stock in the public market could adversely affect trading prices prevailing from time to time. As of December 31, 1999, principal stockholders held 72,712,790 shares, representing 99.5% of the outstanding shares of our common stock. After this
offering, we will have          shares of our common stock outstanding. Of these
shares, all shares sold in the offering, other than shares, if any, purchased by
our affiliates, will be freely tradable. Of the remaining          shares,
         shares will be freely transferable and          shares will be
"restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if such sale is registered under the Securities Act or if such sale qualifies for an exemption from registration, such as the one provided by Rule 144. Sales of the restricted shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of our common stock.

    Subject to the lock-up agreements described below and the provisions of
Rule 144 and 144(k),          additional shares will be available for sale in
the public market.

LOCK-UP AGREEMENTS

    Our officers, directors and other stockholders who hold in the aggregate shares of our common stock and holders of options to purchase shares of our common stock which vest and are exercisable within the next days, have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc.

RULE 144

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the later of the date of the acquisition of such shares from the issuer or from an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding,
      approximately          shares immediately after this offering; or

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701, any of our employees or directors who purchase shares from us in connection with our stock option plan or other written agreements are eligible to resell these shares 90 days after the date of this offering in reliance on Rule 144, without compliance with certain restrictions contained in Rule 144, including the holding period.

    We intend to file registration statements to register shares of common stock reserved for issuance under our stock option plan. These registration statements will permit the resale of shares issued under these plans by non-affiliates in the public market without restriction, subject to the lock-up agreements.

                                  UNDERWRITING

    UNDERWRITING AGREEMENT. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each of the underwriters named below, for whom Bear, Stearns & Co. Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Bear, Stearns & Co. Inc.....................................
Merrill Lynch, Pierce Fenner & Smith,
           Incorporated.....................................
Donaldson, Lufkin & Jenrette Securities Corporation.........

     Total..................................................

    The obligations of the underwriters under the underwriting agreement are several and not joint. This means that each underwriter is obligated to purchase from us only the number of shares of common stock set forth opposite its name in the table above. Except in limited circumstances set forth in the underwriting agreement, an underwriter has no obligation in relation to the shares of common stock which any other underwriter has agreed to purchase.

    The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of common stock if any are purchased.

    PUBLIC OFFERING PRICE AND DEALERS CONCESSION. The underwriters propose initially to offer the shares of common stock offered by this prospectus to the public at the initial public offering price per share set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and these dealers may reallow, concessions not in excess of $ per share on sales to certain other dealers. After commencement of this offering, the offering price, concessions and other selling terms may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

    OVER-ALLOTMENT OPTION. We have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase
up to             additional shares of common stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, each of the underwriters will be severally committed, subject to certain conditions, to purchase these additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table and we will be obligated to sell these additional shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. These additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold.

    UNDERWRITING COMPENSATION. The following table summarizes the compensation to be paid to the underwriters by us in connection with this offering:

                                                               TOTAL
                                             ------------------------------------------
                                             WITHOUT EXERCISE OF   WITH EXERCISE OF THE
                                             THE OVER-ALLOTMENT       OVER-ALLOTMENT
                                 PER SHARE         OPTION                 OPTION
                                 ---------   -------------------   --------------------
Underwriting discounts.........

    INDEMNIFICATION AND CONTRIBUTION. In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

    DISCRETIONARY ACCOUNTS. The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

    LOCK-UP AGREEMENTS.  We, all of our directors and officers and other
stockholders holding an aggregate of       shares of our common stock have
agreed not to sell or offer to sell or otherwise dispose of any shares of our common stock, subject to certain exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc.

    DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock was determined by negotiation between us and the representatives of the underwriters. Among the factors considered in these negotiations were:

    - the results of our operations in recent periods;

    - our financial condition;

    - estimates of our future prospects and of the prospects for the industry in which we compete;

    - an assessment of our management;

    - the general state of the securities markets at the time of this offering; and

    - the prices of similar securities of companies considered comparable to us.

    We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "ADD". There can be no assurance, however, that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets after this offering at or above the initial offering price.

    RESERVED SHARE PROGRAM.  The underwriters have reserved for sale, at the
initial public offering price, up to       shares of our common stock for our
employees, directors and other persons or entities with whom we have a business relationship. The number of shares available for sale to the general public in the offering will be reduced to the extent those persons purchase these reserved shares. Purchases of reserved shares are to be made through accounts at Bear, Stearns & Co. Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated or Donaldson, Lufkin & Jenrette Securities Corporation in accordance with their respective procedures for opening accounts and transacting in securities. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

    STABILIZATION AND OTHER TRANSACTIONS. In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering, including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover this short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of these stabilization transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of Alliance Data Systems Corporation and subsidiaries as of January 31, 1998 and December 31, 1998 and for the eleven months ended December 31, 1998, and each of the two fiscal years in the period ended January 31, 1998 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Loyalty Management Group Canada Inc. as of April 30, 1997 and 1998, and for each of the two years in the period ended April 30, 1998, as set forth in their report. We have included these financial statements in the propectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Harmonic Systems Incorporated at December 31, 1996 and 1997, and for each of the two years in the period ended December 31, 1997, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Harmonic Systems Incorporated's ability to continue as a going concern as described in Note 12 to the consolidated financial statements). We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

    After this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                       ALLIANCE DATA SYSTEMS CORPORATION

                                                                PAGE
                                                              --------
ALLIANCE DATA SYSTEMS CORPORATION AND SUBSIDIARIES

Report of Independent Auditors..............................  F-2
Consolidated Statements of Operations for the fifty-two
  weeks ended February 1, 1997, the fifty-three weeks ended
  January 31, 1998, and the eleven months ended December 31,
  1998......................................................  F-3
Consolidated Balance Sheets as of January 31, 1998 and
  December 31, 1998.........................................  F-4
Consolidated Statements of Stockholders' Equity for the
  fifty-two weeks ended February 1, 1997, the fifty-three
  weeks ended January 31, 1998, and the eleven months ended
  December 31, 1998.........................................  F-5
Consolidated Statements of Cash Flows for the fifty-two
  weeks ended February 1, 1997, the fifty-three weeks ended
  January 31, 1998, and the eleven months ended December 31,
  1998......................................................  F-6
Notes to Consolidated Financial Statements..................  F-7

Unaudited Interim Consolidated Statements of Operations for
  the nine months ended September 30, 1998 and 1999.........  F-28
Consolidated Balance Sheets as of December 31, 1998
  (audited) and September 30, 1999 (unaudited)..............  F-29
Unaudited Interim Consolidated Statements of Cash Flows for
  the nine months ended September 30, 1998 and 1999.........  F-30
Notes to Unaudited Interim Consolidated Financial
  Statements................................................  F-31

LOYALTY MANAGEMENT GROUP CANADA INC. AND SUBSIDIARY

Report of Independent Auditors..............................  F-35
Consolidated Balance Sheets as of April 30, 1997 and 1998...  F-36
Consolidated Statements of Operations and Retained Earnings
  (Deficit) for the two years ended April 30, 1997 and
  1998......................................................  F-37
Consolidated Statements of Cash Flows for the two years
  ended April 30, 1997 and 1998.............................  F-38
Notes to Consolidated Financial Statements..................  F-39

HARMONIC SYSTEMS INCORPORATED

Report of Independent Auditors..............................  F-45
Consolidated Balance Sheet as of December 31, 1996 and
  1997......................................................  F-46
Consolidated Statements of Operations for the two years
  ended December 31, 1996 and 1997..........................  F-47
Consolidated Statements of Changes in Shareholders' Equity
  (Deficit) for three years ended December 31, 1995, 1996
  and 1997..................................................  F-48
Consolidated Statements of Cash Flows for the two years
  ended December 31, 1996 and 1997..........................  F-49
Notes to Consolidated Financial Statements..................  F-50

                       ALLIANCE DATA SYSTEMS CORPORATION
                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Alliance Data Systems Corporation

    We have audited the accompanying consolidated balance sheets of Alliance Data Systems Corporation and subsidiaries as of January 31, 1998 and December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years ended February 1, 1997 and January 31, 1998 and for the eleven months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of January 31, 1998 and December 31, 1998 and the results of their operations and their cash flows for the respective stated periods in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Columbus, Ohio
March 29, 1999, except for Note 18,
  as to which the date is January 13, 2000

                       ALLIANCE DATA SYSTEMS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATION

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      52 WEEKS           53 WEEKS           11 MONTHS
                                                       ENDED              ENDED               ENDED
                                                  FEBRUARY 1, 1997   JANUARY 31, 1998   DECEMBER 31, 1998
                                                  ----------------   ----------------   -----------------
Revenues
    Processing and servicing fees...............      $199,405           $225,504           $306,366
    Financing charges, net......................        86,709            127,007            119,352
    Other income................................        11,224                888              8,591
                                                      --------           --------           --------
        Total revenue...........................       297,338            353,399            434,309
                                                      --------           --------           --------

Operating expenses
    Processing and servicing....................       144,038            161,360            209,013
    Salaries and employee benefit...............       109,582            127,087            156,464
    Depreciation and other amortization.........         6,860              7,402              8,270
    Amortization of purchased intangibles.......        15,603             19,061             34,321
                                                      --------           --------           --------
        Total operating expenses................       276,083            314,910            408,068
                                                      --------           --------           --------
Operating income................................        21,255             38,489             26,241
Interest expense................................         5,649             15,459             27,884
                                                      --------           --------           --------
Income (loss) from continuing operations before
  income taxes..................................        15,606             23,030             (1,643)
Income tax expense..............................         4,612              8,420              6,653
                                                      --------           --------           --------
Income (loss) from continuing operations........        10,994             14,610             (8,296)
Loss from discontinued operations, net of
  taxes.........................................            --             (8,247)              (300)
                                                      --------           --------           --------
Net income (loss)...............................      $ 10,994           $  6,363           $ (8,596)
                                                      ========           ========           ========
Earnings (loss) from continuing operations per
  share--basic and diluted......................      $   0.03           $   0.04           $  (0.02)
                                                      ========           ========           ========

Earnings (loss) per share--basic and diluted....      $   0.03           $   0.02           $  (0.02)
                                                      ========           ========           ========

Weighted average shares--basic and diluted......       328,686            329,512            375,563
                                                      ========           ========           ========

                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              JANUARY 31,    DECEMBER 31,
                                                                  1998           1998
                                                              ------------   -------------
                                          ASSETS

Cash and cash equivalents...................................    $ 20,595      $   47,036
Restricted cash and cash equivalents........................          --          17,909
Securities available-for-sale...............................          --          52,269
Trade receivables less allowance for doubtful accounts
  ($2,561 and $3,576 at January 31, 1998 and December 31,
  1998 respectively)........................................     104,361         143,286
Credit card receivables and seller's interest...............     144,440         139,458
Other current assets........................................      44,137          54,604
                                                                --------      ----------
        Total current assets................................     313,533         454,562

Property and equipment, net.................................      54,067          66,339
Other non-current assets....................................      27,941          62,411
Due from securitizations....................................     126,912         121,442
Intangible assets and goodwill, net.........................     104,356         305,365
                                                                --------      ----------
        Total assets........................................    $626,809      $1,010,119
                                                                ========      ==========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable............................................    $ 34,941      $   44,329
Accrued expenses............................................      27,542          58,590
Deferred income.............................................      17,739          17,733
Debt, current portion.......................................     136,309         148,149
                                                                --------      ----------
        Total current liabilities...........................     216,531         268,801

Other liabilities...........................................      21,223          21,131
Redemption obligation.......................................          --          80,213
Long-term and subordinated debt.............................     177,391         331,835
                                                                --------      ----------
        Total liabilities...................................     415,145         701,980
                                                                --------      ----------

Commitments and contingencies

Common stock, $0.01 par value; authorized 450,000 shares,
  issued 329,567 shares (January 31, 1998) and 427,383
  shares (December 31, 1998)................................       3,296           4,274
Additional paid-in capital..................................     115,934         221,998
Retained earnings...........................................      92,434          83,838
Accumulated other comprehensive loss........................          --          (1,971)
                                                                --------      ----------
        Total stockholders' equity..........................     211,664         308,139
                                                                --------      ----------
        Total liabilities and stockholders' equity..........    $626,809      $1,010,119
                                                                ========      ==========

                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                                                              ACCUMULATED
                                                     ADDITIONAL                  OTHER           TOTAL           TOTAL
                                                      PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                                SHARES     AMOUNT     CAPITAL     EARNINGS       LOSS            LOSS           EQUITY
                               --------   --------   ----------   --------   -------------   -------------   -------------
FEBRUARY 3, 1996.............  329,471     $3,295     $115,839    $75,077       $    --                        $194,211
Net income...................                                      10,994                                        10,994
                               -------     ------     --------    -------       -------                        --------
FEBRUARY 1, 1997.............  329,471      3,295      115,839     86,071            --                         205,205
Net income...................                                       6,363                                         6,363
Common stock issued..........       96          1           95                                                       96
                               -------     ------     --------    -------       -------                        --------
JANUARY 31, 1998.............  329,567      3,296      115,934     92,434            --                         211,664
Net loss.....................                                      (8,596)                      $ (8,596)        (8,596)
  Other comprehensive loss,
    net of tax:..............
    Unrealized gains on
      securities
      available-for-sale,
      net....................                                                     1,207            1,207          1,207
      Foreign currency
        translation
        adjustments..........                                                    (3,178)          (3,178)        (3,178)
                                                                                -------
Other comprehensive income...                                                    (1,971)
                                                                                                --------
Total comprehensive loss.....                                                                   $(10,567)
                                                                                                ========
Common stock issued..........   97,816        978      106,064                                                  107,042
                               -------     ------     --------    -------       -------                        --------
DECEMBER 31, 1998............  427,383     $4,274     $221,998    $83,838       $(1,971)                       $308,139
                               =======     ======     ========    =======       =======                        ========

                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                           52 WEEKS            53 WEEKS            11 MONTHS
                                                             ENDED               ENDED               ENDED
                                                       FEBRUARY 1, 1997    JANUARY 31, 1998    DECEMBER 31, 1998
                                                       -----------------   -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss) from continuing operations...........      $  10,994           $  14,610           $  (8,296)
  Adjustments to reconcile income (loss) from
    continuing operations to net cash provided by
    operating activities:
  Loss from discontinued operations..................             --              (8,247)               (300)
  Depreciation and amortization......................         22,463              26,463              43,093
  Provision for doubtful accounts....................          7,571                (294)             (3,383)
  Change in operating assets:
    Deferred income taxes............................         (4,186)             (1,413)             (1,011)
    Impairment of assets.............................             --                  --               4,000
    Accretion of deferred income.....................         (4,369)             (5,934)             (9,395)
    Change in trade accounts receivables.............          4,310             (75,876)            (20,868)
    Change in accounts payable and accrued
      expenses.......................................         22,661              15,393               6,076
    Change in other assets...........................         (2,327)              1,659             (17,546)
    Change in other liabilities......................           (509)              2,961              12,099
                                                           ---------           ---------           ---------
      Net cash provided by operating activities......         56,608             (30,678)              4,469
                                                           ---------           ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in intangible assets........................        (57,291)             (8,715)                 --
  Change in deferred income..........................         30,130                  --                  --
  Purchase of credit card receivables................       (385,063)           (344,464)                 --
  Change in due from securitizations.................        (48,670)            (46,456)              5,470
  Change in available for sale securities............             --                  --             (14,704)
  Net cash paid for corporate acquisition............             --                (716)           (133,973)
  Proceeds from sale of credit card receivable
    portfolios.......................................             --                  --              94,091
  Proceeds from securitization.......................        335,000             321,831
  Change in seller's interest........................           (871)             14,130             (76,975)
  Capital expenditures...............................        (10,868)            (39,356)            (14,443)
                                                           ---------           ---------           ---------
      Net cash used in investing activities..........       (137,633)           (103,746)           (140,534)
                                                           ---------           ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under debt agreements...................        523,911             582,497             382,043
  Repayment of borrowings............................       (441,900)           (477,723)           (325,803)
  Proceeds from issuance of common stock.............             --                  96             107,042
                                                           ---------           ---------           ---------
      Net cash provided by financing activities......         82,011             104,870             163,282
                                                           ---------           ---------           ---------
Effect of exchange rate changes......................             --                  --                (776)
                                                           ---------           ---------           ---------
Change in cash and cash equivalents..................            986             (29,554)             26,441
Cash and cash equivalents at beginning of period.....         49,163              50,149              20,595
                                                           ---------           ---------           ---------
Cash and cash equivalents at end of period...........      $  50,149           $  20,595           $  47,036
                                                           =========           =========           =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid......................................      $  13,027           $  21,669           $  33,695
                                                           =========           =========           =========
  Income taxes paid..................................      $  12,804           $   8,466           $  12,406
                                                           =========           =========           =========

                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACQUISITIONS

    DESCRIPTION OF THE BUSINESS--Alliance Data Systems Corporation ("ADSC" or, including its wholly-owned subsidiaries the "Company") is a leading provider of integrated information-based loyalty and marketing solutions primarily focused on business-to-consumer commerce. The Company develops and executes programs designed to help its clients target, acquire and retain loyal, profitable customers. The Company creates value for its clients through effective customer relationship management by: (1) facilitating transactions between its clients and their customers through multiple distribution channels; (2) assisting its clients in identifying and acquiring new customers; and (3) increasing the loyalty and profitability of existing customers.

    The Company operates in three reportable segments: Loyalty and Database Marketing Services, Transaction Services and Credit Services. Loyalty and Database Marketing Services provides a membership rewards program for multiple sponsors and marketing services to its customers by way of providing processing services for loyalty and rewards programs, data mining and database tools and reports. Transaction Services encompasses transaction processing, including network services and bank card settlement and card processing and servicing, such as account processing, billing and payment processing and customer care. Credit Services provides underwriting and risk management services. Credit Services generally securitizes the credit card receivables that it underwrites from its private label programs.

    BASIS OF PRESENTATION--During fiscal 1998, the Company changed its year end to a calendar year end basis. Prior to December 31, 1998, the Company operated a 52/53 week fiscal year that ended on the Saturday nearest January 31. Accordingly, fiscal 1996 represents the 52 weeks ended February 1, 1997, fiscal 1997 represents the 53 weeks ended January 31, 1998 and fiscal 1998 represents the 11 months ended December 31, 1998.

    ACQUISITIONS--World Financial Network Holding Corporation ("WFNHC") provided private label credit card services and database marketing for The Limited. On January 24, 1996, Business Services Holdings, Inc. ("BSH") purchased J.C. Penney's credit card transaction service business, BSI Business Services, Inc. ("BSI"). On August 30, 1996, BSH was merged into WFNHC in a transaction accounted for as entities under common control. Prior to the merger WFNHC and BSH were under common ownership and common management. Fiscal 1996 financial statements include the accounts of BSH prior to the merger. Subsequent to the merger, WFNHC changed its name to Alliance Data Systems Corporation and BSI changed its name to ADS Alliance Data Systems, Inc. ("ADSI").

    In November 1997, the Company formed a wholly-owned subsidiary, Alliance Data Systems (New Zealand) Limited ("ADSNZ"), to acquire the stock of Financial Automation Limited and Financial Automation Marketing Limited (collectively, "FAL") for approximately $10.5 million, financed through working capital. The acquisition was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately $2.8 million, was allocated to goodwill and is being amortized over 20 years using a straight-line basis. The results of operations of FAL have been included in the consolidated financial statements since November 1997. FAL developed and markets a proprietary fleet management tracking system to companies worldwide.

    In July 1998, the Company acquired the stock of Loyalty Management Group Canada, Inc. ("Loyalty") for approximately $183.0 million of net cash financed through a capital infusion of $100.0 million from stockholders and a bank loan of $100.0 million. The acquisition was accounted for

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACQUISITIONS (CONTINUED)

using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately $104 million, was allocated to goodwill and is being amortized over 25 years using a straight line basis. The results of operations of Loyalty have been included in the consolidated financial statements since July 1998.

    In September 1998 the Company acquired the stock of Harmonic Systems Incorporated ("HSI") for approximately $51.3 million of net cash financed through subordinated notes of $52.0 million. The acquisition was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately
$38.4 million, was allocated to goodwill and is being amortized over 25 years using a straight line basis. The results of operations of HSI have been included in the consolidated financial statements since September 1998. HSI provides retail chains with private data communications networks for the transmission of electronic data between their stores, a merchant's corporate data center and third party information service providers.

    SUPPLEMENTARY UNAUDITED PRO FORMA INFORMATION

    Unaudited pro forma information for the Company is presented below as if the Loyalty and the HSI acquisitions had occurred at the beginning of fiscal 1997 (in thousands, except per share amounts):

                                                              FISCAL 1998
                                                              -----------
  Revenue...................................................   $508,150
  Net income (loss).........................................    (33,860)
  Earnings per share........................................   $  (0.08)
  Weighted average number of shares.........................    422,923

2. SUMMARY OF SIGNIFICANT POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of ADSC and its wholly-owned subsidiaries, World Financial Network National Bank ("WFNNB"), a credit card bank under the Competitive Equality Banking Act of 1987, ADSI, Loyalty, HSI and ADSNZ. All significant intercompany transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    RESTRICTED CASH AND CASH EQUIVALENTS--Restricted cash and cash equivalents relate to a reserve fund for the Air Miles reward program. The reserve fund is maintained to fund redemptions of Air Miles reward miles from collectors.

    CREDIT CARD RECEIVABLES--Credit card receivables are generally securitized immediately or shortly after origination. As part of its securitization agreements, the Company is required to retain an interest in the credit card receivables for credit enhancements, which is referred to as seller's interest. Seller's interest is carried at fair value and credit card receivables are carried at lower of cost or market less an allowance for doubtful accounts.

    SECURITIES AVAILABLE-FOR-SALE--Debt securities for which the Company does not have the positive intent and ability to hold to maturity are classified as securities available-for-sale. These securities are

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of cumulative other comprehensive income.

    PROPERTY AND EQUIPMENT--Furniture, fixtures, computer equipment and software, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis, using estimated lives ranging from 3 to 15 years. Leasehold improvements are amortized over the remaining useful lives of the respective leases or the remaining useful lives of the improvements, whichever are shorter.

    REVENUE RECOGNITION POLICY--The Company derives substantially all of its revenue from two principal sources. The Company receives fees for providing information and transaction processing services to sponsors. It also earns financing income from its credit card receivables and securitization program.

    PROCESSING AND SERVICING FEES--The Company earns fees from sponsors by charging for participation in its loyalty program, thus allowing several sponsors to operate under a common membership rewards program. The Company is paid for these services on a per transaction basis, subject to certain sponsor-guaranteed minimums. Revenue is recognized upon completion of the related transaction, provided that there are no remaining significant obligations to be performed. Revenue from other processing and servicing fees is recognized as such services are performed.

    FINANCING CHARGES, NET--Financing charges, net, represents gains and losses on securitization of credit card receivables and interest income on seller's interest less a provision (credit) for doubtful accounts of $7.6 million provision, $0.3 million credit and $3.4 million credit and related interest expense of $7.2 million, $9.4 million and $8.4 million for fiscal 1996, 1997 and 1998, respectively.

    The Company records gains or losses on the securitization of credit card receivables on the date of sale based on the estimated fair value of assets sold and retained and liabilities incurred in the sale. Gains represent the present value of estimated future cash flows the Company has retained over the estimated outstanding period of the receivables. This excess cash flow essentially represents an interest only ("I/O") strip, consisting of the excess of finance charges and past-due fees over the sum of the return paid to certificate holders, and credit losses. The I/O strip is carried at fair value, with changes in the fair value reported as a component of cumulative other comprehensive income. The I/O strip is amortized over the life of the credit card receivables. Certain estimates inherent in the determination of fair value of the I/O strip are influenced by factors outside the Company's control, and as a result, such estimates could materially change in the near term. The gains on securitizations and other income from securitizations are included in finance charges, net.

    REDEMPTION OBLIGATION--The Company accrues a liability for its estimated future redemption obligations at the time it recognizes the related revenue. The Company makes payments to merchants pursuant to contractual arrangements when collectors redeem Air Miles reward miles. The Company records estimated future incremental costs of providing free travel or other free merchandise earned. The Company uses its historical business experience to make estimates of the amount of the rewards that will ultimately be redeemed, basing the estimates on historical patterns of usage and other factors. These redemption obligation estimates are evaluated and adjusted periodically. Any adjustments resulting from such evaluations are included in the results of operations for the periods in which the evaluations are completed.

    GOODWILL AND OTHER INTANGIBLES--Goodwill represents the excess of purchase price over the fair value of net assets acquired arising from business combinations and is being amortized on a

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

straight-line basis over estimated useful lives ranging from 20 to 25 years. Other intangible assets consist primarily of capitalized systems development costs and are amortized on a straight-line basis over the length of the associated contract or benefit period, which generally ranges from three to 20 years.

    MARKETING--The Company expenses marketing costs as incurred.

    EARNINGS PER SHARE--Basic earnings per share is based only on the weighted average number of common shares outstanding, excluding any dilutive effects of options or other dilutive securities. Diluted earnings per share is based on the weighted average number of common and common equivalent shares, dilutive stock options or other dilutive securities outstanding during the year.

    The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share data):

                                                                          FISCAL
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
NUMERATOR
  Income (loss) from continuing operations..................  $10,994    $14,610    $(8,296)
  Loss from discontinued operations.........................       --     (8,247)      (300)
                                                              -------    -------    -------
  Net income (loss) available to common stockholders........  $10,994    $ 6,363    $(8,596)
                                                              =======    =======    =======
DENOMINATOR
  Weighted average shares...................................  328,686    329,512    375,563
  Weighted average effect of dilutive securities:
    Net effect of dilutive stock options....................       --         --         --
    Net effect of dilutive stock warrants...................       --         --         --
                                                              -------    -------    -------
  Denominator for diluted calculation.......................  328,686    329,512    375,563
                                                              =======    =======    =======
Income (loss) from continuing operations--basic and
  diluted...................................................  $  0.03    $  0.04    $ (0.02)
Loss from discontinued operations--basic and diluted........       --      (0.02)        --
                                                              -------    -------    -------
Net income (loss) per share--basic and diluted..............  $  0.03    $  0.02    $ (0.02)
                                                              =======    =======    =======

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CURRENCY TRANSLATION--The assets and liabilities of the Company's subsidiaries outside the U.S. are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from currency transactions are recognized currently in income and those resulting from translation of financial statements are accumulated in a separate component of stockholders' equity.

    INCOME TAXES--Deferred income taxes are provided for differences arising in the timing of income and expenses for financial reporting and for income tax purposes using the asset/liability method of accounting. Under this method, deferred income taxes are recognized for the future tax consequences

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

attributable to the differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases, using enacted tax rates.

    LONG-LIVED ASSETS--Long-lived assets, goodwill and other intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

    OFF-BALANCE SHEET FINANCIAL INSTRUMENTS--The nature and composition of some of the Company's assets and liabilities and off-balance sheet items expose the Company to interest rate risk. To mitigate this risk, the Company enters into interest rate swap agreements. All of the Company's interest rate swaps are designated and effective as hedges of specific existing or anticipated assets, liabilities or off-balance sheet items. The Company's foreign currency denominated assets and liabilities expose it to foreign currency exchange rate risk. The Company has entered into cross-currency hedges to fix the exchange rate on Canadian debt. The Company does not hedge its net investment in its Canadian subsidiary. The Company does not hold or issue derivative financial instruments for trading purposes.

    Swap agreements involve the periodic exchange of payments over the life of the agreements. Amounts to be paid or received are recorded on an accrual basis as an adjustment to the related income or expense of the item to which the agreements are designated. As of January 31, 1998, the related amount receivable from counterparties was $251. As of December 31, 1998, the related amount payable to counterparties was $1.7 million. Changes in the fair value of interest rate swaps are not reflected in the accompanying financial statements where designated to existing or anticipated assets, liabilities or off-balance sheet items and where swaps effectively modify or reduce interest rate sensitivity.

    Realized and unrealized gains or losses at the time of maturity, termination, sale or repayment of a derivative contract are recorded in a manner consistent with its original designation. Amounts are deferred and amortized as an adjustment to the related income or expense over the original period of exposure, provided the designated asset, liability or off-balance sheet item continues to exist, or in the case of anticipated transactions, is probable of occurring. Realized and unrealized changes in the fair value of swaps designated with items that no longer exist or are no longer probable to occur are recorded as a component of the gain or loss arising from the disposition of the designated item.

    Interest rate and foreign currency exchange rate risk management contracts are generally expressed in notional principal or contract amounts that are much larger than the amounts potentially at risk for nonperformance by counterparties. In the event of nonperformance by the counterparties, the Company's credit exposure on derivative financial instruments is limited to the value of the contracts that have become favorable to the Company. The Company actively monitors the credit ratings of its counterparties. Under the terms of certain swaps, each party may be required to pledge collateral if the market value of the swaps exceeds an amount set forth in the agreement or in the event of a change in its credit rating.

    SEGMENT INFORMATION--Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS No. 131 did not have any

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

effect on the Company's primary financial statements, but did affect the disclosure of segment information contained elsewhere herein.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1998, the FASB issued SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities, and requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Adoption of this statement is not anticipated to materially impact the Company's results of operations, but may require revised balance sheet classifications and will require revised disclosures in the notes to the consolidated financial statements.

    RECLASSIFICATIONS--For purposes of comparability, certain prior period amounts have been reclassified to conform with the current year presentation.

3. SECURITIES AVAILABLE-FOR-SALE

    Securities available-for-sale are primarily used to settle the Company's redemption obligation under its Air Miles reward program in Canada. These securities are primarily denominated in Canadian dollars. Realized gains and losses from the sale of investment securities were not material. The principal components of securities available-for-sale, which are carried at fair value, are as follows:

                                                     DECEMBER 31, 1998
                                        --------------------------------------------
                                                       UNREALIZED
                                                   -------------------
                                          COST      GAINS     (LOSSES)   FAIR VALUE
                                        --------   --------   --------   -----------
                                                       (IN THOUSANDS)
Fixed income securities:
  Government..........................  $19,951     $  554    $   (82)     $20,423
  Corporate...........................   10,162        200       (300)      10,062
Equity securities.....................   22,420      1,508     (2,144)      21,784
                                        -------     ------    -------      -------
Total.................................  $52,533     $2,262    $(2,526)     $52,269
                                        =======     ======    =======      =======

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                       JANUARY 31,   DECEMBER 31,
                                                          1998           1998
                                                       -----------   ------------
                                                             (IN THOUSANDS)
Computer equipment and software......................    $ 66,339      $ 64,205
Furniture and fixtures...............................      11,832        40,197
Leasehold improvements...............................      22,834        28,253
Construction in progress.............................      11,032         2,586
                                                         --------      --------

  Total..............................................     112,037       135,241

Accumulated depreciation.............................     (57,970)      (68,902)
                                                         --------      --------

Property and equipment, net..........................    $ 54,067      $ 66,339
                                                         ========      ========

    During fiscal 1998, the Company recorded an impairment of $4.0 million on computer equipment and software related to the Loyalty and Database Marketing Services segment. The related computer equipment and software was deemed by management to be inadequate. The related charge is included in processing and servicing expenses in the consolidated statements of operations.

5. SECURITIZATION OF CREDIT CARD RECEIVABLES

    The Company regularly securitizes its credit card receivables. During fiscal 1996, fiscal 1997 and fiscal 1998, the Company securitized $1.7 billion, $4.2 billion, and $3.9 billion, respectively, of credit card receivables. The total amount of securitized credit card receivables outstanding as of January 31, 1998 and December 31, 1998 was $2.1 billion and $2.0 billion, respectively, maturing from 1999 to 2003. As of January 31, 1998 and December 31, 1998, seller's interest consisted of $123,552 and $139,071, respectively.

    During the initial period of a securitization reinvestment period, the Company generally retains principal collections in exchange for the transfer of additional credit card receivables into the securitized pool of assets. During the amortization or accumulation period of a securitization, the investors' share of principal collections (in certain cases, up to a maximum specified amount each month) is either distributed each month to the investors or held in an account until it accumulates to the total amount, at which time it is paid to the investors in a lump sum. One of the Company's securitization trusts has entered an early amortization period as a result of a private label customer entering bankruptcy proceedings. The receivables associated with the customer are in a different trust from all of the Company's other receivables; therefore, those proceedings will not affect the other trusts. The Company's outstanding securitizations are scheduled to begin their amortization or accumulation periods at various times between 1999 and 2003.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIZATION OF CREDIT CARD RECEIVABLES (CONTINUED)

    "Due from securitizations" consists primarily of spread deposits, I/O strip receivables and excess funding deposits as shown in the table below:

                                                       JANUARY 31,   DECEMBER 31,
                                                          1998           1998
                                                       -----------   ------------
                                                             (IN THOUSANDS)
Spread deposits......................................    $ 88,890      $ 82,875
I/O strip receivables................................       9,022        21,967
Excess funding deposits..............................      29,000        16,600
                                                         --------      --------
                                                         $126,912      $121,442
                                                         ========      ========

    Spread deposits, carried at estimated fair value, represent interest earning deposits that are held by a trustee or agent and are used to absorb losses related to securitized credit card receivables should they exceed the available net cash flows arising from the securitized credit card receivables. The amounts required to be deposited range from 3% to 11% of credit card receivables in the trust depending upon performance of individual trusts. Spread deposits are generally released proportionately as investors are repaid, although some spread deposits are released only when investors have been paid in full. None of these spread deposits were required to be used to cover losses on securitized credit card receivables in the three-year period ended December 31, 1998.

    The Company is required to maintain minimum interests ranging from 7% to 9% of the securitized credit card receivables. This requirement is met through seller's interest, and is supplemented through the excess funding deposits. Excess funding deposits represent cash amounts deposited with the trustee of the securitizations.

                       ALLIANCE DATA SYSTEMS CORPORATION

6. INTANGIBLE ASSETS AND GOODWILL

    Intangible assets and goodwill consist of the following:

                            JANUARY 31   DECEMBER 31,       AMORTIZATION LIFE
                               1998          1998               AND METHOD
                            ----------   ------------   --------------------------
                                 (IN THOUSANDS)
Premium on purchased                                     15 years--straight line
  credit card portfolio...   $ 44,000      $ 37,539
Customer contracts and                                   20 years--straight line
  lists...................     27,000        27,000
Noncompete agreement......     19,000        19,000       3 years--straight line
Goodwill..................     35,047       174,338     20-25 years--straight line
Deferred incentives.......         --        10,454      27 months--straight line
Sponsor contracts.........         --        37,244     5 years--declining balance
Collector database........         --        45,738       15%--declining balance
                             --------      --------
  Total...................    125,047       351,313
Accumulated
  amortization............    (20,691)      (45,948)
                             --------      --------
Intangible assets and
  goodwill, net...........   $104,356      $305,365
                             ========      ========

7. DEBT

    Debt consists of the following:

                                                       JANUARY 31,   DECEMBER 31,
                                                          1998           1998
                                                       -----------   ------------
                                                             (IN THOUSANDS)
Certificates of deposit..............................   $  50,900      $  49,500
Revolving credit loan agreement......................      82,800         98,484
Subordinated notes...................................      50,000        102,000
Credit agreement.....................................     130,000        130,000
Term loans...........................................          --        100,000
                                                        ---------      ---------
                                                          313,700        479,984
Less: current portion................................    (136,309)      (148,149)
                                                        ---------      ---------
Long term portion....................................   $ 177,391      $ 331,835
                                                        =========      =========

    CERTIFICATES OF DEPOSIT--Terms of the certificates of deposit range from six months to 24 months with annual interest rates ranging from 5.4% to 6.1% at January 31, 1998 and from 5.1% to 5.9% at December 31, 1998. Interest is paid monthly and at maturity.

    REVOLVING CREDIT LOAN AGREEMENT--In fiscal 1996, in connection with the Company's purchase of certain trade receivables, the Company entered into a revolving credit loan agreement, expiring December 1999, that provides for revolving credit loans of up to $100.0 million, based on the outstanding amount of trade receivables. The loans are secured by the trade receivables and bear interest at a variable rate (6.53% and 5.75% at January 31, 1998 and December 31, 1998, respectively). The agreement contains restrictive covenants which, among others, limits the amount of annual dividends the Company may pay and requires the Company to maintain a certain level of tangible net

                       ALLIANCE DATA SYSTEMS CORPORATION

7. DEBT (CONTINUED)

worth, as defined. At December 31, 1998, approximately $20.0 million of retained earnings are available for distribution.

    SUBORDINATED NOTES--The Company has outstanding a subordinated note with an affiliate in the principal amount of $50.0 million. Such note bears interest at 10% payable semiannually. This note was issued at a discount of approximately $3.6 million, and such discount is accreted into interest expense using the effective rate of approximately 12% over the life of the note. The note is to be repaid on October 25, 2005. The Company may, at its option, prepay the note at its face amount.

    The Company has outstanding a subordinated note with an affiliate in the principal amount of $52.0 million. Such note bears interest at 10% payable semi-annually. This note was issued at a discount of approximately
$6.5 million, and such discount is accreted into interest expense using the effective rate of approximately 12% over the life of the note. The discount was issued in the form of 5.9 million shares of common stock issued to the affiliate. The note is to be repaid in two equal installments in September 2007 and September 2008. The Company may, at its option, prepay the note at its face amount.

    CREDIT AGREEMENT--In fiscal 1997, the Company entered into a credit agreement to borrow $130.0 million. Funds borrowed under this facility bear interest at the higher of (i) the prime rate for such day or (ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or (iii) the sum of the Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. Interest is payable quarterly in arrears. The effective interest rates were 6.67% and 7.94% at January 31, 1998 and December 31, 1998, respectively. The revolving promissory note matures July 25, 2003. The note is collateralized by cash, transferor's interest in trust receivables, charge card receivables and securities.

    TERM LOANS--The Company has outstanding two separate term loan facilities each in the amount of $50.0 million. The first term loan is payable in four separate annual installments of $3.1 million commencing July 30, 1999 with a final lump sum payment of $37.5 million due July 25, 2003. The second term loan is payable in six separate annual installments of $1.0 million commencing
July 30, 1999 with a final lump sum payment of $44.0 million due July 25, 2005. Both loans bear interest at the higher of (i) the prime rate for such day or
(ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or
(iii) the sum of Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. Interest is payable quarterly in arrears. The effective interest rates on the two term loans were 8.44% and 7.94%, respectively, at December 31, 1998.

    LINE OF CREDIT--The Company has available borrowings under a line of credit agreement of $100.0 million. The line of credit bears interest at the higher of
(i) the prime rate for such day, or (ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or (iii) the sum of Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. The agreement matures on July 25, 2003. There were no amounts outstanding on the line of credit at January 31, 1998 or December 31, 1998.

    Any outstanding balances, including interest, on all debt balances will become payable immediately if the Company consummates a public offering of equity securities. The Company has agreed to comply with certain covenants as part of all non-subordinated debt agreements.

                       ALLIANCE DATA SYSTEMS CORPORATION

7. DEBT (CONTINUED)

    Debt at December 31, 1998 matures as follows (in thousands):

1999..............................................  $148,149
2000..............................................    27,725
2001..............................................    34,125
2002..............................................    44,125
2003..............................................    78,860
Thereafter........................................   147,000
                                                    --------
                                                    $479,984
                                                    ========

8. INCOME TAXES

    The Company files a consolidated Federal income tax return. Components of the provision (credit) for income taxes are as follows:

                                                                FISCAL
                                                    ------------------------------
                                                      1996       1997       1998
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
CURRENT
  Federal.........................................  $ 8,798    $ 9,464    $ 5,789
  State...........................................       --        347         98
  Foreign.........................................       --         22      1,777
                                                    -------    -------    -------
    Total current.................................    8,798      9,833      7,664
                                                    -------    -------    -------

DEFERRED
  Federal.........................................   (3,820)    (1,021)    (1,843)
  State...........................................     (366)      (392)      (808)
  Foreign.........................................       --                 1,640
                                                    -------    -------    -------
    Total deferred................................   (4,186)    (1,413)    (1,011)
                                                    -------    -------    -------
                                                      4,612      8,420      6,653
Tax benefit of discontinued operations............       --     (4,440)      (159)
                                                    -------    -------    -------
  Total income tax provision......................  $ 4,612    $ 3,980    $ 6,494
                                                    =======    =======    =======

                       ALLIANCE DATA SYSTEMS CORPORATION

8. INCOME TAXES (CONTINUED)

    A reconciliation of recorded federal income tax expenses (benefit) to the expected expense computed by applying the federal statutory rate of 35% for all periods to income before income taxes is as follows:

                                                                  FISCAL
                                                      ------------------------------
                                                        1996       1997       1998
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Expected (benefit) expense at statutory rate
  increase/ (decrease) in income taxes resulting
  from:                                                $5,462     $8,061     $ (575)
  State and foreign income taxes (benefit)..........     (677)       225         63
Non-deductible foreign losses.......................       --        159        832
Non-deductible acquired goodwill and other
  intangibles.......................................       --         --      5,944
  Other--net........................................     (173)       (25)       389
                                                       ------     ------     ------
    Total...........................................   $4,612     $8,420     $6,653
                                                       ======     ======     ======

    Deferred tax assets and liabilities consist of the following:

                                                       JANUARY 31,   DECEMBER 31,
                                                          1998           1998
                                                       -----------   ------------
                                                             (IN THOUSANDS)
DEFERRED TAX ASSETS
  Deferred income....................................    $ 5,746        $ 5,424
  Allowance for doubtful accounts....................      1,616          2,733
  Intangible assets..................................      7,333         10,762
  Estimated loss on contracts........................      1,479          1,841
  Net operating loss carryforwards...................      1,190         10,553
  Depreciation.......................................      1,197          1,800
  Other..............................................      1,546          3,709
  Valuation allowance................................         --         (8,797)
                                                         -------        -------
    Total deferred tax assets........................     20,107         28,025
                                                         -------        -------

DEFERRED TAX LIABILITIES
  Servicing rights...................................      3,158          7,771
  Accrued bonuses....................................         --          1,283
  Other..............................................         --            970
                                                         -------        -------
    Total deferred tax liabilities...................    $ 3,158        $10,024
                                                         -------        -------
  Net deferred tax asset.............................    $16,949        $18,001
                                                         =======        =======

                       ALLIANCE DATA SYSTEMS CORPORATION

8. INCOME TAXES (CONTINUED)

    At December 31, 1998, the Company had approximately $21.9 million of Federal net operating loss carryforwards, $21.4 million related to HSI and $460,000 related to ADSI, which expire at various times through 2013. In addition, the Company has approximately $101.1 million of state net operating loss carryforwards, $22.4 million related to HSI and $78.8 million related to ADSI, which expire at various times through 2014. The utilization of these carryforwards is dependent on the ability of HSI and ADSI to separately generate sufficient taxable income during the carryforward periods. In addition, the utilization of the Federal net operating loss carryforwards related to HSI are subject to limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of HSI. Due to losses incurred by HSI for both reporting and tax reporting purposes, a valuation allowance has been established for the tax benefit associated with the Federal and state net operating loss carryforwards generated by HSI prior to its acquisition by the Company.

9. STOCKHOLDERS' EQUITY

    At December 31, 1998, the Company had stock purchase warrants outstanding to purchase up to 1.5 million shares of the Company's common stock at $1.00 per share and expiring in January 2008. The warrants and any stock issued upon exercise of the warrants contain or will contain transfer restrictions.

10. STOCK COMPENSATION PLANS

    Certain of the Company's employees have been granted stock options under the Company's Stock Option and Restricted Stock Purchase Plan (the "Plan"). The purpose of the Plan is to benefit and advance the interests of the Company by rewarding certain key employees for their contributions to the financial success of the Company and thereby motivating them to continue to make such contributions in the future. The stock options generally vest over a three year period, beginning on the first day of February of the eighth year after the date of grant and expire 10 years after the date of grant. Terms of all awards are determined by the Board of Directors at the time of award.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                         FISCAL
                                                             ------------------------------
                                                               1996       1997       1998
                                                             --------   --------   --------
Expected dividend yield....................................     --         --         --
Risk-free interest rate....................................    6.0%       6.0%       6.0%
Expected life of options (years)...........................    4.0        4.0        4.0

    The weighted-average fair value of each option as of the grant date was 0.20, 0.21 and 0.31 in fiscal 1996, fiscal 1997, and fiscal 1998, respectively.

                       ALLIANCE DATA SYSTEMS CORPORATION

10. STOCK COMPENSATION PLANS (CONTINUED)

    The following table summarizes stock option activity under the Plan:

                                                      OPTIONS      WEIGHTED-AVERAGE
                                                    OUTSTANDING     EXERCISE PRICE
                                                    ------------   -----------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                                AMOUNTS)
BALANCE AT FEBRUARY 3, 1996.......................           --         $   --
  Granted.........................................        5,764           1.00
  Exercised.......................................           --             --
  Canceled........................................           --             --
                                                     ----------
BALANCE AT FEBRUARY 1, 1997.......................        5,764           1.00
  Granted.........................................        5,368           1.00
  Exercised.......................................         (141)          1.00
  Canceled........................................         (584)          1.00
                                                     ----------
BALANCE AT JANUARY 31, 1998.......................       10,407           1.00
  Granted.........................................        8,213           1.05
  Exercised.......................................         (508)          1.00
  Canceled........................................       (1,752)          1.00
                                                     ----------
BALANCE AT DECEMBER 31, 1998......................       16,360           1.02
                                                     ==========

    The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 1998 (in thousands, except per share amounts):

                               OUTSTANDING                         EXERCISABLE
                 ----------------------------------------   -------------------------
                             REMAINING       WEIGHTED-                   WEIGHTED-
   RANGE OF                 CONTRACTUAL       AVERAGE                     AVERAGE
EXERCISE PRICES  OPTIONS    LIFE (YEARS)   EXERCISE PRICE   OPTIONS    EXERCISE PRICE
---------------  --------   ------------   --------------   --------   --------------
$1.00 to $1.25    16,360         8.91           $1.02        5,627          $1.00

    The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. The effect of determining compensation cost for the Company's stock-based compensation plan based on the fair value at the grant dates for awards under the Plan consistent with the methods of SFAS No. 123 is disclosed in the following pro forma information (in thousands, except per share amounts):

                                                               FISCAL
                                                   ------------------------------
                                                     1996       1997       1998
                                                   --------   --------   --------
Pro forma net income (loss)......................  $10,744     $6,228    $ (9,233)
                                                   =======     ======    ========
Basic pro forma earnings per share...............  $  0.03     $ 0.02    $  (0.02)
                                                   =======     ======    ========
Diluted pro forma earnings per share.............  $  0.03     $ 0.02    $  (0.02)
                                                   =======     ======    ========

11. EMPLOYEE BENEFIT PLANS

    The Company sponsors separate defined contribution pension plans for WFNNB and ADSI that cover qualifying employees based on service and age requirements. The Company makes matching (WFNNB) or discretionary (ADSI) contributions as determined by the Board of Directors.

                       ALLIANCE DATA SYSTEMS CORPORATION

12. COMMITMENTS AND CONTINGENCIES

    The Company has entered into certain contractual arrangements that result in a fee being billed to the sponsors upon redemption of Air Miles reward miles. The Company has obtained revolving letters of credit from certain of these sponsors that expire at various dates. These letters of credit total $68.0 million at December 31, 1998, which exceeds the estimated amount of the obligation to provide travel and other rewards.

    In December 1996, the Company entered into a three year agreement with an unrelated third party to finance trade receivables in an aggregate amount not to exceed $100.0 million at any time. At January 31, 1998 and December 31, 1998, the Company had outstanding receivables financed under this agreement of $83.0 million and $99.0 million, respectively.

    The Company leases certain office facilities and equipment under noncancellable operating leases and is generally responsible for property taxes and insurance. Future annual minimum rental payments required under noncancellable operating leases, some of which contain renewal options, as of December 31, 1998 are (in thousands):

YEAR:
-----
1999...............................................  $32,677
2000...............................................   25,994
2001...............................................   20,906
2002...............................................    5,606
2003...............................................    3,288
Thereafter.........................................    5,083
                                                     -------
Total..............................................  $93,554
                                                     =======

    WFNNB is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, WFNNB must meet specific capital guidelines that involve quantitative measures of WFNNB's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. WFNNB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 1998, that WFNNB meets all capital adequacy requirements to which it is subject.

    Holders of credit cards issued by the Company have available lines of credit, which vary by accountholder, that can be used for purchases of merchandise offered for sale by clients of the Company. These lines of credit represent elements of risk in excess of the amount recognized in the financial statements. The lines of credit are subject to change or cancellation by the Company. As of December 31, 1998, WFNNB had approximately 27.0 million active accountholders, having an unused line of credit averaging $763 per account.

    SIGNIFICANT CONCENTRATION OF CREDIT RISK--The Company's Credit Services segment is active in originating private label credit cards in the United States. The Company reviews each potential customer's credit application and evaluates the applicant's financial history and ability and perceived willingness to repay. Credit card loans are made primarily on an unsecured basis. Card holders reside throughout the United States and are not significantly concentrated in any one area.

                       ALLIANCE DATA SYSTEMS CORPORATION

13. FINANCIAL INSTRUMENTS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit through charge cards, interest rate swaps and futures contracts. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or normal amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair values of the Company's financial instruments were as follows:

                                                   JANUARY 31, 1998              DECEMBER 31, 1998
                                             ----------------------------   ----------------------------
                                             CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE
                                             ---------------   ----------   ---------------   ----------
                                                                   (IN THOUSANDS)
FINANCIAL ASSETS
  Cash and cash equivalents................      $ 20,595       $ 20,595        $ 47,036       $ 47,036
  Restricted cash and cash equivalents.....            --             --          17,909         17,909
  Securities available-for-sale............            --             --          52,269         52,269
  Trade receivables........................       104,361        104,361         143,286        143,286
  Credit card receivables, net.............       144,440        144,440         139,458        139,458
  Due from securitizations.................       126,912        126,912         121,442        121,442
FINANCIAL LIABILITIES
  Accounts payable.........................        34,941         34,941          44,329         44,329
  Long-term and subordinated debt..........       313,700        314,326         479,984        491,192

                                             NOTIONAL AMOUNT   FAIR VALUE   NOTIONAL AMOUNT   FAIR VALUE
                                             ---------------   ----------   ---------------   ----------
Unrecognized financial instruments and
  interest swaps...........................      $800,000       $(16,841)       $900,000       $(14,148)

    The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

    CASH AND CASH EQUIVALENTS--The carrying amount approximates fair value due to the short maturity of the cash investments.

    TRADE RECEIVABLES--The carrying amount approximates fair value due to the short maturity and the average interest rates approximate current market origination rates.

    CREDIT CARD RECEIVABLES--The carrying amount of credit card receivables approximates fair value due to the short maturity and the average interest rates approximate current market origination rates.

    SECURITIES AVAILABLE-FOR-SALE--Fair value for securities are based on quoted market prices.

    DUE FROM SECURITIZATIONS--The carrying amount of the securitization spread account approximates its fair value due to the relatively short maturity period and average interest rates which approximate current market rates.

    ACCOUNTS PAYABLE--Due to the relatively short maturity periods, the carrying amount approximates the fair value.

    LONG-TERM AND SUBORDINATED DEBT--The fair value was estimated based on the current rates available to the Company for debt with similar remaining maturities.

                       ALLIANCE DATA SYSTEMS CORPORATION

13. FINANCIAL INSTRUMENTS (CONTINUED)

    INTEREST SWAPS--The fair value was estimated based on the cost to the Company to terminate the agreements.

14. INTEREST SWAPS

    INTEREST SWAPS--In March 1997, WFNNB entered into three interest rate swap agreements with JP Morgan Company ("Morgan") with a notional amounts totalling of $500.0 million. These interest rate swaps effectively change WFNNB's interest rate exposure on $300.0 million and $200.0 million of securitized accounts receivable to a fixed rate of approximately 6.34% and 6.72%, respectively. On January 30, 1998, WFNNB entered into an interest rate swap agreement with Morgan with a notional amount of $300.0 million. This interest rate swap effectively changed WFNNB's interest rate exposure on $300.0 million of securitized accounts receivable to a variable rate based on LIBOR. In October 1998, Loyalty entered into two cross-currency interest rate swap agreements with Morgan with a notional amount of $100.0 million. The interest rate swaps effectively changed Loyalty's interest rate exposure on $50.0 million and $50.0 million of notes payable to a variable rate based on Canadian Bankers Acceptance and to a fixed rate of 8.995%, respectively. The following briefly outlines the terms of each swap agreement:

AMOUNT                                                                 FIXED/VARIABLE             FIXED/VARIABLE
NOTIONAL                                SWAP PERIOD                     RATE RECEIVED               RATE PAID
--------                  ---------------------------------------  -----------------------   ------------------------
$250,000,000............  March 10, 1997 through March 10, 2000    USD-CP-H.15               6.340%
$50,000,000.............  March 10, 1997 through March 10, 2000    USD-LIBOR-BBA             6.345%
$200,000,000............  May 15, 1997 through May 15, 2004        USD-LIBOR-BBA             6.720%
$300,000,000............  January 30, 1998 through March 15, 2003  5.67%                     USD-LIBOR-BBA
$50,000,000.............  October 26, 1998 through July 25, 2003   USD-LIBOR-BBA+2.5%        CAD-BA-CDOR+2.725%
$50,000,000.............  October 26, 1998 through July 25, 2005   USD-LIBOR-BBA+3.0%        8.995%

    DEFERRED INCOME--In fiscal 1995, the Company entered into five-year and seven-year forward rate locks to mitigate the impact of interest rate fluctuations of the five and seven year Asset-Backed Securities ("ABS") issued in a public offering in connection with the securitization of certain credit card receivables. At the forward rate lock hedge determination date, the Company was in a favorable position and received $17,700 (five year) and $16,800 (seven year) which was recorded as deferred income and is being amortized ratably over five and seven year periods, respectively. The hedging reduced the effective interest rate of the five year ABS's from approximately 6.7% to 6.0% and reduced the effective interest rate of the seven year ABS's from approximately 7.0% to 6.2%.

                       ALLIANCE DATA SYSTEMS CORPORATION

15.  PARENT ONLY FINANCIAL STATEMENTS

                         ALLIANCE DATA SYSTEMS CORPORATION
                             (PARENT COMPANY ONLY)
                        CONDENSED FINANCIAL INFORMATION

                                                              JANUARY 31,    DECEMBER 31,
                                                                  1998           1998
BALANCE SHEETS                                                ------------   -------------
                                                                     (IN THOUSANDS)
Assets:
Cash and cash equivalents...................................    $    634       $    889
Investment in subsidiaries..................................      92,372        191,872
Loans to subsidiaries.......................................     169,750        271,750
Trade receivables...........................................      82,163         97,635
Other.......................................................       2,246         10,217
                                                                --------       --------
  Total assets..............................................    $347,165       $572,363
                                                                ========       ========

Liabilities:
Long-term and subordinated debt.............................    $212,183       $317,666
Borrowings from subsidiaries................................                     17,510
Other.......................................................      12,877          7,324
                                                                --------       --------
  Total liabilities.........................................     225,060        342,500
Stockholders' equity........................................     122,105        229,863
                                                                --------       --------
  Total liabilities and stockholders' equity................    $347,165       $572,363
                                                                ========       ========

                                                                          FISCAL
                                                              ------------------------------
                                                                1996       1997       1998
STATEMENTS OF INCOME                                          --------   --------   --------
                                                                      (IN THOUSANDS)
Interest from loans to subsidiaries.........................   $1,795     $3,578    $17,907
Processing and servicing fees...............................      129        695      4,457
Other income................................................                 240        156
                                                               ------     ------    -------
  Total revenue.............................................    1,924      4,513     22,520
Interest expense............................................       --      1,945     21,165
Other expense...............................................      100         17        153
                                                               ------     ------    -------
  Total expense.............................................      100      1,962     21,318
                                                               ------     ------    -------
Income before income taxes..................................    1,824      2,551      1,202
Income tax benefit..........................................      652        848        486
                                                               ------     ------    -------
Net income..................................................   $1,172     $1,703    $   716
                                                               ======     ======    =======

Note: Alliance Data Systems Corporation accounts for its investments in subsidiaries under the cost method.

                       ALLIANCE DATA SYSTEMS CORPORATION

15.  PARENT ONLY FINANCIAL STATEMENTS (CONTINUED)

                                                                           FISCAL
                                                              --------------------------------
                                                                1996       1997        1998
STATEMENTS OF CASH FLOWS                                      --------   ---------   ---------
                                                                       (IN THOUSANDS)
Net cash provided by (used in) operating activities.........  $(8,723)   $ (59,919)  $  25,720

Investing activities:
Net cash paid for corporate acquisitions....................       --       (3,250)   (151,500)
Loans to subsidiaries.......................................   (2,084)    (137,669)         --
                                                              -------    ---------   ---------
Net cash used for investing activities......................   (2,084)    (140,919)   (151,500)

Financing Activities:
Borrowings from subsidiaries................................       --           --      17,510
Issuance of long-term and subordinated debt.................   10,811      421,998     327,159
Repayment of long-term and subordinated debt................       --     (220,626)   (221,676)
Net proceeds from issuances of common stock.................       --           96     107,042
                                                              -------    ---------   ---------
Net cash provided by (used for) financing activities........   10,811      201,468     230,015
                                                              -------    ---------   ---------
Increase (decrease) in cash and cash equivalents............        4          630     107,869
Cash and cash equivalents at beginning of period............       --            4         634
                                                              -------    ---------   ---------
Cash and cash equivalents at end of period..................  $     4    $     634   $     889
                                                              =======    =========   =========

16.  SEGMENT INFORMATION

    Operating segments are defined by SFAS 131 as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is the Executive Committee, which consists of the Chairman of the Board and Chief Executive Officer, Presidents of the divisions; Executive Vice Presidents; and certain other officers. The operating segments are reviewed separately because each operating segment represents a strategic business unit that generally offers different products and serves different markets.

    The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies. Corporate overhead is allocated to the segments based on a percentage of the segment's revenues. Interest expense and income taxes are not allocated to the segments in the computation of segment operating profit for internal evaluation purposes. Transaction Services performs servicing activities related to Credit Services. For this, Transaction Services receives a fee equal to its direct costs before corporate overhead allocation plus a margin that it would charge an unrelated third party for similar functions. No segment information for fiscal 1996 is presented as

                       ALLIANCE DATA SYSTEMS CORPORATION

16.  SEGMENT INFORMATION (CONTINUED)

management did not review the business on a segment basis during that period. Revenues are attributed to geographic areas based on the location of the unit processing the underlying transactions.

                                          LOYALTY AND
                                           DATABASE     TRANSACTION    CREDIT      OTHER/
                                           MARKETING     SERVICES     SERVICES   ELIMINATION    TOTAL
FISCAL 1997                               -----------   -----------   --------   -----------   --------
                                                                 (IN THOUSANDS)
Revenues................................    $23,348       $256,730    $211,921    $(138,600)   $353,399
Depreciation and amortization...........         --          4,323       2,966       19,174      26,463
Operating profit........................      8,393         22,886      26,384      (19,174)     38,489

                                          LOYALTY AND
                                           DATABASE     TRANSACTION    CREDIT      OTHER/
                                           MARKETING     SERVICES     SERVICES   ELIMINATION    TOTAL
FISCAL 1998                               -----------   -----------   --------   -----------   --------
                                                                 (IN THOUSANDS)
Revenues................................    $ 84,288      $286,605    $212,663    $(149,247)   $434,309
Depreciation and amortization...........      13,968         6,818       3,204       18,601      42,591
Operating profit........................       1,847         6,804      36,191      (18,601)     26,241

    Information concerning principal geographic areas is as follows:

                                        UNITED STATES   REST OF WORLD(1)     TOTAL
                                        -------------   ----------------   ----------
                                                       (IN THOUSANDS)
Revenues
  Fiscal 1997.........................    $352,975          $    424       $  353,399
  Fiscal 1998.........................     367,588            66,721          434,309
Total assets
  January 31, 1998....................     996,291            13,428        1,010,119
  December 31, 1998...................     318,397           308,412          626,809

------------------------

(1) Primarily consists of Canada following the Loyalty acquisition in July 1998.

17.  RELATED PARTY TRANSACTIONS

    One of the Company's stockholders, Welsh, Carson, Anderson & Stowe and related affiliates ("WCAS"), have provided significant financing to the Company since the initial merger in August 1996. The related transactions are as follows:

    - The Company issued a 10% subordinated note to WCAS in January 1996, in the principal amount of $30.0 million. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADSI. Additionally, the Company issued similar notes to The Limited in the amount of $20.0 million.

    - The Company sold 90.9 million shares of common stock to WCAS in July 1998, for an aggregate purchase price of $100.0 million. The shares were issued to finance, in part, the acquisition of all outstanding stock of Loyalty.

    - The Company sold 272,727 shares of common stock to WCAS and 181,818 shares of common stock to The Limited, in August 1998, for an aggregate purchase price of $300, with $200 to The Limited.

    - In September 1998, the Company issued 5,900,000 shares of common stock to WCAS and issued a 10% subordinated note to WCAS, in the principal amount of $52.0 million. Principal on the note is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is

                       ALLIANCE DATA SYSTEMS CORPORATION

17.  RELATED PARTY TRANSACTIONS (CONTINUED)

     payable semi-annually in arrears on each March 15 and September 15. The shares and the note was originally issued to finance, in part, the acquisition of HSI.

    The Company paid Welsh, Carson, Anderson & Anderson $2.0 million in fiscal 1998 for fees related to acquisitions.

    The other significant stockholder of the Company, The Limited (through affiliates), is a significant customer. The Company has entered into credit card processing agreements with several affiliates of The Limited. The Company has received fees from The Limited and its affiliates of $30.6 million for fiscal 1997 and $33.0 million for fiscal 1998.

18.  SUBSEQUENT EVENTS

    In July 1999, the Company entered into a preferred stock purchase agreement and issued 120,000 shares of its Series A Cumulative Convertible Preferred Stock for proceeds of $120.0 million to WCAS. The terms of the preferred stock purchase agreement include, among other things, the following, which are described in more detail in the agreement:

    - Dividends are payable by the Company upon declaration by the Board of Directors. Dividends are cumulative and dividends not paid currently will accrue and compound quarterly at an annual rate of 6.0%.

    - Each share is convertible into common shares at a conversion rate of $1.50, at the option of the holder, at any time following issuance. Upon a $75.0 million or greater initial public offering, shares will be mandatorily convertible into common stock at a stated conversion price.

    - The shares have an aggregate liquidation preference equal to the face amount plus all accrued and unpaid dividends.

    - Each share may be voted together with the common stock on an as-converted basis.

    - All issued and outstanding shares are redeemable on July 12, 2007 at a per share redemption price as defined in the agreement.

    Effective July 1, 1999, the Company acquired the network services business of SPS Payment Systems, Inc., a wholly-owned subsidiary of Associates First Capital Corporation, for $170.0 million, which was financed by $120.0 million of Series A Cumulative Convertible Preferred Stock and $50.0 million of working capital. This transaction was accounted for using the purchase method of accounting, and the excess purchase price over the fair value to the net identifiable assets, approximately $142.1 million, was allocated to goodwill and is being amortized over 20 years using a straight line basis.

    During July 1999, the stockholders approved an increase in the number of authorized shares from 450,000,000 shares to 600,000,000 shares.

    During September 1999, the Board of Directors decided to discontinue the Company's subscriber services business when the Company a major customer was acquired by a third party. The business is expected to wind down by second quarter 2000. The business had revenues of approximately $27.4 million and approximately $44.9 million in fiscal 1997 and 1998, respectively. The net assets of the business were immaterial.

                       ALLIANCE DATA SYSTEMS CORPORATION

             UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF OPERATION

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
REVENUES
  Processing and servicing fees.............................  $207,175   $344,842
  Financing charges, net....................................   111,322    110,852
  Other income..............................................    11,713      9,571
                                                              --------   --------
    Total revenue...........................................   330,210    465,265
                                                              --------   --------

OPERATING EXPENSES
  Processing and servicing..................................   147,845    244,034
  Salaries and employee benefit.............................   121,229    141,995
  Depreciation and other amortization.......................     6,201     10,219
  Amortization of purchased intangibles.....................    21,875     35,152
                                                              --------   --------
    Total operating expenses................................   297,150    431,400
                                                              --------   --------
Operating income............................................    33,060     33,865
Interest expense............................................    19,165     33,018
                                                              --------   --------
Income from continuing operations before income taxes.......    13,895        847
Income tax expense..........................................     7,939     15,686
                                                              --------   --------
Income (loss) from continuing operations....................     5,956    (14,839)
Income (loss) from discontinued operations, net of taxes....    (4,483)     7,688
Loss on disposal of discontinued operations, net of taxes...        --     (3,737)
                                                              --------   --------
Net (loss) income...........................................  $  1,473   $(10,888)
                                                              ========   ========
Earnings per share from continuing operation--basic and
  diluted...................................................  $   0.02   $  (0.03)
                                                              ========   ========
Earnings per share--basic and diluted.......................  $   0.00   $  (0.03)
                                                              ========   ========
Shares used in computing per share amounts
  Basic.....................................................   352,962    427,427
                                                              ========   ========
  Diluted...................................................   353,291    427,427
                                                              ========   ========

                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

                 UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             SEPTEMBER 30, 1999
                                                                         --------------------------
                                                                                        PRO FORMA
                                                          DECEMBER 31,                STOCKHOLDERS'
                                                              1998         ACTUAL        EQUITY
                                                          ------------   ----------   -------------
                                                           (AUDITED)
                                      ASSETS

Cash and cash equivalents...............................   $   47,036    $   88,498
Restricted cash and cash equivalents....................       17,909        32,946
Securities available-for-sale...........................       52,269        64,436
Trade receivables.......................................      143,286        86,711
Credit card receivables and seller's interest...........      139,458       143,093
Other current assets....................................       54,604        32,106
                                                           ----------    ----------
    Total current assets................................      454,562       447,790

Property and equipment, net.............................       66,339        85,909
Other non-current assets................................       62,411        78,518
Due from securitizations................................      121,442       131,704
Intangible assets and goodwill, net.....................      305,365       457,709
                                                           ----------    ----------
    Total assets........................................   $1,010,119    $1,201,630
                                                           ==========    ==========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable........................................   $   44,329    $   77,716
Accrued expenses........................................       58,590        85,841
Deferred income.........................................       17,733        35,014
Debt, current portion...................................      148,149       117,041
                                                           ----------    ----------
    Total current liabilities...........................      268,801       315,612

Other liabilities.......................................       21,131        22,210
Redemption obligation...................................       80,213       112,081
Long-term and subordinated debt.........................      331,835       334,943
                                                           ----------    ----------
    Total liabilities...................................      701,980       784,846
                                                           ----------    ----------

Commitments and contingencies

Series A cumulative convertible preferred stock, $0.01
  par value; 120 shares authorized and issued; pro
  forma--none outstanding...............................           --       120,000     $     --

Common Stock, $0.01 par value; authorized 450,000 shares
  (December 31, 1998), 600,000 (September 30, 1999),
  issued 427,383 shares (December 31, 1998),
  427,490 shares (September 30, 1999), 507,490 (pro
  forma)................................................        4,274         4,275        4,355
Additional paid-in capital..............................      221,998       221,504      341,424
Retained earnings.......................................       83,838        74,483       74,483
Cumulative other comprehensive loss.....................       (1,971)       (3,478)      (3,478)
                                                           ----------    ----------     --------
  Total stockholders' equity............................      308,139       296,784     $416,784
                                                           ----------    ----------     ========
  Total liabilities and stockholders' equity............   $1,010,119    $1,201,630
                                                           ==========    ==========

                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                   NINE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Income (loss) from continuing operations..................  $   5,956   $ (14,839)
  Adjustments to reconcile income (loss) from continuing
    operations to net cash
    provided by operating activities:
  Income (loss) from discontinued operations................     (4,483)      7,688
  Loss on disposal of discontinued operations                        --      (3,737)
  Depreciation and amortization.............................     28,946      36,946
  Provision for doubtful accounts...........................      5,521       1,814
  Changes in operating assets:
    Change in trade accounts receivables....................     22,895      59,761
    Change in other assets..................................    (28,747)      7,391
    Change in other accounts payable and accrued expenses...     14,825      60,638
    Change in other liabilities.............................      4,811      18,360
    Redemption obligation...................................     13,807      31,868
    Other operating activity................................        745     (17,468)
                                                              ---------   ---------
    Net cash provided by operating activities...............     64,276     188,422
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available-for-sale, net............         --     (10,660)
  Increase in restricted cash and cash equivalents..........         --     (15,037)
  Purchase of credit card receivables.......................     (5,126)    (33,817)
  Change in seller's interest...............................     32,530      32,154
  Change in due from securitization.........................    (30,603)    (10,262)
  Net cash paid for corporate acquisition...................   (160,644)   (170,000)
  Capital expenditures......................................     (9,067)    (27,516)
                                                              ---------   ---------
    Net cash used in investing activities...................   (172,910)   (235,138)
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under debt agreements..........................    515,395     377,433
  Repayment of borrowings...................................   (485,050)   (405,433)
  Proceeds from issuance of common stock....................    114,776          --
  Proceeds from issuance of preferred stock.................         --     120,000
                                                              ---------   ---------
    Net cash provided by financing activities...............    145,121      92,000
  Effect of exchange rate changes...........................       (323)     (3,821)
                                                              ---------   ---------
  Change in cash and cash equivalents.......................     36,164      41,463
  Cash and cash equivalents at beginning of period..........     29,034      47,035
                                                              ---------   ---------
  Cash and cash equivalents at end of period................  $  65,467   $  88,498
                                                              =========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURE
  Interest paid.............................................  $   1,422   $   6,451
                                                              =========   =========
  Income taxes paid.........................................  $  15,544   $  27,507
                                                              =========   =========

                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION
          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

    The interim consolidated financial statements and related notes of the business and operations of Alliance Data Systems Corporation (collectively, the "Company" or "ADSC"), for the nine months ended September 30, 1998 and 1999 and as of September 30, 1999 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and are unaudited.

    In the opinion of management, the interim consolidated financial statements include all recurring adjustments and normal accruals necessary to present fairly the Company's consolidated financial position and its consolidated results of operations for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in consolidation.

    These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the 52 weeks ended February 1, 1997, the 53 weeks ended January 31, 1998, and the 11 months ended December 31, 1998 presented herein.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) was as follows:

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                              1998       1999
                                                            --------   --------
                                                              (IN THOUSANDS)
Net income (loss).........................................   $1,475    $(10,888)
Unrealized gains on securities available-for-sale            (1,417)     (1,802)
Currency translation adjustment...........................     (324)       (295)
                                                             ------    --------
Total comprehensive income (loss).........................   $ (266)   $(12,395)
                                                             ======    ========

                       ALLIANCE DATA SYSTEMS CORPORATION
          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION (CONTINUED)

EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per share for the period indicated (in thousands, except per share amounts):

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
NUMERATOR
  Net income (loss).....................................  $  1,473   $(10,888)
  Preferred stock dividends.............................        --     (1,623)
                                                          --------   --------
  Numerator for basic and diluted earnings per
    share--income available to common stock holders.....  $  1,473   $(12,511)
                                                          ========   ========

DENOMINATOR
  Weighted average shares...............................   352,962    427,427
  Weighted average effect of dilutive securities:
    Net effect of dilutive stock options................       292         --
    Net effect of dilutive stock warrants...............        37         --
    Net effect of dilutive convertible preferred
      stock.............................................        --         --
                                                          --------   --------
  Demominator for diluted calculations..................   353,291    427,427
                                                          ========   ========
NET INCOME (LOSS) PER SHARE
  Basic and diluted.....................................  $   0.00   $  (0.03)
                                                          ========   ========

PRO FORMA STOCKHOLDERS' EQUITY

    If the offering contemplated by this prospectus is consummated, all of the Series A Cumulative Convertible Preferred Stock outstanding at the closing date will be converted into shares of common stock. The unaudited pro forma stockholders' equity as of September 30, 1999 reflects the conversion of all outstanding convertible preferred stock at September 30, 1999 into 80,000,000 shares of common stock.

2.  SEGMENT INFORMATION

    Operating segments are defined by SFAS 131 as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is the Executive Committee, which consists of the Chairman of the Board and Chief Executive Officer, Presidents of the divisions; Executive Vice Presidents; and certain other officers. The operating segments are reviewed separately because each operating segment represents a strategic business unit that generally offers different products and serves different markets.

    The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies. Corporate overhead is allocated to the segments based on a percentage of the segment's revenues. Interest expense and income taxes are not allocated to the segments in the computation of segment operating profit for internal evaluation purposes. Transaction Services performs servicing activities related to Credit Services. For this, Transaction Services receives a

                       ALLIANCE DATA SYSTEMS CORPORATION
          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

2.  SEGMENT INFORMATION (CONTINUED)

fee equal to its direct costs before corporate overhead allocation plus a margin that it would charge an unrelated third party for similar functions.

                                          LOYALTY AND
                                           DATABASE     TRANSACTION    CREDIT      OTHER/
                                           MARKETING     SERVICES     SERVICES   ELIMINATION    TOTAL
NINE MONTHS ENDED SEPTEMBER 30, 1998      -----------   -----------   --------   -----------   --------
                                                                 (IN THOUSANDS)
Revenues................................    $43,870       $230,921    $176,953    $(121,534)   $330,210
Depreciation and amortization...........      6,044          4,090       2,576       15,368      28,076
Operating profit........................      6,754          8,864      34,172      (16,924)     33,061

                                          LOYALTY AND
                                           DATABASE     TRANSACTION    CREDIT      OTHER/
                                           MARKETING     SERVICES     SERVICES   ELIMINATION    TOTAL
NINE MONTHS ENDED SEPTEMBER 30, 1999      -----------   -----------   --------   -----------   --------
                                                                 (IN THOUSANDS)
Revenues................................    $138,032      $266,758    $185,060    $(124,585)   $465,265
Depreciation and amortization...........      25,344        11,160       2,356        6,510      45,371
Operating profit........................      (1,943)       21,829      34,005       (6,510)     33,865

3. SPS ACQUISITION

    During the nine months ended September 30, 1999, the Company acquired the network services businesses of SPS Payment Services, a wholly-owned subsidiary of Associated First Capital Corporation, for $170.0 million, which was financed by $120.0 million of Series A Cumulative Convertible Preferred Stock and
$50.0 million of working capital. This transaction was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets, approximately $142.1 million, was allocated to goodwill and is being amortized over 20 years using a straight line basis. The results of operations have been included in the consolidated financial statements since July 1999.

4. SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

    On July 12, 1999, the Company entered into a preferred stock purchase agreement and issued 120,000 shares of its Series A cumulative convertible preferred stock for proceeds of $120.0 million. The terms of the preferred stock purchase agreement include, among other things, the following, which are described in more detail in the agreement:

    - Dividends are payable by the Company upon declaration by the Board of Directors. Dividends are cumulative and dividends not paid currently will accrue and compound quarterly at an annual rate of 6.0%.

    - Each share is convertible into common shares at a conversion price of $1.50, at the option of the holder, at any time following issuance. Upon a $75.0 million or greater initial public offering, shares will be mandatorily convertible into common stock at a stated conversion price.

                       ALLIANCE DATA SYSTEMS CORPORATION
          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

4. SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (CONTINUED)

    - The shares have an aggregate liquidation preference equal to the face amount plus all accrued and unpaid dividends.

    - Each share may be voted together with the common stock on an as-converted basis.

    - All issued and outstanding shares are redeemable on July 12, 2007 at a per share redemption price as defined in the agreement.

5. DISCONTINUED OPERATIONS

    During September 1999, the Board of Directors decided to discontinue the Company's subscriber services business when a major customer who was acquired by a third party. The business is expected to wind down by second quarter 2000. The business had revenues of approximately $27.4 million and approximately
$44.9 million in fiscal 1997 and 1998, respectively. The net assets of the business were immaterial.

                      LOYALTY MANAGEMENT GROUP CANADA INC.
                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Loyalty Management Group Canada Inc.

    We have audited the consolidated balance sheets of Loyalty Management Group Canada Inc. as at April 30, 1997 and April 30, 1998 and the consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 1997 and April 30, 1998 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in Canada.

                                               /s/ ERNST AND YOUNG LLP
Toronto, Canada                                ERNST AND YOUNG LLP
June 12, 1998, except as to                    Chartered Accountants
Note 14, which is as at
January 12, 2000

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                          CONSOLIDATED BALANCE SHEETS

                        (CANADIAN DOLLARS IN THOUSANDS)

                                                                AS OF APRIL 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                     ASSETS

Cash and cash equivalents...................................  $11,371    $ 10,691
Trade receivables...........................................   15,269      20,841
Prepaid expenses and deposits...............................      236       1,261
                                                              -------    --------
  Total current assets......................................   26,876      32,793

Restricted marketable securities and cash...................   46,002      76,613
Deferred financing costs, net...............................    1,615          --
Furniture, fixtures and equipment, net......................    2,745       6,170
Deferred income taxes.......................................      400         560
Goodwill, net...............................................   11,254       9,917
                                                              -------    --------
  Total assets..............................................  $88,892    $126,053
                                                              =======    ========

                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Accounts payable and accrued liabilities....................  $12,801    $ 18,597
Income taxes payable........................................    3,878       4,355
Deferred revenue and deposits...............................    2,938       4,804
Due to related parties......................................      307         412
Current portion of leasehold inducement.....................       --         184
Current portion of term loan payable........................    3,750          --
                                                              -------    --------
  Total current liabilities.................................   23,674      28,352
Redemption obligation.......................................   60,237      90,555
Leasehold inducement........................................       --       1,539
Term loan payable...........................................    6,563          --
                                                              -------    --------
  Total liabilities.........................................   90,474     120,446
                                                              -------    --------
Capital stock; 1,434,464 authorized common shares; 1,189,542
  issued common shares......................................      730         730
Retained earnings (deficit).................................   (2,312)      4,877
                                                              -------    --------
  Total shareholders' equity (deficiency)...................   (1,582)      5,607
                                                              -------    --------
  Total liabilities and shareholders' equity (deficiency)...  $88,892    $126,053
                                                              =======    ========

                             See accompanying notes

                      LOYALTY MANAGEMENT GROUP CANADA INC.
                           CONSOLIDATED STATEMENTS OF
                   OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                        (CANADIAN DOLLARS IN THOUSANDS)

                                                              YEAR ENDED APRIL 30,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
REVENUES
Air Miles revenue...........................................  $ 91,393    $143,723
Other income................................................     6,248       9,492
                                                              --------    --------
  Total revenues............................................    97,641     153,215
                                                              --------    --------
OPERATING EXPENSES
Program operations..........................................    73,142     119,331
General and administrative..................................     9,380      12,518
Marketing...................................................     5,094       2,742
Amortization of goodwill....................................     1,337       1,337
Amortization of deferred financing costs....................       669       1,615
                                                              --------    --------
  Total operating expenses..................................    89,622     137,543
                                                              --------    --------
Operating income............................................     8,019      15,672
Interest expense............................................     1,130         718
                                                              --------    --------
Income before income taxes..................................     6,889      14,954
                                                              --------    --------
Income tax expense..........................................     3,500       7,765
                                                              --------    --------
Net income for the year.....................................     3,389       7,189
Deficit, beginning of year..................................    (5,701)     (2,312)
                                                              --------    --------
Retained earnings (deficit), end of year....................  $ (2,312)   $  4,877
                                                              ========    ========

                             See accompanying notes

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (CANADIAN DOLLARS IN THOUSANDS)

                                                              YEAR ENDED APRIL 30,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
OPERATING ACTIVITIES
Net income..................................................  $  3,389    $  7,189
Add (deduct) items not affecting cash:
  Depreciation and amortization.............................     3,679       4,715
  Deferred income taxes.....................................      (400)       (160)
  Increase in redemption obligation.........................    12,930      30,318
Net change in non-cash working capital balances related to
  operations................................................     1,323       1,647
                                                              --------    --------
                                                                20,921      43,709
Increase in restricted marketable securities and cash.......   (10,639)    (30,611)
                                                              --------    --------
Cash provided by operating activities.......................    10,282      13,098
                                                              --------    --------
INVESTING ACTIVITIES
Capital expenditures........................................    (1,587)     (5,188)
                                                              --------    --------
Cash used in investing activities...........................    (1,587)     (5,188)
                                                              --------    --------
FINANCING ACTIVITIES
Repayment of term loan payable..............................    (4,688)    (10,313)
Leasehold inducement........................................        --       1,723
                                                              --------    --------
Cash used in financing activities...........................    (4,688)     (8,590)
                                                              --------    --------

Net increase (decrease) in cash during the year.............     4,007        (680)
Cash and cash equivalents, beginning of year................     7,364      11,371
                                                              --------    --------
Cash and cash equivalents, end of year......................  $ 11,371    $ 10,691
                                                              ========    ========
Supplementary cash flow information:
Interest paid...............................................  $  1,130    $    718
                                                              ========    ========
Income taxes paid...........................................  $     20    $  7,450
                                                              ========    ========

                             See accompanying notes

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        (CANADIAN DOLLARS IN THOUSANDS)

1. THE COMPANY

    Loyalty Management Group Canada Inc. (the "Company") was incorporated under the laws of Ontario on May 23, 1990, and operates under the registered trademark name of The Loyalty Group. Its business is to design, develop, market and manage loyalty programs (the "programs") in Canada.

    The Company's program, the Air Miles reward program, was launched in March 1992 and provides travel and other awards to participating consumers and businesses ("collectors") for purchases of products and services marketed by sponsors. The Company provides these awards through a subsidiary company under long-term exclusive arrangements with suppliers, including major airlines, certain hotels and other ancillary reward-related businesses.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

    The consolidated financial statements of the Company are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Significant differences between U.S. and Canadian GAAP are discussed in
Note 14.

BASIS OF CONSOLIDATION

    The consolidated financial statements of the Company include the assets, liabilities and results of operations of its wholly-owned subsidiary, LMG Travel Services Limited.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.

FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment and furniture..............................     20%
Computers and telephone equipment...........................     33%
Leasehold improvements......................................     10%

GOODWILL

    Goodwill acquired is amortized on a straight-line basis over its expected life of ten years.

    On an ongoing basis, the Company determines whether there has been a permanent impairment in unamortized goodwill based on an estimation of undiscounted long-term cash flow of the operations. To date, no such impairment has been incurred.

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LEASEHOLD INDUCEMENTS

    Leasehold inducements received upon the Company's move to new premises have been deferred in the accounts and are being amortized over the ten-year term of the lease.

INCOME TAXES

    The Company follows the deferral method of accounting for income taxes. Accordingly, the provision for income taxes reflects the income tax effects of timing differences between amounts claimed for income tax purposes and amounts deducted for accounting purposes. The benefits resulting therefrom are shown as deferred income taxes.

REVENUE RECOGNITION

    The Company records revenue for Air Miles reward miles issued through sponsors to collectors, and provides for the cost of estimated redemptions by collectors in the year during which the Air Miles reward miles are issued.

    Other revenue consists primarily of ancillary revenue derived from operation of the program and is recorded when the services are rendered.

REDEMPTION OBLIGATION

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.

    The redemption obligation is estimated as the cost of providing travel and other awards to collectors and related redemption service expenses required to redeem Air Miles reward miles in the future based on management's best estimate of the Air Miles reward miles currently issued that will ultimately be redeemed. These estimates are revised periodically to reflect current expectations of future redemption costs. Significant changes in future conditions or assumptions could require a material change in the estimated amount of the redemption obligation. The redemption obligation is expected to be partially discharged in the following year in the amount of approximately $25.0 million and the same amount of cash is expected to be drawn from the restricted cash account to fund these payments. Due to significant uncertainty in the estimation of the amount and the timing of redemption activity, no current portion of the respective asset and liability are set out in the consolidated balance sheet.

RESTRICTED MARKETABLE SECURITIES AND CASH

    In order to receive program awards, collectors must collect a specified number of Air Miles reward miles to qualify for a particular award. Currently, Air Miles reward miles in collector accounts which are active have no expiration date. As such, demand for redemption is expected to occur over a considerable period of time. This timing difference results in the availability of liquid assets, a portion of which must be segregated to satisfy expected future redemption costs under the terms of agreements with the Company's suppliers and sponsors ("restricted cash"). The Company funds a segregated

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

investment account with a portion of amounts paid by sponsors for Air Miles reward miles. These amounts, which earn investment income, are maintained under the terms of agreements with a trust company entered into in December 1992.

FINANCIAL INSTRUMENTS

    The carrying amounts in the consolidated financial statements for cash, accounts receivable, accounts payable and accrued liabilities and deferred revenue and deposits approximate fair values due to the immediate or short-term maturities of these financial instruments.

    The fair values of short-term investments and marketable securities are recorded at quoted market value which is considered to be the closing market price at year end.

3. CASH AND CASH EQUIVALENTS

    Included in cash and cash equivalents are short-term investments as follows:

                                                                   1997                    1998
                                                           ---------------------   ---------------------
                                                             COST     FAIR VALUE     COST     FAIR VALUE
                                                           --------   ----------   --------   ----------
Short-term investments...................................   $3,501      $3,505      $1,493      $1,500
                                                            ======      ======      ======      ======

4. RESTRICTED MARKETABLE SECURITIES AND CASH

    Restricted marketable securities and cash consist of the following:

                                                                 1997                    1998
                                                         ---------------------   ---------------------
                                                           COST     FAIR VALUE     COST     FAIR VALUE
                                                         --------   ----------   --------   ----------
Cash on hand...........................................  $11,756      $11,756    $11,909      $11,909
Short-term deposits--treasury bills, bankers'
  acceptances, corporate paper.........................   15,462       15,523     14,695       14,695
Fixed income securities--government....................   17,075       17,332     22,394       22,414
Fixed income securities--corporate.....................    1,709        1,767      4,978        4,915
Equity.................................................       --           --     22,637       22,399
                                                         -------      -------    -------      -------
                                                         $46,002      $46,378    $76,613      $76,332
                                                         =======      =======    =======      =======

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

5. FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment consists of the following:

                                                               1997       1998
                                                             --------   --------
Office equipment and furniture.............................   $1,941    $ 2,963
Computer equipment.........................................    2,429      3,494
Telephone equipment........................................      948      1,546
Leasehold improvements.....................................      730      2,508
                                                              ------    -------
                                                               6,048     10,511
Less accumulated depreciation and amortization.............    3,303      4,341
                                                              ------    -------
                                                              $2,745    $ 6,170
                                                              ======    =======

6. GOODWILL

    On October 2, 1995, a financial restructuring took place involving the purchase of the minority interest in the Company. The transaction was accounted for under the purchase method of accounting and resulted in goodwill approximately equal to the cash consideration paid.

    Goodwill consists of the following:

                                                              1997       1998
                                                            --------   --------
Goodwill..................................................  $13,371    $13,371
Less accumulated amortization.............................    2,117      3,454
                                                            -------    -------
                                                            $11,254    $ 9,917
                                                            =======    =======

7. RELATED PARTY TRANSACTIONS

    Amounts due to related parties represent amounts due to a shareholder and its subsidiaries. These amounts are non-interest bearing and due on demand.

    Transactions with these related parties are recorded on a fair value basis. During the year, transactions with related parties were as follows:

                                                                1997       1998
                                                              --------   --------
Royalty expense paid to subsidiaries of a shareholder.......    $957      $1,501
Management fees paid to a shareholder.......................     120         120

8. CAPITAL STOCK

    The Company has approved stock options to management totalling 234,774 shares, 209,207 of which were granted as of April 30, 1997 and 234,774 of which were granted as of April 30, 1998. The options are exercisable under certain terms and conditions at a nominal price and expire on January 6, 2003.

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

9. INCOME TAXES

    A reconciliation of the combined basic federal and provincial income tax rate to the related effective rate is as follows:

                                                                1997       1998
                                                              --------   --------
Combined basic Canadian federal and provincial income tax
  rate......................................................    44.6%      44.6%
Non-deductible amortization of goodwill.....................     8.8        4.0
Other.......................................................    (1.7)       3.3
                                                                ----       ----
Effective income tax rate...................................    51.7%      51.9%
                                                                ====       ====

10. LEASE COMMITMENTS

    Future minimum annual rental payments required under non-cancelable operating leases are as follows:

1999........................................................   $1,615
2000........................................................    1,418
2001........................................................    1,337
2002........................................................    1,303
2003 and thereafter.........................................    7,245

    The Company is also committed to its share of operating costs with respect to office leases.

11. MARKETING AND PROGRAM OPERATIONS EXPENSES

    Under the terms of contracts with certain sponsors, the Company is able to recover a specified amount of Air Miles reward program marketing expenses. Marketing expenses are presented net of these cost recoveries which amounted to $2.1 million during 1997 and $3.6 million during 1998. Program operations expenses are also presented net of cost recoveries which are received by the Reward Services department to offset the costs of processing redemptions. Total cost recoveries amount to $6.2 million in 1997 and $9.6 million in 1998.

12. CONTRACTUAL COMMITMENTS

    The Company has entered into certain contractual arrangements that result in an obligation to provide travel and other awards upon redemption of Air Miles reward miles for a fee to be billed upon redemption to certain sponsors. The Company has obtained revolving letters of credit from certain of these sponsors that expire at various dates. The amounts of these letters of credit total $106.4 million, which exceeds the estimated amount of the fees to be received from these sponsors.

13. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

    The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 1998 consolidated financial statements.

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

14. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES

    Significant differences between U.S. and Canadian GAAP for these consolidated financial statements are:

(i) Under Canadian GAAP, restricted marketable securities and cash are carried at cost. Under U.S. GAAP, restricted marketable securities and cash are carried at fair value with the resulting difference between cost and fair value being recorded as a separate component of equity, net of tax. The differences as of April 30, 1997 and 1998 would not be material to the balance sheets or shareholders' equity (deficit).

(ii) Other differences between Canadian and U.S. GAAP are immaterial.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Harmonic Systems Incorporated

We have audited the accompanying consolidated balance sheets of Harmonic Systems Incorporated and subsidiary as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harmonic Systems Incorporated and subsidiary as of December 31, 1996 and 1997 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 12 the Company has incurred recurring operating losses and has had negative cash flow from operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                                          /s/ ERNST & YOUNG LLP
                                          Ernst & Young LLP
                                          Minneapolis, Minnesota
                                          May 22, 1998

                         HARMONIC SYSTEMS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,558,545   $    989,487
  Accounts receivable (net of allowances of $236,000 in 1997
    and $110,000 in 1996)...................................     1,950,718      5,927,958
  Receivable from related parties...........................         7,223             --
  Inventories:
    Finished goods..........................................       905,727        786,485
    Work in progress........................................     1,015,638        407,085
                                                              ------------   ------------
                                                                 1,921,410      1,193,570
  Prepaid expenses..........................................       235,939        241,277
                                                              ------------   ------------
Total current assets........................................     5,673,835      8,352,262

Property and equipment:
  Equipment.................................................     1,301,730      1,709,666
  Furniture and fixtures....................................       136,244         97,364
  Leased furniture and equipment............................       430,706      1,137,430
  Leasehold improvements....................................        36,995         42,704
                                                              ------------   ------------
                                                                 1,905,675      2,987,164
  Less accumulated depreciation and amortization............      (528,856)    (1,016,180)
                                                              ------------   ------------
                                                                 1,376,819      1,970,984

Other assets................................................        96,576         79,782

Total assets................................................  $  7,147,230   $ 10,403,028
                                                              ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Note payable to bank......................................  $    927,170   $         --
  Accounts payable..........................................     1,688,376      3,282,401
  Deferred revenue..........................................        70,049        418,410
  Employee compensation and taxes...........................       153,963        393,094
  Accrued interest..........................................        49,298         10,492
  Accrued sales taxes.......................................       221,364         72,127
  Other accrued expenses....................................       403,937        439,868
  Subordinated convertible debentures.......................     3,050,135        425,000
  Current maturities of long-term liabilities...............       582,987        354,366
  Current maturities of capital lease obligations...........        76,561        165,464
                                                              ------------   ------------
Total current liabilities...................................     7,223,840      5,561,222

Long-term liabilities, net of current maturities:
  Subordinated convertible debentures.......................       575,000             --
  Notes payable.............................................        81,023         13,120
  Capital lease obligations.................................        68,421        273,507
                                                              ------------   ------------
                                                                   724,444        286,627
Shareholders' equity (deficit):
  Preferred Stock, par value $.01 per share.................        62,591        119,079
  Common Stock, par value $.01 per share....................        48,719         48,997
  Additional paid-in-capital................................    11,273,531     21,383,502
  Accumulated deficit.......................................   (12,185,895)   (16,996,399)
                                                              ------------   ------------
Total shareholders' equity (deficit)........................      (801,054)     4,555,179
                                                              ------------   ------------
Total liabilities and shareholders' deficit.................  $  7,147,230   $ 10,403,028
                                                              ============   ============

                            See accompanying notes.

                         HARMONIC SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Revenues....................................................  $10,516,420   $15,022,001
Cost of revenues............................................    8,269,006    11,408,183
                                                              -----------   -----------
                                                                2,247,414     3,613,818
Operating expenses:
  Sales and marketing.......................................    2,041,079     1,724,839
  General and administrative................................    1,558,078     2,416,947
  Research and development..................................    3,789,613     3,999,639
                                                              -----------   -----------
                                                                7,388,770     8,141,425
                                                              -----------   -----------
Operating loss..............................................   (5,141,356)   (4,527,607)

Interest expense............................................     (363,840)     (363,279)
Interest income.............................................       20,522        59,611
Other income, net...........................................       35,966        20,771
                                                              -----------   -----------
                                                                 (307,352)     (282,897)
                                                              -----------   -----------
Net loss....................................................  $(5,448,708)  $(4,810,504)
                                                              ===========   ===========

                            See accompanying notes.

                         HARMONIC SYSTEMS INCORPORATED

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                          PREFERRED STOCK          COMMON STOCK        ADDITIONAL                       TOTAL
                                       ---------------------   ---------------------     PAID-IN     ACCUMULATED    SHAREHOLDERS'
                                         SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL       DEFICIT         DEFICIT
                                       ----------   --------   ----------   --------   -----------   ------------   -------------
Balance December 31, 1994............   2,902,412   $ 29,025    4,858,566   $ 48,586   $ 3,137,994   $(4,629,190)    $(1,413,585)
  Private placement--Series D........   1,200,000     12,000           --         --     2,974,072            --       2,986,072
  Private placement--Series C........      30,000        300           --         --        74,700            --          75,000
  Net loss...........................          --         --           --         --            --    (2,107,997)     (2,107,997)
                                       ----------   --------   ----------   --------   -----------   ------------    -----------
Balance December 31, 1995............   4,132,412     41,325    4,858,566     48,586     6,186,766    (6,737,187)       (460,510)
  Private placement--Series E........   2,060,000     20,600           --         --     5,025,898            --       5,046,498
  Conversion of debentures...........      66,666        666           --         --        49,334            --          50,000
  Exercise of stock option...........          --         --       13,333        133        11,533            --          11,666
  Net loss...........................          --         --           --         --            --    (5,448,708)     (5,448,708)
                                       ----------   --------   ----------   --------   -----------   ------------    -----------
Balance December 31, 1996............   6,259,078     62,591    4,871,899     48,719    11,273,531   (12,185,895)       (801,054)
  Private placement--Series G........   3,891,665     38,917           --         --     6,914,921            --       6,953,838
  Conversion of debentures...........   1,757,160     17,571           --         --     3,145,328            --       3,162,899
  Issuance of common shares..........          --         --       27,778        278        49,722            --          50,000
  Net loss...........................          --         --           --         --            --    (4,810,504)     (4,810,504)
                                       ----------   --------   ----------   --------   -----------   ------------    -----------
Balance December 31, 1997............  11,907,903   $119,079    4,899,677   $ 48,997   $21,383,502   $(16,996,399)   $ 4,555,179
                                       ==========   ========   ==========   ========   ===========   ============    ===========

                            See accompanying notes.

                         HARMONIC SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
OPERATING ACTIVITIES
Net loss....................................................  $(5,448,708)  $(4,810,504)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      293,158       496,760
  Interest added to debt principal..........................       50,135       112,764
  Provisions for doubtful accounts..........................       95,919       126,000
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (841,115)   (4,103,240)
    Due from related parties................................         (386)        7,223
    Inventories.............................................   (1,297,281)      727,840
    Prepaid expenses........................................     (187,573)       (5,338)
    Accounts payable........................................      399,439     1,594,025
    Deferred revenue........................................     (325,940)      348,361
    Accrued expenses........................................      414,176        87,019
                                                              -----------   -----------
Net cash used in operating activities.......................   (6,848,176)   (5,419,090)

INVESTING ACTIVITIES
Purchases of property and equipment.........................     (865,549)   (1,081,489)
Payment of security deposits................................       (6,074)        7,358
Proceeds from sale of property and equipment................           --       400,051
                                                              -----------   -----------
Net cash used in investing activities.......................     (871,623)     (674,080)

FINANCING ACTIVITIES
Net (payments) proceeds from line of credit.................      927,170      (927,170)
Proceeds from issuance of notes payable.....................      100,000     1,000,000
Proceeds from issuance of convertible debentures............    3,000,000            --
Proceeds from issuance of preferred stock...................    5,046,497     5,953,838
Proceeds from issuance of common stock......................       11,666        50,000
Payments on long-term liabilities and capital lease
  obligations...............................................     (449,421)     (552,586)
                                                              -----------   -----------
Net cash provided by financing activities...................    8,635,912     5,524,082
                                                              -----------   -----------
(Decrease) increase in cash and cash equivalents............      916,113      (569,088)
Cash and cash equivalents at beginning of year..............      642,432     1,558,545
                                                              -----------   -----------
Cash and cash equivalents at end of year....................  $ 1,558,545   $   989,457
                                                              ===========   ===========

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................  $   313,705   $   289,321

Supplemental disclosure of non-cash investing and financing activities:

    In 1996 and 1997, lease obligations of $93,120 and $400,057, respectively, were capitalized in connection with the acquisition of equipment.

    In 1996, $50,000 of debentures were converted into preferred stock.

    In 1997, $4,162,899 of debentures, demand notes and accrued interest were converted into preferred stock.

                            See accompanying notes.

                         HARMONIC SYSTEMS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

    Harmonic Systems Incorporated (the "Company") participates in the information services business. The Company provides retail chains with private data communications networks for the transmission of electronic data between their stores, a merchant's corporate data center, and third party information service providers.

    The Company has a wholly-owned subsidiary (Harmonic Technology
Licensing, Inc.) which will market and license Exxon Computing Services Company proprietary technology. This entity had no activity through December 31, 1997.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1997, cash in the amount of approximately $228,000 was escrowed for compilation of leasehold improvements on the Company's leased office space. The escrow amounts were released and paid to the lessor in February 1998.

INVENTORY

    Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to ten years.

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.

RESEARCH AND DEVELOPMENT

    Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. All research and development costs have been expensed as incurred.

REVENUE RECOGNITION

    Revenues pertaining to the sale of Enterprise Gateway Processor (EGP) equipment and related software are recognized when the Company has configured, delivered, installed, tested and determined that the system is operational. Revenues from the sale of Retail Integration Module (RIM) for pilot testing are recognized as revenue upon completion of the pilot test. Revenues from additional RIMs sold after the pilot test are recognized upon shipment. Revenues pertaining to software reconfiguration are recognized at the date the related services are completed. Revenues pertaining to service and maintenance agreements are recognized in the month in which the services are provided.

    Revenues pertaining to development contracts are recognized when earned based on the completion of contract milestones or performance of other contract requirements.

                         HARMONIC SYSTEMS INCORPORATED

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

    The Company has elected to recognize compensation cost for its stock based compensation plans in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, no compensation expense is recognized for stock options with exercise prices equal to, or in excess of, the market value of the underlying shares of stock at the date of grant. The Company follows the disclosure-only provisions of Statement of Financial accounting Standards No. 123 (SFAS No. 123), ACCOUNTING FOR STOCK-BASED COMPENSATION.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain reclassifications were made to the prior periods' financial statements to conform with the 1997 presentation.

3.  DEBT OBLIGATIONS

    Long-term debt obligations consist of the following:

                                                           1996        1997
                                                        ----------   --------
Mastercard debt, matures in 1998, unsecured, interest
  rate of 11%.........................................  $  517,367   $318,233

Series F convertible debentures, mature
  December 1997, subordinated, interest rate of 10%
  payable quarterly...................................   3,050,135         --

Series C convertible debentures, mature September to
  November 1998, subordinated, unsecured, interest
  rate of 11% payable quarterly.......................     575,000    425,000

Note payable, approximately $3,370 monthly including
  interest at 13%, matures April 15, 1999, secured by
  certain computer equipment..........................      81,003     49,253

Note payable, approximately $3,370 monthly including
  interest at 13%, matures October 1998, secured by
  specific equipment..................................      65,640         --
                                                        ----------   --------

                                                         4,289,145    792,486

Less current maturities...............................   3,633,122    779,366
                                                        ----------   --------

                                                        $  656,023   $ 13,120
                                                        ==========   ========

    Future maturities of long-term debt are approximately $779,366 in 1998 and $13,120 in 1999.

    The Mastercard agreement specifies that the debt will be reduced by $.001 per authorized transaction on a monthly basis. As an extension of the original March 1998 due date, the Company has agreed to make minimum monthly payments of $30,000 beginning March 1998. As a result all of the outstanding balance of $318,233 at December 31, 1997 is due in fiscal 1998.

                         HARMONIC SYSTEMS INCORPORATED

3.  DEBT OBLIGATIONS (CONTINUED)

    The outstanding debentures at December 31, 1997 are subordinated to the Company's long-term debt and all future borrowings from financial institutions, and are convertible at $2.50 per share into preferred stock of the Company at any time on or before the maturity date at the debenture holder's discretion.

    The Company has a secured bank credit line. The line of credit allows for borrowings not to exceed the lesser of $1,500,000 or 70% of eligible receivables. The principal balance outstanding bears interest at the bank's prime rate plus 3% per annum (11.5% at December 31, 1997). The line of credit matures in May 1998, is subject to automatic renewal and contains certain financial and non-financial covenants. All borrowings are secured by substantially all the Company's personal property. Under this agreement, $927,170 was outstanding at December 31, 1996. The Company renegotiated the terms of the credit agreement in 1998 (see subsequent events footnote).

4.  LEASE OBLIGATIONS

    The Company leases furniture and equipment under capital leases expiring in years through 2000. Imputed interest rates on capitalized leases vary from 10.5% to 30.2%. The Company entered into a new capital lease line in 1997 of $1,130,000 of which $400,051 was used in 1997.

    Included in property and equipment are assets leased under capital leases with costs of $1,137,430 and $430,706 and accumulated amortization of $425,264 and $173,061 at December 31, 1997 and 1996, respectively.

    Amortization of assets under capital leases included in depreciation expense was $199,849 in 1997 and $73,145 in 1996.

    The Company leases office space under a non-cancelable operating lease, which expires in August 2002. The lease contains an escalating rent clause over the term of the lease.

    The Company is responsible for common area maintenance costs and real estate taxes which are charged as additional rent by the lessor. Total rent expense was $428,829 and $334,660 for the years ended December 31, 1997 and 1996, respectively.

                         HARMONIC SYSTEMS INCORPORATED

4.  LEASE OBLIGATIONS (CONTINUED)

    Future minimum payments under capital leases and non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1997:

                                                        CAPITAL    OPERATING
                                                         LEASES      LEASES
                                                        --------   ----------
Year ending December 31:
  1998................................................  $199,801   $  260,780
  1999................................................   181,864      318,103
  2000................................................   115,218      390,260
  2001................................................        --      404,489
  2002................................................        --      418,719
Thereafter............................................        --      727,904
                                                        --------   ----------
Total minimum lease payments..........................   496,883   $2,520,255
                                                                   ==========
Amount representing interest..........................    57,912
                                                        --------
Present value of minimum leases.......................   438,971
Current portion.......................................   165,464
                                                        --------
Long-term capital lease obligation....................  $273,507
                                                        ========

5.  COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

    The Company has entered into separate employment and noncompete agreements with two of the founders. The agreements specify, among other things, that these two founders are entitled to one year's severance in the event of a termination of employment with the Company in exchange for a one year covenant not to compete. Additional terms provide that the noncompete agreement can be extended for an additional year at the Company's discretion in exchange for one additional year of severance.

    The Company also has an employment agreement with an additional founder that provides for a nine month severance payment in return for a nine month covenant not to compete.

    In addition, the Company has entered into four retention agreements with key officers of the Company which provide for retention bonuses and a one year severance package in the event of a sale of the Company.

6.  INCOME TAXES

    As of December 31, 1997, the Company had unused research and development tax credit carryforwards of approximately $517,000 which expire in 2012. In addition, the Company has unused net operating loss carryforwards of approximately $16,100,000 which expire at various times through 2012. The utilization of these carryforwards is dependent on the Company's ability to generate sufficient taxable income during the carryforward periods and are subject to limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. Due to losses incurred for both financial reporting and tax reporting purposes, a valuation allowance has been established for the entire tax benefit associated with these carryforwards as well as the other net deferred tax assets of the Company.

                         HARMONIC SYSTEMS INCORPORATED

6.  INCOME TAXES (CONTINUED)

    Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to property and equipment, net operating losses, research and development costs and various other accruals. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for tax credits that are available to offset future taxable income.

    Net deferred taxes consist of the following:

                                                         1996          1997
                                                      -----------   ----------
Deferred tax assets.................................  $ 4,531,000   $6,833,000
Deferred tax liabilities............................      (28,000)      (8,000)
Valuation allowance.................................   (4,503,000)  (6,825,000)
                                                      -----------   ----------
                                                      $        --   $       --
                                                      ===========   ==========

7.  SHAREHOLDERS' EQUITY

    The Company's authorized, issued and outstanding shares with a par value of $.01 per share consist of the following:

                                                                    ISSUED AND
                                                      AUTHORIZED    OUTSTANDING
                                                      -----------   -----------
Common shares.......................................   30,000,000    4,899,677
Series A Convertible Preferred shares...............    2,333,776    2,333,776
Series B Convertible Preferred shares...............      603,302      603,302
Series C Convertible Preferred shares...............      292,000       62,000
Series D Convertible Preferred shares...............    1,200,000    1,200,000
Series E Convertible Preferred shares...............    3,433,334    2,060,000
Series F Convertible Preferred shares...............    2,262,816           --
Series G Convertible Preferred shares...............    5,676,603    5,648,825
Undesignated shares.................................   54,198,169           --
                                                      -----------   ----------
Total...............................................   100,000,00   16,807,580
                                                      ===========   ==========

    The Company issued 2,060,000 shares of new Series E Convertible Preferred Stock at $2.50 per share to four investors in May 1996. Prior to the equity financing closing, three previous investors loaned the Company $1,150,000 at 10% interest which was converted to Series E Convertible Preferred Stock at the equity closing. Also prior to the closing of the equity financing, a new investor advanced the Company $750,000 in the form of a secured note at 12% interest which was repaid at the equity closing.

    In May 1997, the Company issued 3,333,332 shares of new Series G Convertible Preferred Stock at $1.80 per share to an investor, Prior to the equity financing closing, two previous investors loaned the Company $500,000 at 10% interest and $500,000 at 12% interest which along with accrued interests was converted to 558,332 shares of Series G Convertible Preferred Stock.

                         HARMONIC SYSTEMS INCORPORATED

7.  SHAREHOLDERS' EQUITY (CONTINUED)

    In addition to the new equity financing, the Series F Convertible debenture holders converted all of their debentures and accrued interest of $3,162,899 into 1,757,160 shares of Series G Preferred Stock at $1.80 per share, which conversion rate was adjusted as a result of the negotiated terms of the Series G financing from the originally stipulated rate.

    As a result of the above mentioned financing, various provisions affecting Series D Preferred Stock and Series D and F Warrants were triggered resulting in the potential issuance of 208,451 additional shares of common stock upon the conversion Series D Convertible Preferred Stock and 35,234 additional Series D and 143,939 additional Series F Warrants upon the conversion of these shares into common stock.

    The Series E Preferred Stock purchase agreement contained a provision that if the Series E Preferred Stock is not converted to common prior to November 30, 1997, and certain earnings targets were not achieved, the Series E conversion price drops from $2.50 per Share to $1.50 per share. This event did occur on November 30, 1997 and will result in 1,373,333 additional shares being issued to Series E Preferred shareholders upon conversion of the Series E shares to common stock.

PREFERRED STOCK

    Preferred stock may be converted into common stock at the shareholder's option. The Series A, B and C preferred shares converts on a share-for-share basis. The Series D, E, F and G preferred shares contain certain ratchet provisions which increase the number of common shares to be issued upon conversion of the preferred shares. As of December 31, 1997 additional ratchet shares have been triggered by antidilution provisions in the preferred stock agreements. As a result of these ratchet provisions being triggered by additional financings, the potential increase in common shares to be issued would be 1,581,785 shares. The Company has reserved 13,489,688 shares of common stock for issuance upon conversion. The Company has reserved 170,000 shares of preferred stock for issuance upon conversion of debentures. The preferred stock has the same voting rights as common stock and automatically converts to common stock on any public offering. In the event of liquidation the preferred shareholders are entitled to receive distributions in amounts per share that reflect the original purchase price of the preferred stock to the various holders. In addition, the Series D and Series E shareholders receive a defined rate of return on their investment prior to any distribution to the common stock shareholders.

STOCK OPTION PLANS

    The Company has an incentive stock Option plan for employees under which options to purchase shares of the Company's common stock are granted at the fair value of the common stock at the date of grant. Options may be exercised based on individual vesting schedules.

    The Company also has a nonqualified stock option plan. Under this. plan, options to purchase shares of the Company's Common stock are granted at a price equal to the fair value of the common

                         HARMONIC SYSTEMS INCORPORATED

7.  SHAREHOLDERS' EQUITY (CONTINUED)

stock at the date of grant. These options may be exercised based on a five year vesting schedule. Following is a summary of incentive and nonqualified shock option activity:

                                         INCENTIVE STOCK OPTION PLAN           NONQUALIFIED STOCK OPTION PLAN
                                    -------------------------------------   -------------------------------------
                                                                WEIGHTED                                WEIGHTED
                                     SHARES                      AVERAGE     SHARES                      AVERAGE
                                      UNDER       PRICE PER     PRICE PER    UNDER       PRICE PER      PRICE PER
                                     OPTION         SHARE         SHARE      OPTION        SHARE          SHARE
                                    ---------   -------------   ---------   --------   --------------   ---------
Outstanding December 31, 1995.....    824,766                    $ 1.59      69,762                      $ 1.59
  Granted during the year.........     69,600                      2.50      12,000                         .875
  Canceled during the year........   (118,700)                     1.09          --                       --
  Exercise during the year........    (13,333)                      .875         --                       --
                                    ---------                               -------
Outstanding December 31, 1996.....    762,333   $0.75 - $2.50      1.76      81.762    $ 0.875- $2.50      1.48
  Granted during the year.........    657,376                      1.80      28,000                        1.80
  Canceled during the year........   (225,277)                     1.85          --
                                    ---------                               -------
Outstanding December 31, 1997.....  1,194,432     0.75 - 2.50      1.76     109.762      0.875 - 2.50      1.56
                                    =========                               =======
Exercisable at December 31,
  1996............................    247,884                      1.20      23,252                        1.39
Exercisable at December 31,
  1997............................    352,092                      1.61      47,851                        1.43

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (Statement 123), requires use of option valuation models that were not developed for use in valuing employee stock options, Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma information regarding net loss is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions for 1997 and 1996, respectively: risk-free interest rate of 5.8% and 6.0%, respectively, and a weighted-average expected life of the option of 5 years.

    The minimum value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                          1996         1997
                                                       ----------   ----------
Pro forma net loss...................................  $5,485,275   $4,850,665

    During the initial phase-in period, the effects of applying FASB 123 for recognizing compensation cost may not be representative of the effects on reported net loss or income for future years because the options in the Incentive Stock Option Plans vest over several years and additional awards will be made in the future.

                         HARMONIC SYSTEMS INCORPORATED

7.  SHAREHOLDERS' EQUITY (CONTINUED)

    The weighted average fair value for options granted during fiscal 1997 and fiscal 1996 is $.47 and $.63 per share, respectively. As of December 31, 1997, outstanding options had a weighted average remaining contractual life of 2.9 years and 5.2 years, respectively.

    At December 31, 1997 and 1996, there were a total of 2,289,667 and 1,200,000 shares respectively reserved for both stock option plans.

    At December 31, 1997, the Company has outstanding warrants which provide the warrant holders the ability to purchase 2,169,124 shares of common stock of the Company. The data pertaining to the warrants follows:

                                                            COMMON SHARES
                             FINANCING TO WHICH THE         COVERED BY THE   EXERCISE
HOLDER OF WARRANT             WARRANT IS ATTACHED              WARRANT        PRICE         MATURITY DATE
-----------------      ----------------------------------   --------------   --------   ---------------------
Preferred shareholder  Series D preferred stock                 189,873       $2.37        March 13, 2000

Shareholder            Note payables (Balance paid off in         9,600        3.00       October 15, 1998
                         1997)

Director/shareholder   Note payable (outstanding at               9,600        3.00        April 15, 1999
                         December 31, 1997 with balance
                         of $49,253)

Preferred              Series E preferred stock                  38,334        3.00         March 1, 2001
  shareholders/
  director

Director/shareholders  Series F convertible debt              1,893,939        2.31      September 30, 2006

Leasing Company        Capital lease line                        27,778        1.80
                        (outstanding at
                              December 31, 1997 with
                         balance of $370,849)

                         HARMONIC SYSTEMS INCORPORATED

8.  RELATED PARTY TRANSACTIONS

    The following financing arrangements were made with related parties:

                                                                  INTEREST
                                   DATE      AMOUNT    MATURITY     RATE             TYPE
                                 --------   --------   --------   --------   ---------------------
Chairman/director..............  10/11/96   $ 15,000   12/1/97      10%      Convertible Debenture

Shareholder/former director....    9/5/94     50,000    9/5/98      11%      Convertible Debenture
                                   9/4/96     63,905   12/1/97      10%      Convertible Debenture
                                 10/21/96     50,000   12/1/97      10%      Convertible Debenture

Affiliate of former director...   9/24/94     50,000   9/24/98      11%      Convertible Debenture
                                 10/15/95     65,641   10/15/98     13%      Secured Loan
                                 12/28/95     50,000   3/11/96      10%      Demand Note
                                  3/11/96     50,000    5/1/96      10%      Demand Note
                                   9/4/96      9,672   12/1/97      10%      Convertible Debenture

Shareholder/former director....   9/25/94     20,000   9/25/98      11%      Convertible Debenture
                                  9/12/96     45,000   12/1/97      10%      Convertible Debenture
                                 10/29/96     20,000   12/1/97      10%      Convertible Debenture

Director/shareholder...........   9/25/94    180,000   9/25/98      11%      Convertible Debenture
                                  4/15/95     81,003   4/15/98      13%      Secured Loan
                                 12/28/95    250,000   3/11/96      10%      Demand Loan
                                  3/11/96    550,000    5/1/96      10%      Demand Loan
                                   8/8/96    500,000   9/16/96      12%      Convertible Debenture
                                  9/30/96     22,140   12/1/97      10%      Convertible Debenture
                                 10/25/96    230,427   12/1/97      10%      Convertible Debenture
                                  12/9/96    250,000   12/1/97      10%      Convertible Debenture
                                  4/23/97    125,000   5/23/97      10%      Demand Note
                                   5/2/97    125,000   5/23/97      10%      Demand Note
                                  5/15/97    250,000   5/23/97      12%      Demand Note

Relative of director...........    1/1/95    100,000   11/3/98      11%      Convertible Debenture

Relative of director...........    1/1/95    100,000   11/3/98      11%      Convertible Debenture

Relative of
  director/shareholder.........  10/10/94     25,000   10/10/98     11%      Convertible Debenture
                                  9/12/96      4,000   12/1/97      10%      Convertible Debenture
                                  9/12/96     22,965   12/1/97      10%      Convertible Debenture

Relative of shareholder/former
  director.....................   9/24/94     50,000   9/24/98      11%      Convertible Debenture

An outside investor which
  subsequently became a
  preferred shareholder of the
  Company......................   4/21/96    750,000    5/1/96      12%      Demand Note
                                  8/29/96    502,000   9/16/96      12%      Convertible Debenture
                                  9/16/96    272,000   12/1/97      10%      Convertible Debenture
                                 10/16/96    230,427   12/1/97      10%      Convertible Debenture
                                 11/26/96    250,000   12/1/97      10%      Convertible Debenture
                                  4/23/97    125,000   5/23/97      10%      Demand Note
                                   5/2/97    125,000   5/23/97      10%      Demand Note
                                  5/15/97    250,000   5/23/97      12%      Demand Note


                                                   STATUS
                                 ------------------------------------------
Chairman/director..............  Converted to series G Preferred Stock in
                                 1997
Shareholder/former director....  Paid in full in 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
Affiliate of former director...  Paid in full in 1997
                                 Outstanding
                                 Paid in full in 1996
                                 Paid in full in 1996
                                 Converted to Series G Preferred Stock in
                                 1997
Shareholder/former director....  Outstanding
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
Director/shareholder...........  Outstanding
                                 Outstanding
                                 Paid in full in 1996
                                 Paid in full in 1996
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
Relative of director...........  Outstanding
Relative of director...........  Outstanding
Relative of
  director/shareholder.........  Outstanding
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
Relative of shareholder/former
  director.....................  Paid in full in 1997
An outside investor which
  subsequently became a
  preferred shareholder of the
  Company......................  Paid in full in 1996
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997
                                 Converted to Series G Preferred Stock in
                                 1997

    Prepaid director's compensation, recorded as the result of 58,566 shares of common stock issued to directors in 1994, is being amortized on the straight-line basis over the board members' five-year term.

                         HARMONIC SYSTEMS INCORPORATED

9. MAJOR CUSTOMERS

    The Company sells a substantial portion of its product to a few customers. During 1997 and 1996, sales to the Company's four major customers aggregated $7,316,652 and $7,024,751, respectively.

10. YEAR 2000 ISSUE (UNAUDITED)

    The Company has determined that it will not need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the Year 2000 and beyond. The Company will need to initiate discussions with its significant suppliers, large customers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their system interfaces with the Company's systems or otherwise impacts its operations. The Company will need to assess the extent to which its operations are vulnerable should those organizations fail to properly remediate their computer systems.

11. SUBSEQUENT EVENT

    In May 1998, the Company renegotiated the terms of its bank credit agreement whereby the maximum borrowing amount was increased from $1,500,000 to $2,000,000 and, the financial covenants were modified.

12. GOING CONCERN

    The Company has incurred operating losses since inception accumulating a deficit of approximately $17 million through December 31, 1997. In addition, in the years ended December 31, 1997 and 1996, the Company used cash for operations of approximately $5,419,000 and $6,848,000, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management plans to mitigate these factors include, but are not limited to, efforts to obtain additional sources of equity or debt financing as well as to increase revenues from continued marketing efforts. However, achievement of those plans is in part dependent upon conditions beyond the control of management.

-------------------------------------------------------
-------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER ALLIANCE DATA SYSTEMS CORPORATION NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY OF THESE JURISDICTIONS. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTIONS OF THIS PROSPECTUS.

                         ------------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                   PAGE
                                                 --------
Prospectus Summary.............................      1
Risk Factors...................................      7
Special Note Regarding Forward-Looking
  Statements...................................     18
Use of Proceeds................................     19
Dividend Policy................................     20
Dilution.......................................     21
Capitalization.................................     22
Unaudited Pro Forma Consolidated Financial
  Information..................................     23
Selected Historical Consolidated Financial and
  Operating Information........................     28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     31
Description of our Business....................     44
Management.....................................     58
Principal Stockholders.........................     67
Certain Relationships and Related
  Transactions.................................     69
Description of Capital Stock...................     72
Underwriting...................................     76
Legal Matters..................................     78
Experts........................................     78
Where You Can Find More Information............     79
Index to Financial Statements..................    F-1

                         ------------------------------

Dealer Prospectus Delivery Obligation:

Until              , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------

                                     [LOGO]

                                            SHARES

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.
                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE

                                            , 2000

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13--OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. The Company will pay all expenses of issuance and distribution. Each amount, except for the SEC, NASD and New York Stock Exchange fees, is estimated.

SEC registration fees.......................................  $79,200
NASD filing fees............................................   30,500
New York Stock Exchange application listing fee.............
Transfer agent's and registrar's fees and expenses..........
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue sky fees and expenses..................................    5,000
Miscellaneous...............................................
                                                              -------
  Total.....................................................  $  *
                                                              =======

------------------------

*   To be completed by amendment

ITEM 14--INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Alliance Data Systems Corporation's Certificate of Incorporation provides that it shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify under Delaware law.

    Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Alliance Data Systems Corporation's Bylaws provide for indemnification by it of its directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Alliance Data Systems

Corporation if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Alliance Data Systems Corporation, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. Alliance Data Systems Corporation's Certificate of Incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to Alliance Data Systems Corporation or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

    Expenses for the defense of any action for which indemnification may be available may be advanced by Alliance Data Systems Corporation under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 15--RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1997, Alliance Data Systems Corporation has issued and sold the following unregistered securities:

     (1) In July 1998, 12,386,913 shares of common stock were sold to various Welsh, Carson, Anderson & Stowe limited partnerships and a total of 600,100 shares of common stock were sold to a total of 16 individuals who are partners of some or all of the Welsh Carson limited partnerships for $100 million to finance, in part, the acquisition of all of the outstanding capital stock of the Loyalty Management Group Canada Inc.

     (2) In August 1998, 38,961 shares of common stock were sold to WCAS Capital Partners II, L.P. at a value of $7.70 per share as consideration for extending the maturity on a 10% subordinated note, issued to WCAS Capital Partners II, originally due January 24, 2002 to October 25, 2005 and 25,974 shares were sold to Limited Commerce Corp. at a value of $7.70 per share as consideration for extending the maturity on a 10% subordinated note, issued to Limited Commerce Corp., originally due January 24, 2002 to October 25, 2005.

     (3) In September 1998, 842,857 shares of common stock were sold to WCAS Capital Partners III, LP to finance, in part, the acquisition of Harmonic Systems Incorporated.

     (4) In July 1999, a total of 120,000 shares of Series A preferred stock were sold to Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P. and 20 individuals who are also partners of some or all of the Welsh Carson limited partnerships for $120 million. The shares of Series A preferred stock were issued to finance, in part, the acquisition of the network transaction processing business of SPS Payment Systems, Inc.

     (5) Since February 1997, Alliance Data Systems Corporation has granted stock options to purchase shares of its common stock under its stock option plan covering an aggregate of 2,761,142 shares, at exercise prices ranging from $7.00 to $8.75 per share. Since February 1997, Alliance Data Systems Corporation has issued 21,027 shares of Alliance Data Systems Corporation's common stock pursuant to the exercise of stock options. Since February 1997, 53,259 stock options have lapsed without being exercised.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Alliance Data Systems, to information about the Company.

ITEM 16--EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

EXHIBIT
  NO.                              EXHIBITS
-------                            --------
 *1      Form of Underwriting Agreement.
  2.1    Agreement and Plan of Merger, dated as of August 30, 1996, by and between Business Services Holdings, Inc. and World
           Financial Network Holding Corporation.
  2.2    Agreement and Plan of Merger, dated as of August 14, 1998, by and among Alliance Data Systems Corporation, HSI
           Acquisition Corp., and Harmonic Systems Incorporated.
  2.3    Stock Purchase Agreement, dated June 8, 1998, by and between
           SPS Payment Systems, Inc., Alliance Data Systems
           Corporation, SPS Commercial Services, Inc., and ADS
           Network Services, Inc., amended July 12, 1999.
 *2.4    Agreement for the Purchase of all the Shares of Loyalty
           Management Group Canada Inc., June 26, 1998, by and
           between Air Miles International Group B.V., certain other
           shareholders and option holders and Alliance Data Systems
           Corporation as amended July 14, 1998.
 *3.1    Form of Second Amended and Restated Certificate of
           Incorporation of the Registrant.
 *3.2    Form of Second Amended and Restated Bylaws of the
           Registrant.
 *4      Specimen Certificate for shares of Common Stock of the
           Registrant.
 *5      Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
*10.1    Credit Card Processing Agreement between World Financial
           Network National Bank, Bath and Body Works, Inc. and
           Tri-State Factoring, Inc., dated January 31, 1996.
*10.2    Credit Card Processing Agreement between World Financial
           Network National Bank, Victoria's Secret Catalogue, Inc.,
           and Far West Factoring Inc., dated January 31, 1996
           (assigned by Victoria's Secret Catalogue, Inc. to
           Victoria's Secret Catalogue, LLC, May 2, 1998).
*10.3    Credit Card Processing Agreement between World Financial
           Network National Bank, Victoria's Secret Stores, Inc., and
           Lone Mountain Factoring, Inc., dated January 31, 1996.
*10.4    Credit Card Processing Agreement between World Financial
           Network National Bank, Lerner New York, Inc., and Nevada
           Receivable Factoring, Inc., dated January 31, 1996.

EXHIBIT
  NO.                              EXHIBITS
-------                            --------
*10.5    Credit Card Processing Agreement between World Financial
           Network National Bank, Express, Inc., and Retail
           Factoring, Inc., dated January 31, 1996.
*10.6    Credit Card Processing Agreement between World Financial
           Network National Bank, The Limited Stores, Inc., and
           American Receivable Factoring, Inc., dated January 31,
           1996.
*10.7    Credit Card Processing Agreement between World Financial
           Network National Bank, Structure, Inc., and Mountain
           Factoring, Inc., dated January 31, 1996.
*10.8    Credit Card Processing Agreement between World Financial
           Network National Bank, Lane Bryant, Inc., and Sierra
           Nevada Factoring, dated January 31, 1996, and amended
           August 4, 1998 and September 12, 1999.
*10.9    Credit Card Processing Agreement between World Financial
           Network National Bank, Henri Bendel, Inc., and Western
           Factoring, Inc., dated January 31, 1996 and amended
           May 13, 1998.
*10.10   Supplier Agreement between Canadian Airlines International
           Ltd. and Loyalty Management Group Canada Inc., dated March
           15, 1996, as amended.
 10.11   Lease between Deerfield and Weiland Office Building, L.L.C.
           and ADS Alliance Data Systems, Inc., dated July 30, 1999.
 10.12   Indenture of Sublease between J.C. Penney Company, Inc. and
           BSI Business Services, Inc., dated January 11, 1996.
 10.13   Build-to-Suit Net Lease between Opus South Corporation and
           ADS Alliance Data Systems, Inc., dated January 29, 1998.
 10.14   Industrial Lease Agreement between CIBC Development
           Corporation and Loyalty Management Group Canada Inc.,
           dated October 19, 1998, amended January 26, 1999.
 10.15   Lease between YCC Limited and London Life Insurance Company and Loyalty Management Group Canada Inc. dated May 28,
           1997 and amended June 19, 1997 and January 15, 1998.
 10.16   Deed of Lease between Boswell International Marine (PTE)
           Limited and Financial Automation Limited, dated August 3,
           1999.
 10.17   Office Lease between Office City, Inc. and World Financial
           Network National Bank, dated December 24, 1986, and
           amended January 19, 1987, May 11, 1988, August 4, 1989 and
           August 18, 1999.
 10.18   Lease Agreement by and between Continental Acquisitions,
           Inc. and World Financial Network National Bank, dated July
           2, 1990, and amended September 11, 1990, November 16, 1990 and February 18, 1991.
 10.19   Lease Agreement by and between Americana Parkway Warehouse
           Limited and World Financial Network National Bank, dated
           June 28, 1994.
 10.20   Lease Agreement by and between Morrison Taylor II, Ltd. and
           ADS Alliance Data Systems, Inc., dated June 18, 1998, and
           amended June 18, 1998.
 10.21   Lease Agreement between Morrison Taylor, Ltd. and ADS
           Alliance Data Systems, Inc. dated July 1, 1997, and
           amended June 18, 1998.
 10.22   Commercial Lease Agreement between Waterview Parkway, L.P.
           and ADS Alliance Data Systems, Inc., dated July 16, 1997.

EXHIBIT
  NO.                              EXHIBITS
-------                            --------
 10.23   Preferred Stock Purchase Agreement by and between Alliance
           Data Systems Corporation and several persons named in
           Schedule I thereto, dated July 12, 1999.
 10.24   Amended and Restated Stockholder Agreement, by and between
           World Financial Network Holding Corporation, Limited
           Commerce Corp., Welsh, Carson, Anderson, and Stowe VII,
           L.P., and the several other investors named in Annex 1
           thereto dated August 30, 1996, and amended July 24, 1998,
           August 31, 1998 and July 12, 1999.
 10.25   Securities Purchase Agreement, by and between Business
           Services Holdings, Inc., and the several purchasers named
           in Schedule 1 and Schedule II thereto, dated January 24,
           1996, and amended August 31, 1998.
 10.26   Common Stock Purchase Agreement between Alliance Data
           Systems Corporation and Welsh, Carson, Anderson, and Stowe
           VII, L.P., Welsh, Carson, Anderson, and Stowe VIII, L.P.,
           and the persons named in Schedule I thereto, dated July
           24, 1998.
 10.27   Securities Purchase Agreement between Alliance Data Systems
           Corporation and WCAS Capital Partners III, L.P., dated
           September 15, 1998.
 10.28   10% Subordinated Note due September 15, 2008 issued by
           Alliance Data Systems Corporation to WCAS Capital Partners
           III, L.P. dated September 15, 1998.
 10.29   10% Subordinated Note due October 25, 2005 issued by
           Alliance Data Systems Corporation to the Limited Commerce
           Corp., dated January 24, 1996.
 10.30   10% Subordinated Note due October 25, 2005 issued by
           Alliance Data Systems Corporation to WCAS Capital Partners
           II, L.P. dated January 24, 1996.
 10.31   Amended and Restated Credit Agreement between Alliance Data
           Systems Corporation, and Loyalty Management Group Canada,
           Inc., the Guarantors party thereto, the Banks party
           thereto, and Morgan Guaranty Trust Company of New York,
           dated July 24, 1998.
 10.32   Pooling and Servicing Agreement, dated as of January 30,
           1998, by and between World Financial Network National
           Bank, as Transferor and as Servicer, and The Bank of New
           York, as Trustee.
 10.33   ADS Alliance Data Systems, Inc. Supplemental Executive
           Retirement Plan, effective May 1, 1999.
 10.34   Alliance Data Systems Corporation Stock Option and
           Restricted Stock Purchase Plan, as amended.
 10.35   Form of Alliance Data Systems Corporation Incentive Stock
           Option Agreement.
 10.36   Form of Alliance Data Systems Corporation Non-Qualified
           Stock Option Agreement.
 10.37   Form of Alliance Data Systems Corporation Confidentiality
           and Non-Solicitation Agreement.
 10.38   Alliance Data Systems Corporation 1999 Incentive
           Compensation Plan.
 10.39   Letter employment agreement with J. Michael Parks, dated
           February 19, 1997.
 10.40   Letter employment agreement with Ivan Szeftel, dated May 4,
           1998.

EXHIBIT
  NO.                              EXHIBITS
-------                            --------
 10.41   Registration Rights Agreement dated as of January 24, 1996 between Business Services Holdings, Inc. and Welsh Carson,
           Andersen, and Stowe VII, L.P., WCAS Information Partners,
           L.P., WCA Management Corporation, Patrick J. Welsh,
           Russell L. Carson, Bruce K. Anderson, Richard H. Stowe,
           Andrew M. Paul, Thomas E. McInerney, Laura VanBuren, James
           B. Hoover, Robert A. Minicucci, Anthony J. deNicola, and
           David Bellet.
 10.42   Securities Purchase Agreement, dated as of August 30, 1996, by and among World Financial Network Holding Corporation,
           Limited Commerce Corp., and several persons named in
           Schedules I and II thereto, and WCAS Capital Partners II,
           L.P., as amended August 31, 1998.
 10.43   Amended and Restated License to Use the Air Miles Trade
           Marks in Canada, dated as of July 24, 1998, by and between
           Air Miles International Holdings N.V. and Loyalty
           Management Group Canada Inc.
 10.44   Amended and Restated License to Use and Exploit the Air
           Miles Scheme in Canada, dated July 24, 1998, by and
           between Air Miles International Trading B.V. and Loyalty
           Management Group Canada Inc.
 10.45   License to Use the Air Miles Trademarks in the United
           States, dated as of July 24, 1998, by and between Air
           Miles International Holdings N.V. and Loyalty Management
           Group Canada Inc.
 10.46   License to Use and Exploit the Air Miles Scheme in the
           United States, dated as of July 1998, by and between Air
           Miles International Trading B.V. and Alliance Data Systems
           Corporation.
*10.47   Form of Retainer Agreement entered into between ADS Alliance
           Data Systems, Inc. and certain affiliates of The Limited,
           Inc.
*10.48   Form of Business Solutions Master Agreement between ADS
           Alliance Data Systems, Inc. and certain affiliates of The
           Limited, Inc.
 21      Subsidiaries of the Registrant.
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of Ernst & Young LLP with regard to Loyalty
           Management Group Canada Inc.
 23.3    Consent of Ernst & Young LLP with regard to Harmonic Systems
           Incorporated.
*23.4    Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           (included in its opinion filed as Exhibit 5 hereto).
 24      Power of Attorney (included on the signature page hereto)
 27      Financial Data Schedule (included in SEC-filed copy only).

------------------------

*   To be filed by amendment

    (b) Financial Statement Schedules

None.

ITEM 17--UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 13, 2000.

                                                     ALLIANCE DATA SYSTEMS CORPORATION

                                                     By:              /s/ J. MICHAEL PARKS
                                                          --------------------------------------------
                                                                        J. Michael Parks
                                                              CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    The undersigned directors and officers of Alliance Data Systems Corporation hereby constitute and appoint J. Michael Parks and Edward K. Mims, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact and agent with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on January 13, 2000:

                        NAME                                               TITLE
                        ----                                               -----
                /s/ J. MICHAEL PARKS                   Chairman of the Board, Chief Executive Officer
     -------------------------------------------         and President
                  J. Michael Parks                       (principal executive officer)

                 /s/ EDWARD K. MIMS                    Executive Vice President,
     -------------------------------------------         Chief Financial Officer
                   Edward K. Mims                        (principal financial officer)

                /s/ MICHAEL D. KUBIC                   Corporate Controller and
     -------------------------------------------         Chief Accounting Officer
                  Michael D. Kubic                       (principal accounting officer)

                /s/ BRUCE K. ANDERSON
     -------------------------------------------       Director
                  Bruce K. Anderson

               /s/ ANTHONY J. DENICOLA
     -------------------------------------------       Director
                 Anthony J. deNicola

               /s/ DANIEL P. FINKELMAN
     -------------------------------------------       Director
                 Daniel P. Finkelman

                        NAME                                               TITLE
                        ----                                               -----
               /s/ ROBERT A. MINICUCCI
     -------------------------------------------       Director
                 Robert A. Minicucci

                  /s/ BRUCE A. SOLL
     -------------------------------------------       Director
                    Bruce A. Soll